     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 11, 2003

                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         NORTHWEST PIPELINE CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                           4922                          87-0269236
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)         Identification Number)

                             ---------------------
                                295 CHIPETA WAY
                           SALT LAKE CITY, UTAH 84108
                                 (801) 583-8800
  (Address, including zip code, and telephone number, including area code, of registrant's and co-registrants' principal executive offices)
                             ---------------------
                              RICHARD CARSON, ESQ.
                                SENIOR ATTORNEY
                          THE WILLIAMS COMPANIES, INC.
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                                 (918) 573-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                WITH A COPY TO:
                                RICHARD M. RUSSO
                          GIBSON, DUNN & CRUTCHER LLP
                       1801 CALIFORNIA STREET, SUITE 4100
                             DENVER, COLORADO 80202
                                 (303) 298-5700
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
                             ---------------------
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF CLASS OF              AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
   SECURITIES TO BE REGISTERED          REGISTERED          PER NOTE(1)            PRICE(1)         REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
8 1/8% Senior Notes due 2010......     $175,000,000             100%             $175,000,000          $14,157.50
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED APRIL 11, 2003

PROSPECTUS

                         NORTHWEST PIPELINE CORPORATION

                       EXCHANGE OFFER FOR ALL OUTSTANDING
                     8 1/8% SENIOR NOTES DUE MARCH 1, 2010
                      (CUSIP NOS. 667748AJ6 AND U66640AA8)
                                    FOR NEW
                     8 1/8% SENIOR NOTES DUE MARCH 1, 2010

       THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                    ON             , 2003, UNLESS EXTENDED.

                          TERMS OF THE EXCHANGE OFFER:

     - We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

     - You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

     - The exchange of outstanding notes will not be a taxable exchange for United States federal income tax purposes.

     - The terms of the new notes to be issued are substantially identical to the terms of the outstanding notes, except that transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes do not apply.

     - Each broker-dealer that receives securities for its own account pursuant to the Exchange Offer ("Exchange Securities") must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

     - We will not receive any proceeds from the exchange offer.

     - There is no existing market for the new notes to be issued and we do not intend to apply for their listing on any securities exchange.

     See the "Description of Notes" section beginning on page 51 for more information about the new notes to be issued in this exchange offer.

     THE NEW NOTES INVOLVE SUBSTANTIAL RISKS SIMILAR TO THOSE ASSOCIATED WITH THE OUTSTANDING NOTES. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF THESE RISKS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES AND EXCHANGE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       Prospectus dated           , 2003

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Special Note Regarding Forward-Looking Statements...........   ii
Prospectus Summary..........................................    1
Risk Factors................................................   12
The Exchange Offer..........................................   20
Use of Proceeds.............................................   29
Capitalization..............................................   29
Selected Historical Financial Data..........................   30
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   31
Business....................................................   37
Management..................................................   45
Certain Relationships and Related Party Transactions........   47
Description of Other Indebtedness...........................   48
Description of Notes........................................   51
Certain U.S. Federal Income Tax Considerations..............   92
Plan of Distribution........................................   97
Legal Matters...............................................   98
Experts.....................................................   98
Where You Can Find More Information.........................   98
Glossary....................................................   99
Index to Financial Statements...............................  F-1

                             ---------------------

     You should rely only upon the information contained in this document. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange these securities in any jurisdiction where the offer or exchange is not permitted. You should assume the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

     This document is based on information provided by us and other sources we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this document. In making an investment decision, you must rely on your own examination of our business and the terms of this offering and the notes, including the merits and risks involved. This offering is being made on the basis of this prospectus. Any decision to purchase the notes in this offering must be based on the information contained in this prospectus.

     You should contact us with any questions about this offering or if you require additional information to verify the information contained in this document.

     We are not making any representation to any offeree of the notes regarding the legality of an investment in the notes by it under any legal investment or similar laws or regulations. You should not consider any information in this document to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

     The federal securities laws prohibit trading in our securities while in possession of material non-public information with respect to us.

     The global note representing beneficial interests issued pursuant to this prospectus (the "global note") will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., the nominee of DTC. Beneficial interests in the global note will be held only through DTC and its participants, including Clearstream Banking S.A. ("Clearstream") and Euroclear Bank S.A./N.V. ("Euroclear"), as operator of the Euroclear System. After initial issuance of the global notes, notes in certificated form may be issued in exchange for the global notes only in limited circumstances set forth in the indenture. The notes will be issued in registered form in minimum denominations of $1,000 and integral multiples of $1,000. See "Description of Notes -- Book-Entry, Delivery and Form" for further discussion of these matters and for definitions of certain of the capitalized terms used in this paragraph.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The information in this prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan" and "objective" and other similar expressions identify those statements that are forward-looking. These statements are based on management's beliefs and assumptions and on information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

     - future utilization of pipeline capacity, which can depend on energy prices, competition from other pipelines and alternative fuels, the general level of natural gas demand, decisions by customers not to renew expiring natural gas transportation contracts, adequate supplies of natural gas and weather conditions;

     - the ability to raise capital and fund capital expenditures in a cost-effective manner;

     - changes in federal, state or local laws and regulations to which we are subject, including allowed rates of return and related regulatory matters, and tax, environmental and employment laws and regulations;

     - the ability to manage costs;

     - the ability to expand into new markets as well as the ability to maintain existing markets;

     - the ability to obtain governmental and regulatory approval of various expansion projects;

     - the cost and effects of legal and administrative proceedings;

     - the effect of changes in accounting policies;

     - uncertainties or adverse developments involving our ultimate parent, The Williams Companies, Inc.;

     - changes in general economic conditions;

     - economic repercussions from terrorist activities and the government's response to such terrorist activities; and

     - other factors, including the risks outlined under "Risk Factors."

     Other factors and assumptions not identified above may also have been involved in deriving these forward-looking statements, and the failure of those other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking statements.

                               PROSPECTUS SUMMARY

     This summary contains basic information about us and this exchange offer but may not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents we refer you to. References In this prospectus to "we," "us," "our," "Northwest" and "Pipeline" refer to Northwest Pipeline Corporation, unless the context indicates otherwise. The term "outstanding notes" refers to the 8 1/8% Senior Notes due March 1, 2010 issued on March 4, 2003. The term "new notes" refers to the 8 1/8% Senior Notes due March 1, 2010 offered by this prospectus. The term "notes" refers to the outstanding notes and the new notes, collectively. You should carefully consider the information set forth under "Risk Factors." In addition, certain statements are forward-looking statements which involve risks and uncertainties. See "Special Note Regarding Forward-Looking Statements."

                               THE EXCHANGE OFFER

Notes offered.................   $175,000,000 aggregate principal amount of new
                                 8 1/8% Senior Notes due March 1, 2010, all of which will have been registered under the Securities Act. The terms of the new notes offered in the exchange offer are substantially identical to those of the outstanding notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes do not apply to the registered new notes.

Outstanding notes.............   $175,000,000 aggregate principal amount of
                                 8 1/8% Senior Notes due March 1, 2010, all of which were issued on March 4, 2003.

The exchange offer............   We are offering to issue registered new notes
                                 in exchange for a like principal amount and like denomination of our outstanding notes. We are offering to issue these registered new notes to satisfy our obligations under a registration rights agreement that we entered into with the initial purchasers of the outstanding notes when we sold the outstanding notes in a transaction that was exempt from the registration requirements of the Securities
                                 Act. You may tender your outstanding notes for exchange by following the procedures described under the caption "The Exchange Offer."

Tenders; Expiration date;
Withdrawal....................   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on           , 2003, which
                                 is 30 days after the commencement of the exchange offer, unless we extend it. If you decide to exchange your outstanding notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any outstanding notes you have tendered for exchange, those outstanding notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The
                                 Exchange Offer -- Terms of the Exchange Offer" for a more complete description of the tender and withdrawal provisions.

Conditions to the exchange
offer.........................   The exchange offer is subject to customary
                                 conditions, some of which we may waive.

U.S. federal income tax
considerations                   Your exchange of outstanding notes for new
                                 notes to be issued in the exchange offer will not result in any gain or loss to you for U.S.
                                 federal income tax purposes.

Use of proceeds...............   We will not receive any cash proceeds from the
                                 exchange offer.

Exchange agent................   JPMorgan Chase Bank

Consequences of failure to
exchange your outstanding
notes.........................   Outstanding notes that are not tendered or that
                                 are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the outstanding notes.
                                 If you do not participate in the exchange offer, the liquidity of your outstanding notes could be adversely affected.

Consequences of exchanging
your outstanding notes........   Based on interpretations of the staff of the
                                 SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

                                 - acquire the new notes issued in the exchange
                                   offer in the ordinary course of your
                                   business;

                                 - are not participating, do not intend to
                                   participate, and have no arrangement or
                                   undertaking with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and

                                 - are not an "affiliate" of our company as
                                   defined in Rule 405 of the Securities Act.

                                 If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

                                 Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

                                   THE NOTES

     The terms of the new notes we are issuing in this exchange offer and the outstanding notes are identical in all material respects, except the new notes offered in the exchange offer:

     - will have been registered under the Securities Act;

     - will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

     - will not contain provisions relating to the payment of liquidated damages to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

     A brief description of the material terms of the notes follows:

Company.......................   Northwest Pipeline Corporation.

Securities Offered............   $175,000,000 aggregate principal amount of
                                 8 1/8% Senior Notes due March 1, 2010.

Maturity Date.................   March 1, 2010.

Interest Payment Dates........   March 1 and September 1 of each year,
                                 commencing on September 1, 2003.

Mandatory Redemption..........   We will not be required to make mandatory
                                 redemption or sinking fund payments with respect to the notes.

Optional Redemption...........   We may redeem all or part of the notes at any
                                 time on or after March 1, 2007. Before March 1,
                                 2006, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of qualified equity offerings. In addition, we may redeem some or all of the notes at any time prior to March 1, 2007, pursuant to a make-whole premium, plus accrued and unpaid interest, if any, to the redemption date. Please see "Description of
                                 Notes -- Optional Redemption" for the
                                 applicable redemption prices and other details.

Change of Control.............   If we or Williams experience specified kinds of
                                 changes of control, we must offer to repurchase the notes at 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase. For more details, see "Description of Notes --
                                 Repurchase at the Option of Holders -- Change of Control."

Ranking.......................   The notes will be our senior obligations and
                                 will rank pari passu in right of payment with our existing and future unsecured and unsubordinated indebtedness and will be senior in right of payment to all of our existing and future subordinated indebtedness.

Certain Covenants.............   We will issue the notes under an indenture,
                                 dated as of March 4, 2003, between us and JPMorgan Chase Bank, as trustee. The indenture contains limitations on, among other things:

                                 - Certain payments with respect to our equity
                                   and certain investments and the purchase, redemption or retirement of our capital stock;

                                 - restrictions affecting the right of
                                   restricted subsidiaries, if any, to make certain payments and distributions;

                                 - our ability to incur additional indebtedness
                                   and issue preferred stock;

                                 - asset sales;

                                 - transactions with affiliates;

                                 - the incurrence of liens on assets to secure
                                   certain debt;

                                 - engaging in certain business activities; and

                                 - certain mergers or consolidations and
                                   transfers of assets.

                                 These covenants are subject to exceptions, and many of the covenants will terminate before the notes mature if two specified rating agencies assign the notes investment grade ratings in the future and no event of default exists under the indenture. See "Description of
                                 Notes -- Termination of Certain Covenants."

Form and Denomination.........   The notes will be issued in fully registered
                                 form in denominations of $1,000 and in integral multiples of $1,000. Notes will be represented by global certificates deposited with, or on behalf of, DTC. Beneficial interests in the notes will trade in DTC's same-day funds settlement system.

                         NORTHWEST PIPELINE CORPORATION

     We own and operate a regulated interstate natural gas pipeline system, including facilities for mainline transmission and gas storage. Our system extends from the San Juan Basin in northwestern New Mexico and southwestern Colorado through Colorado, Utah, Wyoming, Idaho, Oregon and Washington to a point on the Canadian border near Sumas, Washington. Our natural gas pipeline system transports substantially all of the natural gas to the metropolitan areas of Seattle, Washington; Portland, Oregon; and Boise, Idaho, which represent most of our primary market areas. Our system has an aggregate mainline deliverability of approximately 2.9 Bcf of gas per day and is composed of approximately 4,000 miles of mainline and lateral transmission pipelines, 470 meter stations and 43 mainline compressor stations with a combined capacity of approximately 348,000 horsepower. We also own or have access to natural gas and liquefied natural gas storage facilities in Utah and Washington with an aggregate seasonal storage level of 11.4 Bcf of working gas and daily withdrawal capacity of approximately 600 MMcf. These storage facilities enable us to balance daily receipts and deliveries and provide storage services to our customers. For the year ended December 31, 2002, our transportation and storage services accounted for approximately 91% and 3% of our operating revenues, respectively.

     In 2002, we transported natural gas for a total of 166 customers, including distribution companies, municipalities, interstate and intrastate pipelines, gas marketers and direct industrial users. We provided services to markets located in California, New Mexico, Colorado, Utah, Nevada, Wyoming, Idaho, Oregon and Washington. Our firm transportation agreements are generally long-term agreements with various maturities of up to 30 years and accounted for approximately 87% of our operating revenues for the year ended December 31, 2002. These long-term agreements have historically resulted in predictable volumes and related cash flows. Additionally, we offer interruptible and short-term firm transportation services, which accounted for approximately 4% of our operating revenues for the year ended December 31, 2002.

     As with all interstate natural gas pipeline operators, our transmission and storage activities are subject to regulation by the Federal Energy Regulatory Commission ("FERC") and, as such, our rates and charges for the transportation of natural gas in interstate commerce, the extension, enlargement or abandonment of our jurisdictional facilities, and our accounting, among other things, are subject to regulation. In accordance with our most recent FERC rate case, we are currently authorized to charge our customers a rate equivalent to $0.3076/Dth for natural gas shipped on our pipeline system, regardless of the distance the gas is to be shipped. We currently have no outstanding rate cases before the FERC, nor any immediate plans to file a rate case with the FERC.

     For the year ended December 31, 2002, we generated operating revenues, EBITDA (as defined in "Summary Historical Financial and Operating Data") and net income of $297.6 million, $203.6 million and $80.6 million, respectively. For the same period, net cash provided by operating activities was $136.5 million, total gas volume throughput was 729 TBtu and our average daily transportation volume and firm reserved capacity were 2.0 TBtu and 2.9 TBtu, respectively.

     We are a wholly-owned subsidiary of Williams Gas Pipeline Company LLC ("WGP"), which is a wholly-owned subsidiary of The Williams Companies, Inc. ("Williams"). Williams is a diversified energy company which has been active in constructing gas pipelines since 1916 and in operating interstate natural gas pipelines since 1983, when it purchased our company. See "-- Our Relationship with Williams" and "Risk Factors -- Risks Relating to Our Ownership by Williams."

                             COMPETITIVE STRENGTHS

     Stable, Recurring Revenues Contracted Under Long-Term Firm Agreements. For the year ended December 31, 2002, approximately 90% of our operating revenues were generated under long-term firm transportation and storage agreements. Our transportation and storage agreements are generally contracted on a long-term basis and our rates are substantially collected through fixed demand charges. As a result, fluctuations in natural gas prices and actual volumes transported and stored have a limited impact on our operating revenues. The average remaining primary term of our long-term firm agreements is approximately

8.9 years on a volume-weighted basis. Our long-term firm agreements generally contain year-to-year automatic renewals at the end of the primary term, unless a termination notice is given by the customer. We do not have any substantial transportation and storage agreements expiring in 2003. Agreements representing 14% of our total long-term firm capacity expire in 2004, and as a result of rollover provisions will become year-to-year contracts at such time, unless terminated or extended for a longer term. No single agreement which expires during the next 10 years represents more than 12% of our total long-term firm capacity. Additionally, we only invest in infrastructure expansion on the basis of long-term firm commitments (of at least 15 years) from customers for the additional capacity or with customer commitments for support of improvements to existing facilities. We have historically experienced minimal bad debt expense due to the relatively strong credit quality of most of our customers and the extensive credit screening process we conduct on all of our customers.

     Sole Provider in Significant Geographic Markets. Our natural gas pipeline system transports substantially all of the natural gas to the metropolitan areas of Seattle, Washington; Portland, Oregon; and Boise, Idaho, which represent most of our primary market areas. Although we do not face significant competition in many of our market areas, we consistently strive to provide high quality customer service. In 2002, we received our highest rating ever in our annual customer satisfaction survey conducted by Energy Insights, a third-party energy consulting firm. We believe our consistently high level of customer satisfaction is due to our flexible, reliable services as well as the customized transportation solutions we offer to our customers at prices generally lower than those of our competitors.

     Efficient Operations Resulting in a Competitive Cost Structure. The efficient operation of our pipeline system enables us to position ourselves as the low cost, high quality provider of transportation and storage services in our major market areas. We have attained our competitive cost structure by exercising strict expense and capital spending discipline, utilizing the same physical pipeline facilities to provide simultaneous gas transportation services in two directions, and expanding our facilities to complement our existing infrastructure and geographic markets. By maintaining low costs, we maximize our earnings and cash flows and increase the probability of earning a rate of return on equity that is at least equal to the regulated return as set by the FERC, and avoid the need to file new rate cases with the FERC.

     Flexible Pipeline Operations with Diversified Natural Gas Supplies. Our pipeline system is designed on a bi-directional basis, which allows us to provide gas transportation services both north and south simultaneously on the system. Because we can transport gas from the San Juan and Rockies basins in the south, as well as from Canada in the north, we are able to provide our customers with low cost supply alternatives and flexible service options. Through our system storage and Park and Loan service, we provide our customers flexibility in helping them manage their gas supply and transportation balancing needs.

     Strong Management Team. Our operating management team has an average tenure of more than 13 years managing Williams' gas pipeline systems. Our management has an intense focus on operating our assets efficiently while providing a high level of service to our customers. This team also has a comprehensive understanding of the regulatory environment under which we operate. The depth and strength of our management has enabled us to identify and capitalize on expansion and growth opportunities.

                               BUSINESS STRATEGY

     Our primary strategy is to safely and efficiently operate our facilities and opportunistically invest in new infrastructure to meet the growing demands of our market areas. The principal elements of our business strategy are to:

     Maintain Safe and Reliable Operations with a High Degree of Customer Satisfaction. We intend to continue to operate our transportation and storage facilities in a safe manner for our communities, customers, employees and the environment. We believe our record of long-term customer relationships and contract extensions is due to our reliable and flexible transportation and storage services as well as the relatively lower rates we offer our customers.

     Continue to Efficiently Operate and Reduce Costs in Our Existing Operations. We believe we can generate additional revenue and operating income by increasing and optimizing throughput on our existing pipeline assets and realizing cost savings through continued operational efficiencies. Because of our relatively low variable costs in operating our facilities, increasing revenues directly leads to increased cash flow and improved margins. We believe we can further reduce our costs by minimizing capital expenditures for maintenance items that do not impact pipeline safety, security or performance and by continuing to implement our strict operating expense discipline.

     Strategically Expand Our Natural Gas Transportation Infrastructure. We believe that the demand for natural gas in the Pacific Northwest will continue to increase due to the growing preference for natural gas in residential and commercial markets, as well as for use in power generation facilities in response to environmental concerns. We believe this growth in demand will support future expansions of our mainline and lateral capacity. We intend to capitalize on our existing infrastructure, market position and customer relationships in order to expand operations to meet the anticipated increased demand for natural gas transportation and storage services, while maintaining access to substantial sources of natural gas supply. We have expanded our infrastructure on the basis of long-term firm commitments (of at least 15 years) from customers for the additional capacity or with customer commitments for support of improvements to existing facilities. The following table summarizes our current major expansion projects:

                                   ROCKIES            EVERGREEN        COLUMBIA GORGE
                              ------------------   ---------------   ------------------
Location....................  Wyoming, Idaho       Washington        Oregon, Washington
Timing:
  Application Filed.........  August 29, 2001      October 3, 2001   October 3, 2001
  FERC Certification........  September 23, 2002   June 27, 2002     June 27, 2002
  Start Construction........  May 2003             October 2002      May 2003
  Expected In-Service
     Date...................  November 1, 2003     October 1, 2003   November 1, 2003
Additional Capacity:
  Daily Capacity............  175,000 Dth          276,625 Dth       56,000 Dth
  Pipeline Miles............  91                   28                NA
  Horsepower................  26,057               64,160            24,030
Estimated Total Capital
  Cost(1)...................  $140 million(2)      $198 million      $43 million
Investment as of December
  31, 2002..................  $11.3 million        $53.5 million     $5.6 million

---------------

(1) Includes a small portion of the capital expenditures expected to be made during 2004 and allowance for funds used during construction, neither of which is reflected in our estimated 2003 capital expenditures.

(2) Approximately $16 million of the estimated total capital cost is expected to be offset by settlement funds from a former customer associated with a contract restructuring.

     Our 2002 capital expenditures totaled approximately $182 million, of which approximately $33 million was for maintenance and other non-expansion purposes. We anticipate 2003 capital expenditures will total approximately $330 million, of which approximately $63 million is anticipated to be for maintenance and other non-expansion purposes.

                              RECENT DEVELOPMENTS

     2002 Financial Results. Our financial results for the year ended December 31, 2002 included the following:

     - operating revenues of $297.6 million, an increase of $12.4 million, or 4%, over the prior year's operating revenues of $285.2 million, due primarily to facility charge revenues of $3.6 million from incremental projects put into service during 2002, new reservation charges of $1.5 million and higher short-term firm transportation revenues, partially offset by a $1.6 million decrease in tracked fuel costs and Gas Research Institute charges billed to customers. Transportation services accounted for 91% and 93% of operating revenues for the years ended December 31, 2002 and 2001, respectively. Additionally, gas storage services represented 3% of operating revenues in each of the years ended December 31, 2002 and 2001;

     - EBITDA of $203.6 million, an increase of $9.5 million, or 5%, over the prior year's EBITDA of $194.1 million;

     - operating income of $144.6 million, an increase of $9.2 million, or 7%, over the prior year's operating income of $135.4 million, due to the higher revenues discussed above, partially offset by higher operating expenses of $3.2 million, which included $3.9 million related to an enhanced-benefit early retirement option offered to certain Williams employee groups; and

     - net income of $80.6 million, an increase of $13.6 million, or 20%, over the prior year's net income of $67.0 million, due to the reasons discussed above combined with reduced charitable contributions and lower interest charges.

     Completed Expansion Project. On November 1, 2002, we placed in service our Grays Harbor Lateral project. This lateral pipeline is designed to provide 161,500 Dth per day of firm transportation capacity to serve a new power generation plant in the state of Washington. The Grays Harbor Lateral project was requested by one of our customers and included installation of 49 miles of 20-inch pipeline, the addition of 4,700 horsepower at an existing compressor station and a new meter station. The cost of the lateral project was approximately $92 million. The customer has suspended construction of the contemplated new power generation plant, but that does not affect its obligation to pay for the cost of service of the lateral pipeline on an incremental rate basis. The Grays Harbor Lateral project is based on a 30-year contract and is expected to generate approximately $22 million of operating revenues in its first twelve months of operations.

                         OUR RELATIONSHIP WITH WILLIAMS

     We are a wholly-owned subsidiary of WGP, which is a wholly-owned subsidiary of Williams. Williams is an integrated energy company engaged in the transportation, processing and storage of natural gas, exploration and production of natural gas, transportation and distribution of petroleum products and energy marketing and risk management. Williams' principal operations are conducted through the following business segments:

     - Gas Pipelines: owns and operates Transcontinental Gas Pipe Line Corporation and Texas Gas Transmission Corporation in addition to our company. Transcontinental Gas Pipe Line Corporation consists of an approximately 10,400-mile pipeline system extending from south Texas to the New York City metropolitan area. Texas Gas Transmission Corporation consists of an approximately 5,800-mile pipeline system extending from the Louisiana Gulf Coast and east Texas to the mid-South, lower Midwest and Northeast.

     - Exploration & Production: produces, develops, explores for and manages natural gas reserves primarily located in the San Juan Basin and Rocky Mountain region of the United States. As of December 31, 2002, Williams had proved natural gas reserves of 2.85 Tcf.

     - Midstream Gas & Liquids: owns and operates natural gas gathering, processing and treating facilities throughout the U.S. and Canada.

     - Energy Marketing & Trading: buys, sells and transports natural gas, refined products, natural gas liquids, crude oil, propane, liquefied natural gas and liquid petroleum gas and provides risk management and other energy related services.

     On February 20, 2003, Williams announced its intent to sell Texas Gas Transmission Corporation, its general and limited partner interests in Williams Energy Partners L.P. (the owner of, among other things, a 6,700-mile refined petroleum products pipeline system) and selected assets from Exploration & Production and Midstream Gas & Liquids.

 Williams' Business Structure

                                  [Flow Chart]

     During July 2002, the major rating agencies downgraded Williams' unsecured long-term credit ratings to below investment grade, reflecting the uncertainty associated with Williams' energy trading business, short-term cash requirements facing Williams and the increased level of debt Williams had incurred to meet payment obligations and guarantees associated with Williams Communications Group, Inc. ("WCG"), a former Williams affiliate. In July 2002, Williams completed a series of transactions to address then-current liquidity issues and to strengthen its finances. Williams amended and restated its $700 million revolving credit facility and provided security thereunder, and also entered into a new $400 million secured letter of credit facility. A Williams subsidiary also entered into a $900 million senior secured credit agreement. These facilities include pledges of certain assets and contain financial ratios that must be maintained and other covenants. If such provisions of these agreements are not complied with, financing commitments could be terminated and amounts outstanding could become due and payable immediately.

     The liquidity issues experienced by Williams during 2002, combined with deteriorating conditions in the general energy trading sector resulting from credit and regulatory concerns, limited the ability of Williams Energy Marketing & Trading ("WEM&T") to attract new business, manage market risk and execute hedging strategies. Williams has experienced substantial net losses due to the segment losses incurred by WEM&T as a result of a significant decline in the forward mark-to-market value of its portfolio, the partial impairment of goodwill and the conditions in the energy trading market previously noted. In August 2002, Williams announced its intention to further reduce its commitment and exposure to WEM&T.

     In July 2002, Williams announced an agreement in principle with the state of California and other parties including Washington and Oregon on a global settlement regarding outstanding litigation and claims against Williams, including the state's claims for refunds at issue with the FERC. In November 2002, Williams announced that it had agreed to restructure its long-term energy contracts with the state of California as part of the global settlement. All necessary approvals were obtained, and the settlement was finalized in December 2002. The settlement resolved most of Williams' outstanding litigation and civil claims related to natural gas and power markets with the states of California, Washington and Oregon.

     Our assets have not been pledged to secure any indebtedness of Williams or its other affiliates, but Williams' credit facilities contain restrictions on our ability to limit loans or advances to Williams or dividends to Williams on our capital stock. Our principal exposure to the credit difficulties of Williams relates to its indirect ownership of all of our common stock and the impact of that relationship if Williams were to become insolvent, and the advances we have made or may hereafter make indirectly to Williams under its cash management program. For additional discussion of our exposure to the credit difficulties of Williams, see "Risk Factors -- Risks Relating to our Ownership by Williams."
                             ---------------------

     We were incorporated in Delaware in 1965. Our principal executive offices are located at 295 Chipeta Way, Salt Lake City, Utah 84108, and our telephone number is (801) 583-8800.

                                  RISK FACTORS

     Prospective purchasers of the notes offered hereby should carefully consider all information contained in this prospectus, including the risk factors beginning on page 12.

                SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

     The following table summarizes our historical financial and operating data, which you should read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes contained herein. The summary financial data as of December 31, 2001 and 2002 and for each of the years in the three-year period ended December 31, 2002 have been derived from our audited financial statements included elsewhere in this prospectus. "Operating Data" below are not directly derived from our financial statements, but have been presented to provide additional data for your analysis.

                                                         YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                                                      2000         2001         2002
                                                   ----------   ----------   ----------
                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Operating Revenues...............................  $  296,361   $  285,171   $  297,591
Operating Income.................................     149,862      135,419      144,634
Net Income.......................................      79,742       67,041       80,631
BALANCE SHEET (END OF PERIOD):
Cash and Cash Equivalents........................  $    1,890   $      443   $      207
Working Capital(1)...............................      13,427       36,708        7,720
Net Property, Plant & Equipment..................     933,560      967,643    1,094,741
Total Assets.....................................   1,104,079    1,143,744    1,222,849
Current Maturities of Long-Term Debt.............       1,667           --        7,500
Long-Term Debt, less current maturities..........     369,146      367,503      360,023
Total Debt.......................................     370,813      367,503      367,523
Common Stockholder's Equity......................     469,381      516,422      593,839
Total Capitalization(2)..........................     838,527      883,925      953,862
OTHER FINANCIAL DATA:
Interest Charges.................................  $   31,914   $   30,524   $   25,627
Maintenance Capital Expenditures.................      32,176       41,313       27,134
Total Capital Expenditures.......................      47,933       94,923      181,843
Net Cash Provided by Operating Activities........     155,572      105,906      136,487
Net Cash Used by Investing Activities............     (72,357)     (84,024)    (136,723)
Net Cash Used by Financing Activities............     (81,667)     (23,329)          --
EBITDA(3)........................................     206,420      194,073      203,622
OPERATING DATA:
Total Throughput (TBtu)..........................         752          734          729
Average Daily Transportation Volumes (TBtu)......         2.1          2.0          2.0
Average Daily Firm Reserved Capacity (TBtu)......         2.7          2.7          2.9

                                                         YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                                                      2000         2001         2002
                                                   ----------   ----------   ----------
                                                          (DOLLARS IN THOUSANDS)
FINANCIAL RATIOS:
Long-Term Debt/Total Capitalization..............        44.0%        41.6%        37.7%
EBITDA/Interest Charges..........................        6.5x         6.4x         7.9x
Total Debt/EBITDA................................        1.8x         1.9x         1.8x
Return on Equity(4)..............................        17.0%        13.6%        14.5%
Earnings/Fixed Charges(5)........................        4.7x         4.2x         5.2x
PRO FORMA FINANCIAL RATIOS(6):
Long-Term Debt/Total Capitalization..............                                  47.4%
EBITDA/Interest Charges..........................                                  5.1x
Total Debt/EBITDA................................                                  2.7x

---------------

(1) Working capital is calculated as current assets minus current liabilities, not including current maturities of long-term debt.

(2) Total capitalization is calculated as long-term debt (less current maturities) plus common stockholder's equity.

(3) EBITDA (earnings before interest, taxes, depreciation and amortization) is calculated as operating revenues minus the sum of general and administrative expenses, operating and maintenance expenses and taxes other than income taxes. EBITDA is presented here because it can be used as an indication of a company's ability to incur and service debt and is commonly used as an analytical indicator in our industry. EBITDA measures presented may not be comparable to similarly titled measures used by other companies. EBITDA is not a measurement presented in accordance with accounting principles generally accepted in the United States ("GAAP") and we do not intend EBITDA to represent cash flows from operations as defined by GAAP. You should not consider EBITDA to be an alternative to net income, cash flows from operations or any other items calculated in accordance with GAAP or an indicator of our operating performance. The following are the components of our EBITDA:

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2000       2001       2002
                                                       --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
Operating Revenues...................................  $296,361   $285,171   $297,591
General and Administrative Expenses..................   (39,912)   (40,657)   (49,338)
Operation and Maintenance Expenses...................   (36,666)   (37,000)   (32,279)
Taxes, other than Income Taxes.......................   (13,363)   (13,441)   (12,352)
                                                       --------   --------   --------
EBITDA...............................................  $206,420   $194,073   $203,622
                                                       ========   ========   ========

(4) Return on equity is calculated as net income divided by average common stockholder's equity.

(5) For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of (a) our pre-tax income, and (b) fixed charges, net of interest capitalized. "Fixed charges" represent interest (whether expensed or capitalized), the amortization of total debt discount and expense and that portion of rentals considered to be representative of the interest factor.

(6) Pro forma financial ratios reflect our financial ratios as adjusted to give effect to the previous offering of the outstanding notes.

                                  RISK FACTORS

     You should consider carefully each of the following risks and all other information contained in this prospectus before deciding to exchange your outstanding notes for new notes. The risks and uncertainties described below are not the only ones we face.

                     RISKS RELATING TO US AND OUR BUSINESS

 DECREASES IN THE VOLUME OF NATURAL GAS CONTRACTED OR TRANSPORTED THROUGH OUR PIPELINE SYSTEM FOR ANY OF THE REASONS DESCRIBED BELOW WILL ADVERSELY AFFECT OUR BUSINESS.

     Expiration of firm transportation agreements. For the year ended December 31, 2002, approximately 87% of our operating revenues were generated through long-term firm transportation agreements and operating revenues related to the contracts for which our 10 largest customers are responsible accounted for approximately 80% of our operating revenues. The agreements with our largest customer, Puget Sound Energy, Inc., are long-term contracts, many of which were last amended in 1992 and which will become year-to-year contracts in 2004, unless terminated or extended for a longer term. These contracts accounted for 13% of our operating revenues for the year ended December 31, 2002. Agreements representing a majority of our contracted capacity are scheduled to expire between 2007 and 2012. We cannot give any assurance as to whether any of these contracts will be renewed or extended or as to the terms that may be applicable to any such renewal or extension. A decision by customers upon the expiration of our long-term agreements to substantially reduce or cease to ship volumes of natural gas on our pipeline system could cause a significant decline in our revenues. Our results could also be adversely affected by decreased demand for interruptible and short-term firm transportation service, which accounted for 4% of our operating revenues and a slightly greater percentage of our operating profit for the year ended December 31, 2002.

     Decreases in natural gas production. Our operating results are dependent upon the continuing availability of supplies of natural gas. We depend on having access to multiple sources of gas production, both in the United States and Canada, in order to provide our customers with an overall lower cost for delivered gas. Moreover, we do not have the ability to operate our pipeline system at full capacity without access to multiple gas sources. The ability of producers to maintain production is dependent on the prevailing market price of natural gas, the exploration and production budgets of the major and independent gas companies, the depletion rate of existing sources, the success of new sources, environmental concerns, regulatory initiatives and other matters beyond our control. There can be no assurance that production of natural gas will be maintained at sufficient levels to sustain our expected volume of transportation commitments on our pipeline system or that multiple sources will remain available to provide our customers with access to low cost supplies.

     Operational limitations. In order to satisfy our firm transportation commitments, we depend on transporting gas from multiple sources and in two directions. The availability of sufficient quantities of gas from multiple sources at different points on our pipeline system permits us to fulfill certain transportation obligations by displacement. If our displacement capability in the future should be reduced as a result of declines in gas available to our pipeline system, capacity limitations in certain portions of our pipeline system would prevent physical movement and delivery of gas volumes to completely replace the volumes now transported through displacement. Absent our displacement capability, we also could not transport gas on any of our pipelines in the opposite direction of the physical flow of gas within the pipeline and could also be limited in our ability to provide all our customers with access, at all times, to the lowest cost gas source available on our system. Our contemplated expansion projects will not resolve all of the potential limitations on our pipeline system, and additional expansion projects may require more costly solutions. There can be no assurance that additional expansion projects, beyond current plans, will result in lower cost deliveries to our customers or increased returns for us. In addition, the relatively high costs of any additional expansion projects may restrain our ability to meet increased demand in our existing markets and to expand into new markets.

     Decreases in demand for natural gas. Demand depends on the ability and willingness of shippers with access to our facilities to satisfy their demand by deliveries through our system. Any decrease in this demand could adversely affect our business. Demand for natural gas is also dependent upon the impact of weather, future industrial and economic conditions, fuel conservation measures, alternative fuel requirements, governmental regulation or technological advances in fuel economy and energy generation devices, all of which are matters beyond our control.

     Competitive pressures. Although most of our pipeline system's current capacity is contracted under long-term firm transportation service agreements, the market for the transportation of natural gas through pipelines is competitive. Other entities could construct new pipelines or expansions of existing pipelines that could potentially serve the same markets as our pipeline system. Any such new pipelines could offer transportation services that are more desirable to shippers because of locations, facilities or other factors. These new pipelines could charge rates or provide service to locations that would result in greater net profit for shippers and producers and thereby force us to lower the rates charged for service on our pipeline in order to extend our existing transportation service agreements or to attract new customers. Although we are not aware of any significant new pipeline proposals or expansions in our market service areas, such projects are always possible in the future and proposals are made from time to time. There can be no assurance that any such proposed project might not proceed and increase the competitive pressures upon us. In addition, because our rates are structured as "postage stamp" rates that do not vary based on the transportation distance, our short-haul customers may be attracted to possible alternatives with short-haul rates that would bypass our system. An increase in the availability of bypass alternatives could adversely affect our business.

 REDUCTIONS OF OUR CREDIT RATINGS HAVE NEGATIVELY AFFECTED OUR COST OF CAPITAL AND ANY ADDITIONAL REDUCTIONS IN OUR CREDIT RATING WILL FURTHER NEGATIVELY AFFECT OUR COST OF, AND POSSIBLY OUR ACCESS TO, CAPITAL.

     In July 2002, Moody's Investor Services, Standard & Poor's and Fitch Ratings reduced the credit ratings on our unsecured long-term debt from Baa1, BBB+ and BBB+ to Ba2, B+ and BB-, respectively. In November 2002, Moody's Investor Services further lowered our credit rating to B3 from Ba2. Currently, Moody's Investor Services and Standard & Poor's have our credit ratings on "negative outlook" and "negative watch," respectively. As a result of those downgrades, or any future downgrades in our credit ratings, our borrowing costs have increased and may increase further and our access to capital may be limited. In addition, the covenants in various debt instruments, including those in Williams' credit agreements and the indenture for the notes offered hereby, impose significant operating and financial restrictions upon us, which could place us at a disadvantage relative to competitors not subject to such limitations. These factors could materially and adversely affect our operating and expansion plans.

     Historically, we funded a portion of our capital requirements through a sale of receivables program. In July 2002, this program expired and was not renewed as a result of the loss of our investment grade rating.

 WE MAY NOT BE ABLE TO BORROW UNDER OUR CREDIT FACILITY.

     Williams and some of its subsidiaries, including us, are parties to a $700 million credit agreement, under which we can borrow up to $400 million. These funds are only available to us to the extent they have not been borrowed by Williams or other of its participating subsidiaries or otherwise must remain available to Williams, and only to the extent the commitments under the credit facility have not been reduced due to asset sales by Williams and its subsidiaries. These commitments had been reduced to $463 million at December 31, 2002. Also, even if we are not in default under the credit agreement, a default by Williams or other of its participating subsidiaries under the credit agreement could cause the commitments available to us under the credit facility to be terminated and any amounts borrowed by us to become immediately due and payable.

 CHANGES IN OUR REGULATORY ENVIRONMENT AND RECENT EVENTS IN THE ENERGY MARKETS THAT ARE BEYOND OUR CONTROL MAY SIGNIFICANTLY AFFECT OUR BUSINESS AND OUR ACCESS TO CAPITAL MARKETS.

     Our rates and operations are subject to regulation by various state and federal regulators as well as the actions of state and federal legislators. As a result of the energy crisis in California during 2000 and 2001, the volatility of natural gas prices in North America, the bankruptcy filings by certain energy companies and investigations by governmental authorities into energy trading activities, companies in the regulated and unregulated utility businesses have generally been under an increased amount of scrutiny by public, state and federal regulators, the capital markets and the rating agencies. We cannot predict or control what effect these types of events, or future actions of regulatory agencies in response to such events, may have on our business or our access to the capital markets.

     On September 27, 2001, the FERC issued a Notice of Proposed Rulemaking proposing to adopt uniform standards of conduct for transmission providers. The proposed rules define transmission providers as interstate natural gas pipelines and public utilities that own, operate or control electric transmission facilities. The proposed standards would regulate the conduct of transmission providers with their energy affiliates. The FERC proposed to define energy affiliates broadly to include any transmission provider affiliate that engages in or is involved in transmission (gas or electric) transactions, or manages or controls transmission capacity, or buys, sells, trades or administers natural gas or electric energy or engages in financial transactions relating to the sale or transmission of natural gas or electricity. Current rules regulate our conduct and the conduct of our gas marketing affiliates. The FERC's staff analysis of the proposed rulemaking proposed redefining energy affiliates to exclude affiliated transmission providers. If the proposed rules are adopted as proposed, they would require new compliance measures which could result in increased costs.

     On August 1, 2002, the FERC issued a Notice of Proposed Rulemaking that proposes restrictions on various types of cash management programs employed by companies in the energy industry such as Williams and its subsidiaries. In addition to stricter guidelines regarding the accounting for and documentation of cash management or cash pooling programs, the FERC proposal, if made final, would preclude public utilities, natural gas companies and oil pipeline companies from participating in such programs unless the parent company and its FERC-regulated affiliates maintain investment-grade credit ratings and the FERC-regulated affiliates maintain stockholders' equity of at least 30% of total capitalization. Williams' and our current credit ratings are non-investment grade. Should this proposed rule be enacted, we would incur additional costs from having to maintain separate treasury operations.

     We periodically file general rate cases with the FERC. In our general rate cases, the FERC establishes, among other things, our return on common equity, overall rate of return, depreciation expenses and our cost of service. Although we do not have any rate cases pending or any immediate plans to file one, unfavorable rulings by the FERC in possible future general rate cases could adversely impact our results of operation. In the case of our Rockies and Columbia Gorge expansion projects, where our customers have agreed to support the roll-in of expansion costs into our rates, we will not recover those costs for periods prior to the roll-in of such costs into our rates until we file a general rate case filing.

 WE ARE SUBJECT TO NUMEROUS ENVIRONMENTAL LAWS AND REGULATIONS THAT MAY INCREASE OUR COST OF OPERATIONS, IMPACT OR LIMIT OUR BUSINESS PLANS, OR EXPOSE US TO ENVIRONMENTAL LIABILITIES.

     Laws and regulations relating to environmental protection can result in increased capital, operating and other costs. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals, and may be enforced by both public officials and private individuals. We cannot predict the initiation, outcome or effect of any action or litigation that may arise from applicable environmental regulations.

     In addition, we may be required to be a responsible party for environmental clean-up at sites identified by environmental agencies or regulatory bodies. We cannot predict with certainty the identification of such sites, the imposition of such clean-up obligations upon us or the amount and timing of future expenditures related to environmental matters because of the difficulty of estimating clean-up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties. Environmental regulations may also require us to install pollution control equipment at, or perform environmental remediation on, our facilities.

     Existing environmental regulations may be revised or new regulations may be adopted or become applicable to us. Revised or additional regulations imposed on us, which may result in increased compliance costs or additional operating restrictions, could have a material adverse effect on our financial condition and results of operations, particularly if those costs are not fully recoverable from our customers.

     Furthermore, we may not be able to obtain or maintain all environmental regulatory approvals necessary to our business. If there is a delay in obtaining any required environmental regulatory approval, including in the case of future expansion projects, or if we fail to obtain, maintain or comply with any such approval, operations at our affected facilities could be halted or subjected to additional costs.

 SUBSTANTIAL OPERATIONAL RISKS ARE INVOLVED IN OPERATING A NATURAL GAS PIPELINE SYSTEM.

     There are risks associated with the operation of a complex pipeline system, such as operational hazards and unforeseen interruptions caused by events beyond our control. These include adverse weather conditions, accident, the breakdown or failure of equipment or processes, the performance of pipeline facilities below expected levels of capacity and efficiency, and catastrophic events such as explosions, fires, earthquakes, floods, landslides or other similar events beyond our control. A casualty occurrence might result in injury or loss of life, extensive property damage or environmental damage. Liabilities incurred, and interruptions to the operation of our pipeline caused by such an event, could reduce revenues generated by us and increase our expenses, thereby impairing our ability to meet our obligations and to make payments under the notes. Although we have insurance to protect against these risks, insurance proceeds may not be adequate to cover all liabilities or expenses incurred or revenues lost.

 WE ARE EXPOSED TO THE CREDIT RISK OF OUR CUSTOMERS IN THE ORDINARY COURSE OF OUR BUSINESS.

     We are exposed to the credit risk of our customers in the ordinary course of our business. Generally our customers are rated investment grade or are required to make pre-payments or provide security to satisfy credit concerns. However, we cannot predict at this time to what extent our business may be impacted by the deteriorating conditions in the energy sector, including declines in our customers' creditworthiness.

 TERRORISM AND THE UNCERTAINTY OF WAR MAY ADVERSELY AFFECT OUR FUTURE GROWTH AND OPERATING RESULTS.

     The long-range impact that terrorist attacks or war may have on the energy industry in general, and on us in particular, is not predictable at this time. Uncertainty regarding a military campaign may affect our business in unpredictable ways, including disruptions of fuel supplies and markets, and it is possible that our infrastructure facilities could be direct targets or indirect casualties of an act of terror. Should new regulatory requirements regarding the security of our pipeline system be imposed, we could be subject to additional costs which could adversely affect our financial condition and results of operations.

                  RISKS RELATING TO OUR OWNERSHIP BY WILLIAMS

 WE MAY BE ADVERSELY AFFECTED BY THE FINANCIAL CONDITION, LIQUIDITY PROBLEMS AND POSSIBLE BANKRUPTCY OF WILLIAMS AND ITS AFFILIATES.

     We are an indirect wholly-owned subsidiary of Williams. Substantially all of Williams' operations are conducted through its subsidiaries. Williams' cash flows are substantially derived from loans and dividends paid to it by its subsidiaries, including WGP, our parent company under which Williams' interstate natural gas pipelines and gas pipeline joint venture investments are grouped. Williams' cash flows are typically utilized to service debt and pay dividends on common stock of Williams, with the balance, if any, reinvested in its subsidiaries as contributions to capital.

     As a participant in Williams' cash management program, we make advances to and receive advances from Williams through WGP. These advances are represented by demand notes. In regard to these advances and to the extent we advance Williams funds in the future, we cannot assure you that Williams or WGP will have the ability to repay us or to repay us on demand. Moreover, we cannot assure you that Williams will continue to advance funds to us in the future. For the 24-month period ended December 31, 2002, net advances to Williams from us have been as high as approximately $80 million in May 2001 and as low as approximately $17 million at December 31, 2002. We intend to utilize the proceeds from the offering of the outstanding notes for general corporate purposes, including the funding of capital expenditures. Pending such utilization, we intend to invest such proceeds in cash and cash equivalents, however, we are not contractually prohibited from including these proceeds in Williams' cash management program. Although Williams has indicated that it will continue to have the financial resources and liquidity to repay advances made by us, we cannot assure you that Williams or WGP will continue to have such financial resources and liquidity in the future.

     Williams has a substantial amount of debt and other obligations including its exposure attributable to WEM&T. Williams' liquidity problems have limited WEM&T's ability to manage market risk and exercise hedging strategies as market conditions have deteriorated, which in turn has required Williams to allocate additional liquidity to WEM&T. WEM&T and other Williams entities have also been parties to extensive litigation relating to trading activities and the California energy crisis, as well as shareholder and other litigation. Although much of the California litigation was settled in December 2002, Williams remains subject to potentially material litigation and possible regulatory responses.

     We expect that Williams' recent financial difficulties, together with the provisions contained in various credit agreements to which Williams is a party, will severely restrict the ability of Williams and WGP to make future capital contributions to us or to guarantee our obligations. Williams has agreed in its credit agreements to restrict its subsidiaries, including us, from taking certain actions, including agreeing to restrictions on their ability to make dividend and other payments or make loans to Williams, WGP and its other subsidiaries.

     In July 2002, all of the major credit ratings agencies downgraded the credit ratings on the unsecured long-term debt of Williams and all of its subsidiaries to below investment grade. In November 2002 Moody's Investor Services further downgraded Williams' and our credit ratings. Currently, Moody's Investor Services and Standard & Poor's have our credit ratings on "negative outlook" and "negative watch," respectively. As of the date hereof, Williams' unsecured long-term debt ratings are Caa1 from Moody's Investor Services, B from Standard & Poor's and B- from Fitch Ratings. As a result of the downgrades, Williams' ability to service its debt obligations and refinance its maturing debt as it becomes due has become uncertain. The terms of Williams' credit facilities, particularly those negotiated in July and amended in October 2002 (including the credit agreement to which we are a party as a borrower), have imposed significant new restrictions on Williams and its subsidiaries and their financial and operating flexibility. Williams is not currently able to access various financing sources formerly available to it, including the commercial paper market. In an effort to reduce its leverage, Williams commenced a series of asset sales in mid-2002, with substantially all the net proceeds being applied to reduce debt and lending commitments. As of December 31, 2002, Williams had cash and cash equivalents of approximately $1.7 billion. Williams has scheduled debt retirements through the first quarter of 2004 of approximately $3.8 billion (which includes certain contractual fees associated with the underlying debt), of which approximately $1.2 billion comes due in July 2003 and $1.5 billion comes due in the first quarter of 2004, and expected capital expenditures through 2003 of between $900 million and $1.05 billion. Williams has announced that it intends to meet its liquidity needs over those periods through a combination of cash flow from operations, refinancings and asset sales. Realization of the proceeds from forecasted asset sales is a significant element for Williams to satisfy one of its loan provisions regarding minimum levels of parent liquidity, and we cannot assure you of the successful execution of future asset sales, the realization of the anticipated proceeds or the time required to complete the asset sales.

     In the event that Williams' financial condition does not improve or becomes worse, or if it fails to realize sufficient proceeds from its planned asset sales, it may have to consider other options including the possibility of seeking protection in a bankruptcy proceeding. We cannot predict with certainty what impact a Williams bankruptcy would have on us. Under the equitable doctrine of substantive consolidation, a bankruptcy court may consolidate and pool the assets and liabilities of a subsidiary with those of its parent. We cannot assure you that Williams, WGP or their creditors would not attempt to advance substantive consolidation claims in the event of a Williams bankruptcy proceeding or, if advanced, how a bankruptcy court would resolve the issue. If a bankruptcy court were to allow the substantive consolidation of our assets and liabilities in the context of a Williams bankruptcy filing, our financial condition, operations and ability to meet our obligations with respect to the notes would be materially adversely affected.

 WILLIAMS CAN EXERCISE SUBSTANTIAL CONTROL OVER OUR DIVIDEND POLICY AND OUR BUSINESS AND OPERATIONS AND MAY DO SO IN A MANNER THAT IS ADVERSE TO OUR OR YOUR INTERESTS.

     Our board of directors, which is elected by WGP, which in turn is controlled by Williams, exercises substantial control over our business and operations and makes determinations with respect to, among other things, the following:

     - payment of dividends and extension of advances;

     - decisions on financings and our capital raising activities;

     - mergers or other business combinations; and

     - acquisition or disposition of assets.

     Our board of directors could decide to increase dividends or advances to our parent entities. This could adversely affect our liquidity. Moreover, various Williams credit facilities include covenants prohibiting restrictions on the ability of Williams entities, including us, to make advances to Williams and its other subsidiaries, which could make the terms on which we may be able to secure additional financing in the future less favorable.

                          RISKS RELATING TO THE NOTES

 THE NOTES IMPOSE RESTRICTIONS ON US THAT MAY ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS.

     The notes contain covenants that restrict, among other things, our ability to:

     - incur additional indebtedness and issue preferred stock;

     - enter into asset sales;

     - enter into transactions with affiliates;

     - incur liens on assets to secure certain debt;

     - engage in certain business activities; and

     - engage in certain mergers or consolidations and transfers of assets.

     Our ability to comply with these covenants may be affected by many events beyond our control, and we cannot assure you that our future operating results will be sufficient to comply with the covenants, or in the event of a default, to remedy that default. Our failure to comply with those financial covenants could result in default, which could cause the notes (and by reason of cross-default provisions, other indebtedness) to become immediately due and payable. If such an event of default occurs and we are not able to remedy or obtain a waiver from such default, we may not have sufficient funds to repay the notes.

 THE NOTES CONTAIN ONLY LIMITED RESTRICTIONS ON DIVIDENDS AND INTERCOMPANY ADVANCES.

     For so long as our credit facility and various other agreements are in place, the notes will not by their terms prohibit us from paying dividends or distributions or making loans or advances to Williams and its other subsidiaries.

 WE MAY BE UNABLE TO PURCHASE THE NOTES UPON A CHANGE OF CONTROL.

     If a change of control were to occur, the terms of our credit agreement and other credit facilities of Williams would currently limit our ability to purchase your notes. Our future debt agreements and Williams' debt agreements may contain similar restrictions and provisions. The notes require that, upon the occurrence of a change of control, we must offer to purchase all of the outstanding notes after first obtaining necessary waivers or causing Williams or the relevant borrowers to obtain waivers or prepay our credit agreement and other debt of Williams or such borrower that might otherwise prohibit such purchase. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or waivers are obtained under all of these credit facilities and other indebtedness with similar restrictions. Any failure to obtain these necessary waivers and make this offer to purchase, or to repay holders tendering notes, upon a change of control will result in an event of default under the notes. We cannot assure you that we will have the financial resources to purchase your notes, particularly if that change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. See "Description of Other Indebtedness" and "Description of Notes -- Repurchase at the Option of
Holders -- Change of Control."

 WE MAY NOT BE ABLE TO SERVICE OUR DEBT.

     Our ability to pay or to refinance our indebtedness, including the notes, will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

     We anticipate that our operating cash flow, together with money we anticipate being available to us to borrow under our credit facility and through other sources including further issuances, if needed, in the capital markets, will be sufficient to meet anticipated future operating expenses, to fund capital expenditures and to service our debt as it becomes due. However, we cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to borrow additional funds in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. Williams, we and certain of Williams' other subsidiaries are parties to a secured credit facility. Our ability to borrow under that facility depends not only on our financial performance but also on the ability of those other parties to comply with their obligations under the facility. The amount of funds available to us under that facility will be diminished at any time at which other borrowers under the facility are borrowing under it or if the commitments under it are reduced due to future asset sales of Williams and its subsidiaries.

 RESTRICTIVE COVENANTS IN OUR CREDIT FACILITY MAY ADVERSELY AFFECT US.

     Our credit facility contains restrictive covenants that will prohibit us from prepaying our indebtedness, including the notes, and also require us to maintain specified financial ratios and satisfy other financial condition tests. Williams is also party to various other debt agreements that contain similar and additional restrictions on our activities. It is not within our control to ensure that all of these conditions are met at any time under our credit facility or Williams' other agreements. A breach of any of these covenants would result in an event of default under the credit facilities. Upon the occurrence of an event of default under our credit facility, the lenders could elect to declare all amounts outstanding under the credit agreement to be immediately due and payable and terminate all commitments to extend further credit. By reason of cross-default provisions in our other debt instruments, including the indenture for the notes, much of our other indebtedness could also become immediately due and payable at that time as well. If the lenders under the credit agreement accelerate the repayment of any loans outstanding to us, we cannot assure you that we will have sufficient assets to repay amounts outstanding under the credit facility and our other indebtedness, including the notes.

 YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES AND ANY FUTURE SUBSIDIARY GUARANTEES IS UNSECURED AND WILL BE EFFECTIVELY SUBORDINATED TO ANY FUTURE SECURED INDEBTEDNESS.

     We have agreed in the indenture that the notes will be guaranteed by our future subsidiaries unless we choose to designate any such subsidiary as an unrestricted subsidiary pursuant to the indenture. The notes will not be guaranteed by Williams. The notes and any guarantees by a future guarantor subsidiary will be effectively subordinated to claims of creditors under any secured debt that we or such guarantor subsidiary may issue or incur. Although we have no active subsidiaries at the time of this offering, we may in the future have one or more subsidiaries that, under certain circumstances, are not required to become guarantors. In that case, the notes would be effectively subordinated to the claims of all creditors, including trade creditors and tort claimants, of our subsidiaries that are not guarantors. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes.

 YOU MAY HAVE DIFFICULTY SELLING ANY OUTSTANDING NOTES THAT YOU DO NOT EXCHANGE.

     If you do not exchange your outstanding notes for the new notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your outstanding notes. Those transfer restrictions are described in the indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

     In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.

     If a large number of outstanding notes are exchanged for new notes issued in the exchange offer, it may be more difficult for you to sell your outstanding notes. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to exchange your outstanding notes for registered notes or to have those outstanding notes registered under the Securities Act. See "The Exchange Offer -- Consequences of Failure to Exchange Outstanding Notes" for a discussion of the possible consequences of failing to exchange your notes.

 NO PUBLIC MARKET EXISTS FOR THE NOTES AND AN ACTIVE TRADING MARKET FOR THE NEW NOTES MAY NOT DEVELOP.

     The notes are a new issue of securities with no established trading market. We do not intend to list the notes for trading on any national securities exchange or arrange for any quotation system to quote prices for them. The initial purchasers of the outstanding notes informed us after the completion of the offering of the outstanding notes that they intended to make a market in those notes and we anticipate that they will make a market in the new notes. However, they are not obligated to do so and may cease market-making activities at any time. As a result, we cannot assure you that an active trading market will develop for the notes.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     When we sold the outstanding notes on March 4, 2003, we entered into a registration rights agreement with the initial purchasers of those notes. Under the registration rights agreement, we agreed to file by June 2, 2003 a registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act. This prospectus is a part of the registration statement we have filed to satisfy our obligation. We also agreed to use our commercially reasonable efforts to cause this registration statement to be declared effective by the SEC by September 1, 2003. We also agreed to use our reasonable best efforts to keep this registration statement effective until the exchange offer is completed. The registration rights agreement provides that we are required to pay liquidated damages to the holders of the outstanding notes whose notes are subject to transfer restrictions if:

     - by June 2, 2003, the registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act has not been filed;

     - by September 1, 2003, the registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act is not declared effective; or

     - the exchange offer has not been consummated on or before the 30th business day, or longer, if required by the federal securities laws, after the registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act is declared effective.

A copy of the registration rights agreement is filed as an exhibit to the registration statement.

TERMS OF THE EXCHANGE OFFER

     This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange
offer is 5:00 p.m., New York City time, on           , 2003, or such later date
and time to which we, in our sole discretion, extend the exchange offer.

     The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the outstanding notes, except that the new notes being issued in the exchange offer:

     - will have been registered under the Securities Act;

     - will not bear the restrictive legends restricting their transfer under the Securities Act; and

     - will not contain the registration rights and liquidated damages provisions contained in the outstanding notes.

     Notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000.

     We expressly reserve the right, in our sole discretion:

     - to extend the expiration date;

     - to delay accepting any outstanding notes;

     - if any of the conditions set forth below under "-- Conditions to the Exchange Offer" has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

     - to amend the exchange offer in any manner.

     We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

HOW TO TENDER OUTSTANDING NOTES FOR EXCHANGE

     When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender outstanding notes for exchange must, on or prior to the expiration date:

     (1) transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to JPMorgan Chase Bank, the exchange agent, at the address set forth below under the heading "-- The Exchange Agent"; or

     (2) if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "-- The Exchange Agent."

     In addition, one of the following must occur:

     (1) the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

     (2) the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent's account at the Depository Trust Company, or DTC, along with the letter of transmittal or an agent's message; or

     (3) the holder must comply with the guaranteed delivery procedures described below.

The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, referred to as a "book-entry confirmation," which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

     The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or notes should be sent directly to us.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

     (1) by a holder of outstanding notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     (2) for the account of an eligible institution.

An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

     If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

     We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

     (1) reject any and all tenders of any outstanding note improperly tendered;

     (2) refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

     (3) waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

     Our interpretation of the terms and conditions of the exchange offer as to any particular notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

     If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

     By tendering, each holder will represent to us that, among other things, the person acquiring new notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes. If any holder or any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes, such holder or any such other person:

     (1) may not rely on the applicable interpretations of the staff of the SEC; and

     (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives new notes for its own account in exchange for the outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES ISSUED IN THE EXCHANGE OFFER

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue new notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "-- Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any notes for exchange.

     For each outstanding note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of new notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the issue date of the outstanding notes, or, if interest has been paid, the most recent date to which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

     In all cases, we will issue new notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

     (1) certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC;

     (2) a properly completed and duly executed letter of transmittal or an agent's message; and

     (3) all other required documents.

     If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFERS

     The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's system must make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC as applicable. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

     (1) be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" on or prior to the expiration date; or

     (2) comply with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If a holder of outstanding notes desires to tender such notes and the holder's notes are not immediately available, or time will not permit such holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     (1) the holder tenders the outstanding notes through an eligible institution;

     (2) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     (3) the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must:

     (1) specify the name of the person having tendered the outstanding notes to be withdrawn;

     (2) identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

     (3) where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

     If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those notes without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, the outstanding notes withdrawn will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be returned or credited to this account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under "-- How to Tender Outstanding Notes for Exchange" above at anytime on or prior to 5:00 p.m., New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     We are not required to accept for exchange, or to issue new notes in the exchange offer for, any outstanding notes. We may terminate or amend the exchange offer at any time before the acceptance of outstanding notes for exchange if:

     (1) any federal law, statute, rule or regulation is adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

     (2) any stop order is threatened or in effect with respect to either (i) the registration statement of which this prospectus constitutes a part or (ii) the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

     (3) there is a change in the current interpretation by staff of the SEC which permits the new notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes acquired in the exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of the new notes;

     (4) there is a general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

     (5) any governmental agency creates limits that adversely affect our ability to complete the exchange offer;

     (6) there is any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer;

     (7) there is a change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations, results of operations taken as a whole, that is or may be adverse to us; or

     (8) we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the new notes to be issued in the exchange offer.

     The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

THE EXCHANGE AGENT

     JPMorgan Chase Bank has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

                               Main Delivery To:

                              JPMORGAN CHASE BANK

                  By mail, hand delivery or overnight courier:

IF BY MAIL, TO:               IF IN PERSON, TO:             IF BY COURIER SERVICE, TO:
JPMorgan Chase Bank           JPMorgan Chase Bank           JPMorgan Chase Bank
Corporate Trust Services      GIS Unit Trust Window         Corporate Trust Services
2001 Bryan Street -- 9th      4 New York Plaza -- 1st       2001 Bryan Street -- 9th
Floor                         Floor                         Floor
Dallas, Texas 75201           New York, New York 10004      Dallas, Texas 75201
Attention: Frank Ivins        Attention: Frank Ivins        Attention: Frank Ivins

                           By facsimile transmission:
                        (for eligible institutions only)

                                 (214) 468-6494

                             Confirm by telephone:

                                 (214) 468-6464

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

     - SEC registration fees;

     - fees and expenses of the exchange agent and trustee;

     - accounting and legal fees;

     - printing fees; and

     - related fees and expenses.

TRANSFER TAXES

     Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE OUTSTANDING NOTES

     Holders who desire to tender their outstanding notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

     Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering memorandum dated February 27, 2003, relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

     Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

     Holders of the new notes and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

CONSEQUENCES OF EXCHANGING OUTSTANDING NOTES

     Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of those new notes, other than by any holder which is our "affiliate" within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     (1) the new notes issued in the exchange offer are acquired in the ordinary course of the holder's business; and

     (2) the holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the new notes issued in the exchange offer.

     However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

     Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

     (1) it is not an affiliate of ours;

     (2) it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer;

     (3) it is acquiring the new notes issued in the exchange offer in the ordinary course of its business; and

     (4) it is not acting on behalf of a person who could not make representations (1)-(3).

     Each broker-dealer that receives new notes for its own account in exchange for outstanding notes must acknowledge that:

     (1) such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

     (2) it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of new notes issued in the exchange offer.

     Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

     (1) may not rely on the applicable interpretation of the SEC staff's position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

     (2) must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

     In addition, to comply with state securities laws of certain jurisdictions, the new notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the registration rights agreement that, prior to any public offering of transfer restricted notes, we will register or qualify or cooperate with the holders of the new notes in connection with the registration or qualification of the notes for offer and sale under the securities laws of those states as any holder of the notes reasonably requests in writing. Unless a holder requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange outstanding notes in like principal amount. We will cancel all outstanding notes exchanged for new notes in the exchange offer.

                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents and our capitalization as of December 31, 2002 on an actual basis and as adjusted to give effect to the previous offering of the outstanding notes. You should read this table in conjunction with our financial statements and the related notes to the financial statements included in this prospectus. See "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Other Indebtedness."

                                                                DECEMBER 31, 2002
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $    207   $  169,582
                                                              ========   ==========
Current maturities of long-term debt........................  $  7,500   $    7,500
                                                              ========   ==========
Long-term debt, less current maturities:
  6.625% Debentures due 2007................................  $250,000   $  250,000
  7.125% Debentures due 2025................................    84,740       84,740
  9.000% Debentures due 2022................................    25,283       25,283
  Outstanding 8.125% Senior Notes due 2010..................        --      175,000
                                                              --------   ----------
     Total long-term debt, less current maturities..........  $360,023   $  535,023
                                                              --------   ----------
Common stockholder's equity:
  Common stock..............................................  $      1   $        1
  Additional paid-in capital................................   262,844      262,844
  Retained earnings.........................................   334,208      334,208
  Accumulated other comprehensive loss......................    (3,214)      (3,214)
                                                              --------   ----------
     Total common stockholder's equity......................  $593,839   $  593,839
                                                              --------   ----------
     Total capitalization(1)................................  $953,862   $1,128,862
                                                              ========   ==========

---------------

(1) Total capitalization is calculated as long-term debt (less current maturities) plus common stockholder's equity.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth our selected historical financial data. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes. The selected financial data as of December 31, 2001 and 2002 and for each of the years in the three-year period ended December 31, 2002 have been derived from our audited financial statements included elsewhere in this prospectus. The selected financial data as of December 31, 1998, 1999 and 2000 and for each of the years in the two-year period ended December 31, 1999 have been derived from our audited financial statements that are not included in this prospectus. The data should be read in conjunction with the financial statements, related notes and other financial information included elsewhere in this prospectus.

                                                                YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------------
                                                1998         1999         2000         2001         2002
                                             ----------   ----------   ----------   ----------   ----------
                                                                 (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Operating Revenues.........................  $  287,390   $  287,793   $  296,361   $  285,171   $  297,591
Operating Expenses:
  General and administrative...............      47,283       43,441       39,912       40,657       49,338
  Operation and maintenance................      38,156       37,784       36,666       37,000       32,279
  Depreciation and amortization............      50,957       51,444       56,558       58,654       58,988
  Taxes, other than income taxes...........      12,610       11,777       13,363       13,441       12,352
                                             ----------   ----------   ----------   ----------   ----------
      Total Operating Expenses.............     149,006      144,446      146,499      149,752      152,957
Operating Income...........................     138,384      143,347      149,862      135,419      144,634
Other Income, net..........................       3,722        2,657       10,656        2,278       10,374
Interest Charges:
  Interest on long-term debt...............      29,064       26,064       25,914       25,670       25,577
  Other interest...........................       8,496        4,185        6,273        5,302        2,688
  Allowance for borrowed funds used during
    construction...........................        (520)        (833)        (273)        (448)      (2,638)
                                             ----------   ----------   ----------   ----------   ----------
      Total Interest Charges...............      37,040       29,416       31,914       30,524       25,627
Income Before Income Taxes.................     105,066      116,588      128,604      107,173      129,381
Provision for Income Taxes.................      41,030       43,575       48,862       40,132       48,750
                                             ----------   ----------   ----------   ----------   ----------
Net Income.................................  $   64,036   $   73,013   $   79,742   $   67,041   $   80,631
                                             ==========   ==========   ==========   ==========   ==========
Cash Dividends on Common Stock.............  $   36,000   $   56,000   $   80,000   $   20,000   $       --
RATIO OF EARNINGS TO FIXED
  CHARGES(1):..............................        3.6x         4.5x         4.7x         4.2x         5.2x
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents..................  $    1,164   $      342   $    1,890   $      443   $      207
Working Capital(2).........................      (6,991)       3,908       13,427       36,708        7,720
Net Property, Plant & Equipment............     927,688      942,677      933,560      967,643    1,094,741
Total Assets...............................   1,080,271    1,080,767    1,104,079    1,143,744    1,222,849
Current maturities of long-term debt.......       1,667        1,667        1,667           --        7,500
Long-term debt, less current maturities....     372,440      370,793      369,146      367,503      360,023
Total Debt.................................     374,107      372,460      370,813      367,503      367,523
Common Stockholder's Equity................     453,352      469,639      469,381      516,422      593,839
Total Capitalization(3)....................     825,792      840,432      838,527      883,925      953,862

---------------

(1) For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of (a) our pre-tax income, and (b) fixed charges, net of interest capitalized. "Fixed charges" represent interest (whether expensed or capitalized), the amortization of total debt discount and expense and that portion of rentals considered to be representative of the interest factor.

(2) Working capital is calculated as current assets minus current liabilities, not including current maturities of long-term debt.

(3) Total capitalization is calculated as long-term debt, less current maturities, plus common stockholder's equity.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

     We own and operate a regulated interstate natural gas pipeline system, including facilities for mainline transmission and gas storage. Our system extends from the San Juan Basin in northwestern New Mexico and southwestern Colorado through Colorado, Utah, Wyoming, Idaho, Oregon and Washington to a point on the Canadian border near Sumas, Washington. Our natural gas pipeline system transports substantially all of the natural gas to the metropolitan areas of Seattle, Washington; Portland, Oregon; and Boise, Idaho, which represent most of our primary market areas. Our system has an aggregate mainline deliverability of approximately 2.9 Bcf of gas per day, and is composed of approximately 4,000 miles of mainline and lateral transmission pipelines, 470 meter stations and 43 mainline compressor stations with a combined capacity of approximately 348,000 horsepower. We also own or have access to natural gas and liquefied natural gas storage facilities in Utah and Washington with an aggregate seasonal storage level of 11.4 Bcf of working gas and daily withdrawal capacity of approximately 600 MMcf. These storage facilities enable us to balance daily receipts and deliveries and provide storage services to our customers. For the year ended December 31, 2002, our transportation and storage services accounted for approximately 91% and 3% of our operating revenues, respectively.

     In 2002, we transported and stored natural gas for a total of 166 customers. We provided services to markets in California, New Mexico, Colorado, Utah, Nevada, Wyoming, Idaho, Oregon and Washington. As with all natural gas pipeline operators, our transmission and storage activities are subject to regulation by the FERC under the Natural Gas Act and the NGPA. In accordance with our most recent FERC rate case, we currently charge our customers a rate of $0.3076/Dth of natural gas shipped on our pipeline system, regardless of the distance the gas is to be shipped.

 Critical Accounting Policies

     Regulatory Accounting. We are regulated by the Federal Energy Regulatory Commission ("FERC"). Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation," provides that rate-regulated public utilities account for and report regulatory assets and liabilities consistent with the economic effect of the way in which regulators establish rates if the rates established are designed to recover the costs of providing the regulated service and if the competitive environment makes it reasonable to assume that such rates can be charged and collected. Accounting for businesses that are regulated and apply the provisions of SFAS No. 71 can differ from the accounting requirements for non-regulated businesses. Transactions that are recorded differently as a result of regulatory accounting requirements include the capitalization of an equity return component on regulated capital projects, employee related benefits and other costs and taxes included in, or expected to be included in, future rates. As a rate-regulated entity, our management has determined that it is appropriate to apply the accounting prescribed by SFAS No. 71 and, accordingly, the accompanying financial statements include the effects of the types of transactions described above that result from regulatory accounting requirements.

     Revenue Subject to Refund. The FERC regulatory processes and procedures govern the tariff rates that we are permitted to charge to customers for interstate transportation of natural gas. Key determinants in the ratemaking process are (i) volume throughput assumptions, (ii) costs of providing service, including depreciation expense, and (iii) allowed rate of return, including the equity component of a pipeline's capital structure and related income taxes. Accordingly, at any given time, some of the revenues collected by us may be subject to possible refunds which may be required by final orders of the FERC. We record estimates of rate refund liabilities considering our and other third-parties' regulatory proceedings, advice of counsel and estimated total exposure, as discounted and risk weighted, as well as collection and other risks. Because we were not involved in any rate case proceedings at the FERC as of December 31, 2002, we had no potential rate refunds accrued as of that date.

     Contingent Liabilities. We establish reserves for estimated loss contingencies when it is management's assessment that a loss is probable and the amount of the loss can be reasonably estimated. Revisions to contingent liabilities are reflected in income in the period in which different facts or information become known or circumstances change that affect the previous assumptions with respect to the likelihood or amount of loss. Reserves for contingent liabilities are based upon management's assumptions and estimates, advice of legal counsel or other third parties regarding the probable outcomes of the matter. Should the outcome differ from the assumptions and estimates, revisions to the estimated reserves for contingent liabilities would be required.

     Impairment of Long-Lived Assets. We evaluate long-lived assets for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. When such a determination has been made, management's estimate of undiscounted future cash flows attributable to the assets is compared to the carrying value of the assets to determine whether an impairment has occurred. If an impairment of the carrying value has occurred, the amount of the impairment recognized in the financial statements is determined by estimating the fair value of the assets and recording a loss for the amount by which the carrying value exceeds the estimated fair value.

     Judgments and assumptions are inherent in management's estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset's fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the financial statements.

 Recent Developments

     Completed Expansion Project. On November 1, 2002, we placed in service our Grays Harbor Lateral project. This lateral pipeline is designed to provide 161,500 Dth per day of firm transportation capacity to serve a new power generation plant in the State of Washington. The Grays Harbor Lateral project was requested by one of our customers and included installation of 49 miles of 20-inch pipeline, the addition of 4,700 horsepower at an existing compressor station and a new meter station. The cost of the lateral project was approximately $92 million. The customer has suspended construction of the contemplated new power generation plant but that does not affect its obligation to pay for the cost of service of the lateral pipeline on an incremental rate basis. The Grays Harbor Lateral project is based on a 30-year contract and is expected to generate approximately $22 million of operating revenues in its first twelve months of operations.

     Early Retirement and Severance Expenses. As part of the effort to reduce future operating expenses, certain employee positions are being eliminated through organizational changes. In the second quarter of 2002, we recorded $3.9 million of pension benefits expense associated with an enhanced-benefit early retirement option offered to certain Williams employee groups. In the third and fourth quarters, we recorded an aggregate of $0.5 million of severance costs.

RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the financial statements and related notes contained elsewhere in this prospectus.

 Year Ended December 31, 2002 vs. Year Ended December 31, 2001

     Operating revenues increased $12.4 million, or 4%, due primarily to facility charge revenues of $3.6 million from incremental projects put into service during 2002, new reservation charges of approximately $1.5 million and higher short-term firm transportation revenues of $6.4 million, partially offset by a $1.6 million decrease in tracked fuel costs and Gas Research Institute charges billed to customers.

     Our transportation service accounted for 91% and 93% of operating revenues for the years ended December 31, 2002 and 2001, respectively. Additionally, gas storage services represented 3% of operating revenues in each of the years ended December 31, 2002 and 2001. Other revenues related to our transportation services represented 3% and 2% of operating revenues for the years ended December 31, 2002 and 2001, respectively.

     Operating expenses increased $3.2 million, or 2%, due primarily to a $6.6 million increase in retirement plan expenses, including $3.9 million related to an enhanced-benefit early retirement option offered to certain Williams employee groups, higher allocated general and administrative costs from Williams resulting from the consolidation of several of our administrative functions into Williams, and a $1.1 million charge for an abandoned project. These increases were partially offset by the decrease in tracked fuel costs and Gas Research Institute charges collectible from customers, a $1.2 million reduction in employee benefit costs and $3.8 million lower labor and other employee related cots resulting primarily from recent staff reductions in connection with the early retirement option and organizational changes across Williams. The increased level of capital spending compared to 2001, which has resulted in a greater percentage of employee labor and expenses being dedicated to capital projects, including the expansion projects discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments" and "Business -- Expansion Projects," has also contributed to the decrease in operating expenses during 2002.

     Operating income increased $9.2 million, or 7%, due to the higher revenues discussed above, partially offset by the higher operating expenses.

     Other income (net) increased $8.1 million primarily due to reduced charitable contribution commitments reflecting our desire to reduce non-income producing related expenses.

     Other interest charges decreased $2.6 million resulting from the 1995 rate case settlement refund paid to customers in August 2001.

     Allowance for borrowed funds used during construction increased $2.2 million as a result of the increase in expenditures for capital projects, including expansion projects.

 Year Ended December 31, 2001 vs. Year Ended December 31, 2000

     Operating revenues decreased $11.2 million, or 4%, due primarily to the recognition in 2000 of a $10.2 million surcharge resulting from a favorable FERC decision on return on equity related to our 1993 rate case.

     Our transportation service accounted for 93% and 94% of operating revenues for the years ended December 31, 2001 and 2000, respectively. Additionally, 3% of operating revenues represented gas storage service in each of the years ended December 31, 2001 and 2000.

     Operating expenses increased $3.3 million, or 2%, due primarily to higher depreciation in 2001 and the receipt in 2000 of $2.1 million in environmental liability insurance settlements, partially offset in 2001 by decreased rental expense reflected in general and administrative expense.

     Operating income decreased $14.4 million, or 10%, due to reasons identified above.

     Other income (net) decreased $8.4 million primarily resulting from the recognition in 2000 of $7.0 million of interest on the 1993 rate case surcharge revenues discussed above in operating revenues and higher charitable contributions in 2001.

     Other interest charges decreased $1.0 million due primarily to the payment of the 1995 rate case refund in August of 2001.

 Operating Statistics

     The following table summarizes volumes and capacity for the periods indicated:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2000   2001   2002
                                                              ----   ----   ----
Total Throughput (TBtu).....................................  752    734    729
Average Daily Transportation Volumes (TBtu).................  2.1    2.0    2.0
Average Daily Firm Reserved Capacity (TBtu).................  2.7    2.7    2.9

CAPITAL RESOURCES AND LIQUIDITY

 Method of Financing

     We fund our capital requirements with cash flows from operating activities, by accessing capital markets, by repayments of funds advanced to WGP, by borrowings under the credit agreement described below, and, if required, advances from WGP.

     Williams and some of its subsidiaries, including us, are parties to a $700 million credit agreement, under which we can borrow up to $400 million to the extent the funds available under the credit agreement have not been borrowed by Williams or other subsidiaries or otherwise must remain available to Williams. The credit agreement expires in July 2005. Interest rates vary with current market conditions based on the base rate of Citibank N.A., the federal funds rate or the London Interbank Offered Rate ("LIBOR"). The credit agreement contains restrictions, which limit, under some circumstances, the issuance of additional debt, the attachment of liens on any assets and any change of ownership of us. As Williams completes certain asset sales, the commitments from participating banks in the credit agreement will be reduced to $400 million, and with further asset sales could be reduced below that amount, but we will continue to have borrowing capacity up to the lesser of $400 million or the amount that Williams would be able to borrow, to the extent the funds available under the credit agreement have not been borrowed by Williams or other participating subsidiaries or otherwise must remain available to Williams. At December 31, 2002, the commitment from participating banks had been reduced to $463 million, the borrowing capacity available to us was $400 million, and we had no outstanding borrowings under this agreement. Our assets have not been pledged to secure any indebtedness of Williams or its other affiliates, either under the credit agreement or pursuant to any other credit facility of Williams and its other affiliates.

     As a participant in Williams' cash management program, we make advances to and receive advances from Williams through our parent company, WGP. At December 31, 2002, the advances due to us by WGP totaled $17.3 million. The advances are represented by demand notes. The interest rate on intercompany demand notes is the LIBOR on the first day of the month plus an applicable margin (which was 3.5% at December 31, 2002) based on our current Standard & Poor's credit rating. Due to recent asset sales, anticipated asset sales in the future and recently negotiated secured borrowing facilities, Williams has indicated that it currently believes that it will continue to have the financial resources and liquidity to repay these advances made by us. See "Risk Factors -- Risks Relating to Our Ownership by Williams."

     Historically, we also funded our capital requirements through a sale of receivables program. Through a wholly-owned bankruptcy remote subsidiary, we sold certain trade accounts receivable to a special-purpose entity ("SPE") in a securitization structure requiring annual renewal. We acted as the servicing agent for the sold receivables. The sale of receivables program expired on July 25, 2002, and on July 26, 2002, we completed the repurchase of $15 million of trade accounts receivable previously sold. This program was not renewed as a result of the loss of our investment grade credit ratings.

     Our expenditures for property, plant and equipment additions were $181.8 million, $94.9 million and $47.9 million for 2002, 2001 and 2000, respectively. We expect total capital expenditures for 2003 will be approximately $330 million, of which approximately $63 million will be for maintenance capital expenditures and other non-expansion related items. Although no assurances can be given, we currently believe that the aggregate of cash flows from operating activities, supplemented, when necessary, by the repayment by WGP to us of funds previously advanced to WGP, the net proceeds of the offering of the outstanding notes, advances or capital contributions from Williams and borrowings under the revolving credit agreement will provide us with sufficient liquidity to meet our capital requirements. When necessary, we also expect to access the public and private capital markets to finance our capital requirements.

 Credit Ratings

     We have no guarantees of off-balance sheet debt to third parties and maintain no debt obligations that contain provisions requiring accelerated payment of the related obligations in the event of specified levels of declines in Williams' or our credit ratings given by Moody's Investor Services, Standard & Poor's and Fitch Ratings.

     In July 2002, Moody's Investor Services, Standard & Poor's and Fitch Ratings lowered our credit ratings on our unsecured long-term debt from Baa1, BBB+ and BBB+ to Ba2, B+ and BB-, respectively. In November 2002, Moody's Investor Services further lowered our credit rating to B3 from Ba2. Currently, Moody's Investor Services and Standard & Poor's have our credit ratings on "negative outlook" and "negative watch," respectively.

     With the downgrade in our credit ratings, we expect interest rates on future financings may be higher than they would otherwise be.

OTHER

 Contractual Obligations

     The table below summarizes some of the more significant contractual obligations and commitments by period (in millions of dollars).

                                                                     CAPITAL        TOTAL
                                           LONG-TERM   OPERATING   EXPENDITURE   CONTRACTUAL
PERIOD                                       DEBT       LEASES     COMMITMENTS   OBLIGATIONS
------                                     ---------   ---------   -----------   -----------
2003.....................................   $  7.5       $ 4.4      $  324.6(1)    $336.5
2004.....................................      7.5         6.0          30.2         43.7
2005.....................................      7.5         7.0            --         14.5
2006.....................................      7.5         6.0            --         13.5
2007.....................................    252.9         6.1            --        259.0
After 2007...............................     85.0        12.1            --         97.1
                                            ------       -----      --------       ------
Total....................................   $367.9       $41.6      $  354.8       $764.3
                                            ======       =====      ========       ======

---------------

(1) These contractual commitments for construction and acquisition of property, plant and equipment are included in our estimated $330 million of total capital expenditures for 2003.

 Contingencies

     We are not currently involved in any pending rate cases. See Note 2 of the notes to the audited financial statements as of December 31, 2002 and 2001 and for the three years in the period ended December 31, 2002 included elsewhere in this prospectus for information about regulatory, judicial and business developments which cause operating and financial uncertainties.

 Effect of Inflation

     We generally have experienced increased costs in recent years due to the effect of inflation on the cost of labor, materials and supplies, and property, plant and equipment. A portion of the increased labor and materials and supplies cost can directly affect income through increased maintenance and operating costs. The cumulative impact of inflation over a number of years has resulted in increased costs for current replacement of productive facilities. The majority of our property, plant and equipment and inventory is subject to rate-making treatment, and under current FERC practices, recovery is limited to historical costs. While amounts in excess of historical cost are not recoverable under current FERC practices, we believe we will be allowed to recover and earn a return based on the increased actual costs incurred when existing facilities are replaced. Cost-based regulation, along with competition and other market factors, limit our ability to price services or products based upon the effect of inflation on costs.

MARKET RISK DISCLOSURES

 Interest Rate Risk

     Our interest rate risk exposure is limited to our long-term debt. All interest rates on long-term debt are fixed in nature.

     The following table provides information as of December 31, 2002 about our long-term debt, including current maturities. The table presents principal cash flows (at face value) and weighted average interest rates by expected maturity dates.

                                         2003   2004   2005   2006    2007    THEREAFTER   TOTAL    FAIR VALUE
                                         ----   ----   ----   ----   ------   ----------   ------   ----------
                                                                (DOLLARS IN MILLIONS)
Long-term debt, including current
  portion:
  Fixed rate...........................  $7.5   $7.5   $7.5   $7.5   $252.9     $85.0      $367.9     $328.2
  Interest rate........................   6.9%   6.9%   6.8%   6.8%     6.8%      7.1%

                                    BUSINESS

NORTHWEST PIPELINE CORPORATION

     We own and operate a regulated interstate natural gas pipeline system, including facilities for mainline transmission and gas storage. Our system extends from the San Juan Basin in northwestern New Mexico and southwestern Colorado through Colorado, Utah, Wyoming, Idaho, Oregon and Washington to a point on the Canadian border near Sumas, Washington. Our natural gas pipeline system transports substantially all of the natural gas to the metropolitan areas of Seattle, Washington; Portland, Oregon; and Boise, Idaho which represent most of our primary market areas. Our system has an aggregate mainline deliverability of approximately 2.9 Bcf of gas per day and is composed of approximately 4,000 miles of mainline and lateral transmission pipelines, 470 meter stations and 43 mainline compressor stations with a combined capacity of approximately 348,000 horsepower. We also own or have access to natural gas and liquefied natural gas storage facilities in Utah and Washington with an aggregate seasonal storage level of 11.4 Bcf of working gas and daily withdrawal capacity of approximately 600 MMcf. These storage facilities enable us to balance daily receipts and deliveries and provide storage services to our customers. For the year ended December 31, 2002, our transportation and storage services accounted for approximately 91% and 3% of our operating revenues, respectively.

     In 2002, we transported natural gas for a total of 166 customers, including distribution companies, municipalities, interstate and intrastate pipelines, gas marketers and direct industrial users. We provided services to markets located in California, New Mexico, Colorado, Utah, Nevada, Wyoming, Idaho, Oregon and Washington. Our firm transportation agreements are generally long-term agreements with various maturities of up to 30 years and accounted for approximately 87% of our operating revenues for the year ended December 31, 2002. These long-term agreements have historically resulted in predictable volumes and related cash flows. Additionally, we offer interruptible and short-term firm transportation services, which accounted for approximately 4% of our operating revenues for the year ended December 31, 2002.

     As with all interstate natural gas pipeline operators, our transmission and storage activities are subject to regulation by the FERC and, as such, our rates and charges for the transportation of natural gas in interstate commerce, the extension, enlargement or abandonment of our jurisdictional facilities, and our accounting, among other things, are subject to regulation. In accordance with our most recent FERC rate case, we are currently authorized to charge our customers a rate equivalent to $0.3076/Dth for natural gas shipped on our pipeline system, regardless of the distance the gas is to be shipped. We currently have no outstanding rate cases before the FERC, nor any immediate plans to file a rate case with the FERC.

COMPETITIVE STRENGTHS

     Stable, Recurring Revenues Contracted Under Long-Term Firm Agreements. For the year ended December 31, 2002, approximately 90% of our operating revenues were generated under long-term firm transportation and storage agreements. Our transportation and storage agreements are generally contracted on a long-term basis and our rates are substantially collected through fixed demand charges. As a result, fluctuations in natural gas prices and actual volumes transported and stored have a limited impact on our operating revenues. The average remaining primary term of our long-term firm agreements is approximately 8.9 years on a volume-weighted basis. Our long-term firm agreements generally contain year-to-year automatic renewals at the end of the primary term, unless a termination notice is given by the customer. We do not have any substantial transportation and storage agreements expiring in 2003. Agreements representing 14% of our total long-term firm capacity expire in 2004, and as a result of rollover provisions will become year-to-year contracts at such time, unless terminated or extended for a longer term. No single agreement which expires during the next 10 years represents more than 12% of our total long-term firm capacity. Additionally, we only invest in infrastructure expansion on the basis of long-term firm commitments (of at least 15 years) from customers for the additional capacity or with customer commitments for support of improvements to existing facilities. We have historically experienced minimal bad debt expense due to the relatively strong credit quality of most of our customers and the extensive credit screening process we conduct on all of our customers.

     Sole Provider in Significant Geographic Markets. Our natural gas pipeline system transports substantially all of the natural gas to the metropolitan areas of Seattle, Washington; Portland, Oregon; and Boise, Idaho, which represent most of our primary market areas. Although we do not face significant competition in many of our market areas, we consistently strive to provide high quality customer service. In 2002, we received our highest rating ever in our annual customer satisfaction survey conducted by Energy Insights, a third-party energy consulting firm. We believe our consistently high level of customer satisfaction is due to our flexible, reliable services as well as the customized transportation solutions we offer to our customers at prices generally lower than those of our competitors.

     Efficient Operations Resulting in a Competitive Cost Structure. The efficient operation of our pipeline system enables us to position ourselves as the low cost, high quality provider of transportation and storage services in our major market areas. We have attained our competitive cost structure by exercising strict expense and capital spending discipline, utilizing the same physical pipeline facilities to provide simultaneous gas transportation services in two directions, and expanding our facilities to complement our existing infrastructure and geographic markets. By maintaining low costs, we maximize our earnings and cash flows and increase the probability of earning a rate of return on equity that is at least equal to the regulated return as set by the FERC, and avoid the need to file new rate cases with the FERC.

     Flexible Pipeline Operations with Diversified Natural Gas Supplies. Our pipeline system is designed on a bi-directional basis, which allows us to provide gas transportation services both north and south simultaneously on the system. Because we can transport gas from the San Juan and Rockies basins in the south, as well as from Canada in the north, we are able to provide our customers with low cost supply alternatives and flexible service options. Through our system storage and Park and Loan service, we provide our customers flexibility in helping them manage their gas supply and transportation balancing needs.

     Strong Management Team. Our operating management team has an average tenure of more than 13 years managing Williams' gas pipeline systems. Our management has an intense focus on operating our assets efficiently while providing a high level of service to our customers. This team also has a comprehensive understanding of the regulatory environment under which we operate. The depth and strength of our management has enabled us to identify and capitalize on expansion and growth opportunities.

BUSINESS STRATEGY

     Our primary strategy is to safely and efficiently operate our facilities and opportunistically invest in new infrastructure to meet the growing demands of our market areas. The principal elements of our business strategy are to:

     Maintain Safe and Reliable Operations with a High Degree of Customer Satisfaction. We intend to continue to operate our transportation and storage facilities in a safe manner for our communities, customers, employees and the environment. We believe our record of long-term customer relationships and contract extensions is due to our reliable and flexible transportation and storage services as well as the relatively lower rates we offer our customers.

     Continue to Efficiently Operate and Reduce Costs in Our Existing Operations. We believe we can generate additional revenue and operating income by increasing and optimizing throughput on our existing pipeline assets and realizing cost savings through continued operational efficiencies. Because of our relatively low variable costs in operating our facilities, increasing revenues directly leads to increased cash flow and improved margins. We believe we can further reduce our costs by minimizing capital expenditures for maintenance items that do not impact pipeline safety, security or performance and by continuing to implement our strict operating expense discipline.

     Strategically Expand Our Natural Gas Transportation Infrastructure. We believe that the demand for natural gas in the Pacific Northwest will continue to increase due to the growing preference for natural gas in residential and commercial markets, as well as for use in power generation facilities in response to environmental concerns. We believe this growth in demand will support future expansions of our mainline and lateral capacity. We intend to capitalize on our existing infrastructure, market position and customer relationships in order to expand operations to meet the anticipated increased demand for natural gas transportation and storage services, while maintaining access to substantial sources of natural gas supply. We have expanded our infrastructure on the basis of long-term firm commitments (of at least 15 years) from customers for the additional capacity or with customer commitments for support of improvements to existing facilities.

     Our 2002 capital expenditures totaled approximately $182 million, of which approximately $33 million was for maintenance and other non-expansion purposes.

EXPANSION PROJECTS

     The Rockies Expansion Project. On August 29, 2001, we filed an application with the FERC to construct and operate an expansion of our pipeline system designed to provide an additional 175,000 dekatherms per day of capacity to our transmission system in Wyoming and Idaho in order to reduce reliance on displacement capacity. The Rockies Expansion Project includes the installation of 91 miles of pipeline loop and the upgrading or modification of six compressor stations for a total increase of 26,057 horsepower. We reached a settlement agreement with the majority of our firm shippers to support the roll-in of the expansion costs into our existing rates. The FERC issued a certificate on September 23, 2002 approving the project. We filed an application with the FERC in February 2003 to amend the certificate to reflect minor facility scope changes. Construction is scheduled to start by May 2003, with a targeted in-service date of November 1, 2003. The current estimated cost of the expansion project is approximately $140 million, of which approximately $16 million may be offset by settlement funds anticipated to be received from a former customer in connection with a contract restructuring.

     The Evergreen Expansion Project. On October 3, 2001, we filed an application with the FERC to construct and operate an expansion of our pipeline system designed to provide 276,625 dekatherms per day of firm transportation capacity to serve new power generation demand in western Washington. The Evergreen Expansion Project includes installing 28 miles of pipeline loop, upgrading, replacing or modifying five compressor stations and adding a net total of 64,160 horsepower of compression. The FERC issued a certificate on June 27, 2002 approving the expansion and the incremental rates to be charged our expansion customers. We started construction in October 2002 with completion targeted for October 1, 2003. We filed an application with the FERC in January 2003 to amend the certificate to reflect minor facility scope and schedule changes. The estimated cost of the expansion project is approximately $198 million. This expansion is based on 15 and 25 year contracts and is expected to provide approximately $42 million of operating revenues in its first twelve months of operations.

     The Columbia Gorge Expansion Project. Our October 3, 2001 application with respect to the Evergreen Expansion Project, which was approved by the FERC on June 27, 2002, also requested approvals to construct and operate an expansion of our pipeline system designed to replace 56,000 dekatherms per day of northflow design displacement capacity from Stanfield, Oregon to Washougal, Washington. The Columbia Gorge Project includes upgrading, replacing or modifying five existing compressor stations, adding a net total of 24,030 horsepower of compression. We reached a settlement with the majority of our firm shippers to support roll-in of 84% of the expansion costs into our existing rates with the remainder to be allocated to the incremental Evergreen Expansion customers. Our January 2003 application to amend the certificate also reflected minor facility scope changes for the Columbia Gorge Expansion Project. We plan to start construction by May 2003, with a targeted in-service date of November 1, 2003. The estimated cost of the expansion project is approximately $43 million.

DESCRIPTION OF THE PIPELINE SYSTEM

     Pipeline Facilities. The mainline is comprised of approximately 2,371 miles of predominantly 26-inch diameter pipe, much of which is looped, and extends from its point of origination in the San Juan Basin to a point on the Canadian border near Sumas, Washington. An additional 1,641 miles of supply and service laterals of varying diameters are included as part of the mainline transmission system. The mainline transmission system has a design capacity of 2.9 Bcf per day, which we expect to increase to 3.2 Bcf per day upon completion of our current expansion projects.

     Pipeline Operations. We currently have 43 mainline compressor stations, and we own and operate 470 meter stations as part of the mainline system. We maintain 24-hour monitoring of our pipeline system via a computerized data monitoring and control system that links all compressor stations and maintenance bases with our operations center in Salt Lake City, Utah. Remote facilities along our pipeline route are accessed with the use of multiple address radio communication links which allow our pipeline to be operated remotely from our operations center. The central gas control operations center includes the dispatching center, which houses the gas management and control and computer systems required to operate our pipeline system. A back-up operations center is located at the Evanston, Wyoming maintenance base.

     Operations. We have operated our pipeline system with regular and continuous maintenance since we commenced operations. Inspections and tests are performed at prescribed intervals to ensure the integrity of the pipeline system. These inspections include periodic corrosion surveys, testing of relief and over-pressure devices and periodic aerial inspections of the rights-of-way, all conforming to United States Department of Transportation regulations.

TRANSPORTATION SERVICE

     Long-Term Firm Transportation Service Agreements. Most of our pipeline system's design capacity of 2.9 Bcf per day is contracted under long-term firm gas transportation service agreements with approximately 52 firm transportation shippers. Under these agreements our pipeline system receives natural gas on behalf of such shippers at designated receipt points, transports the gas on a firm basis up to each shipper's maximum daily quantity and delivers thermally equivalent quantities of gas at designated delivery points. In return for this service, as provided in the long-term firm transportation service agreements, each shipper pays us the amount set forth in our FERC gas tariff, with such amount consisting primarily of a fixed monthly reservation fee which is currently $0.2776 per Dth, based on each shipper's maximum daily quantity, and a commodity charge which is currently $0.0300 per Dth.

     We have long-term firm transportation service agreements providing for the transportation of approximately 2.2 MMDth per day of natural gas. Upon completion and placement in-service of our Evergreen expansion project, we will have long-term firm transportation service agreements providing for the transportation of approximately 2.5 MMDth per day. The following table provides information regarding capacity, stated as a function of contract demand associated with long-term firm transportation service agreements the primary terms of which are due to expire each year through 2012.

                                           LONG-TERM FIRM CONTRACTS WITH PRIMARY TERMS EXPIRING IN:
                                   -------------------------------------------------------------------------
                                   2003   2004    2005   2006   2007    2008    2009    2010   2011    2012
                                   ----   -----   ----   ----   -----   -----   -----   ----   -----   -----
MDth/d...........................  9.2    349.1   0.0    0.8    109.1   496.2   160.0   58.4   102.0   379.6

     The foregoing table illustrates that the primary terms of our long-term firm transportation agreements representing a majority of our contracted capacity will expire over the course of the next 10 years. We believe, however, that because we are the only interstate natural gas pipeline company that presently provides significant service to most of our primary gas market areas, most of the customers who are parties to those long-term firm agreements are likely to renew or extend those agreements, although we cannot predict the terms that will be applicable to those renewals or extensions. In the event that any of those customers elected not to renew or extend its agreement, we could seek a change in rates with the FERC in order to allocate the costs associated with that agreement among other customers.

     Other Transportation Service Agreements. In addition to long-term firm transportation service agreements, we have entered into several relatively short-term firm service transportation agreements, which are typically for a term of less than one year.

GAS STORAGE

     Underground gas storage facilities enable us to balance daily receipts and deliveries and provide storage services to our customers.

     We have a contract with a third party, under which gas storage services are provided to us in an underground storage reservoir in the Clay Basin Field located in Daggett County, Utah. We are authorized to utilize the Clay Basin Field at a seasonal storage level of 3.0 Bcf of working gas, with a firm delivery capability of 25 MMcf of gas per day.

     We own a one-third interest in the Jackson Prairie underground storage facility located near Chehalis, Washington, with the remaining interests owned by two of our distribution customers. Our one-third share of the authorized seasonal storage capacity of the facility is 6.1 Bcf of working gas. Our one-third share of the facility provides peak-day deliveries to us of up to 283 MMcf per day on a firm basis and up to an additional 50 MMcf per day on a best-efforts basis.

     We also own and operate a liquefied natural gas storage facility located near Plymouth, Washington, which provides standby service for our customers during extreme peaks in demand. The facility has a total liquefied natural gas storage capacity equivalent to 2.3 Bcf of working gas, liquefaction capability of 12 MMcf per day and regasification capability of 300 MMcf per day. Some of our major customers own the working gas stored at the liquefied natural gas plant.

OWNERSHIP OF PROPERTY

     Our pipeline system is owned in fee simple. However, a substantial portion of our system is constructed and maintained pursuant to rights-of-way, easements, permits, licenses or consents on and across properties owned by others. Our compressor stations with appurtenant facilities are located in whole or in part upon lands owned by us or held under leases or permits issued or approved by public authorities, or pursuant to easements granted by private landowners. Our liquefied natural gas facility is located on lands owned by us in fee simple. Various credit arrangements restrict the sale or disposal of a major portion of our pipeline system.

INSURANCE

     We maintain insurance coverage for our pipeline system in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which we operate. Our insurance program includes general liability insurance, auto insurance, worker's compensation insurance and all-risk property, boiler and machinery and business interruption insurance with a mortgagee clause naming the collateral agent as sole loss payee. Our insurance needs are provided for, on an "at cost" basis, through Williams' insurance program. From time to time, Williams may extend insurance to us through a self-insurance program, to the extent and in the manner normal for companies of like size, type and financial condition.

EMPLOYEES

     At January 31, 2003, 436 persons were either employed directly by us or otherwise assigned to us by Williams, none of whom is represented under collective bargaining agreements. No strike or work stoppage in any of our operations has occurred in the past, and relations with employees are good.

REGULATORY MATTERS

  FERC Regulation and Rate Structure

     Our transportation of natural gas in interstate commerce is subject to regulation by the FERC under the Natural Gas Act and the Natural Gas Policy Act. We hold certificates of public convenience and necessity issued by the FERC authorizing us to own and operate all pipelines, facilities and properties considered jurisdictional for which certificates are required under the Natural Gas Act.

     We are subject to the Natural Gas Pipeline Safety Act of 1968, as amended by Title I of the Pipeline Safety Act of 1979, which regulates safety requirements in the design, construction, operation and maintenance of interstate gas transmission facilities.

     Our rates and charges for transportation in interstate commerce are subject to regulation by the FERC under the applicable FERC regulations. FERC regulations and our FERC approved tariff allow us to establish and collect rates designed to give us an opportunity to recover all actually and prudently incurred operations and maintenance costs of our pipeline system, taxes, interest, depreciation and amortization and a regulated equity return.

     Rates charged by natural gas companies may not exceed the just and reasonable rates approved by the FERC. In addition, natural gas companies are prohibited from granting any undue preference to any person, or maintaining any unreasonable difference in their rates or terms and conditions of service. FERC regulations also prohibit us from preventing shippers from freely assigning their capacity, provided that the assignee meets the credit rating standards imposed by our FERC tariff and that the assignment is operationally feasible to accommodate.

     Under Section 5 of the Natural Gas Act, on its own motion or based on a complaint filed by a customer of the pipeline or other interested person, the FERC may initiate a proceeding seeking to compel a pipeline to change any rate which is on file. If the FERC determines that the existing rate or condition is unjust, unreasonable, unduly discriminatory or preferential, then any rate reduction that is ordered at the conclusion of such a proceeding is generally effective prospectively from the date of the order requiring this change. We currently have no outstanding rate cases before the FERC, nor any immediate plans to file a rate case.

     The nature, and degree of, regulation of natural gas companies has changed significantly during the past 20 years, and there is no assurance that further substantial changes will not occur, or that existing policies and rules will not be applied in a new or different manner.

     On September 27, 2001, the FERC issued a Notice of Proposed Rulemaking proposing to adopt uniform standards of conduct for transmission providers. The proposed rules define transmission providers as interstate natural gas pipelines and public utilities that own, operate or control electric transmission facilities. The proposed standards would regulate the conduct of transmission providers with their energy affiliates. The FERC proposes to define energy affiliates broadly to include any transmission provider affiliate that engages in or is involved in transmission (gas or electric) transactions, or manages or controls transmission capacity, or buys, sells, trades or administers natural gas or electric energy or engages in financial transactions relating to the sale or transmission of natural gas or electricity. Current rules regulate our conduct and our gas marketing affiliates. The FERC invited interested parties to comment on the Notice of Proposed Rulemaking. On April 25, 2002, the FERC issued its staff analysis of the Notice of Proposed Rulemaking and the comments received. The staff analysis proposed redefining energy affiliates to exclude affiliated transmission providers. On May 21, 2002, the FERC held a public conference concerning the Notice of Proposed Rulemaking and the FERC invited the submission of additional comments. If adopted, these new standards would require us to adopt new compliance measures.

     On July 17, 2002, the FERC issued a Notice of Inquiry to seek comments on its negotiated rate policies and practices. The FERC states that it is undertaking a review of the recourse rate as a viable alternative and safeguard against the exercise of market power of interstate gas pipelines, as well as the entire spectrum of issues related to its negotiated rate program. The FERC has requested that interested parties respond to various questions related to the FERC's negotiated rate policies and practices. We have negotiated certain rates under the FERC's existing negotiated rate program, and participated in comments filed in this proceeding by Williams in support of the FERC's existing negotiated rate program.

     On August 1, 2002, the FERC issued a Notice of Proposed Rulemaking that proposes restrictions on various types of cash management programs employed by companies in the energy industry such as Williams and its subsidiaries. In addition to stricter guidelines regarding the accounting for and documentation of cash management or cash pooling programs, the FERC proposal, if made final, would preclude public utilities, natural gas companies and oil pipeline companies from participating in such programs unless the parent company and its FERC-regulated affiliate maintain investment grade credit ratings and that the FERC-regulated affiliate maintains stockholders' equity of at least 30% of total capitalization. Williams' and our current credit ratings are non-investment grade. We participated in comments filed in this proceeding on August 28, 2002 by the Interstate Natural Gas Association of America. On September 25, 2002, the FERC convened a technical conference to discuss issues raised in the comments filed by parties in this proceeding.

  Safety Regulations

     Our operations are subject to regulation by the United States Department of Transportation under the Natural Gas Pipeline Safety Act of 1969, as amended, relating to the design, installation, testing, construction, operation and management of our pipeline system. The Natural Gas Pipeline Safety Act requires any entity that owns or operates pipeline facilities to comply with applicable safety standards, to establish and maintain inspection and maintenance plans and to comply with such plans.

     The Natural Gas Pipeline Safety Act was amended by the Pipeline Safety Act of 1992 to require the Department of Transportation's Office of Pipeline Safety to consider protection of the environment when developing minimum pipeline safety regulations. In addition, the amendments required that the Department of Transportation issue pipeline regulations concerning, among other things, the circumstances under which emergency flow restriction devices should be required, training and qualification standards for personnel involved in maintenance and operation, and requirements for periodic integrity inspections, as well as periodic inspection of facilities in navigable waters which could pose a hazard to navigation or public safety. In addition, the amendments narrowed the scope of our gas pipeline exemption pertaining to underground storage tanks under the Resource Conservation and Recovery Act.

     In 2002, the U.S. Congress enacted the Pipeline Safety Improvement Act, and final regulations implementing the Pipeline Safety Improvement Act are anticipated to be issued in 2003. The Pipeline Safety Improvement Act makes numerous changes to pipeline safety law, the most significant of which is the requirement that operators of pipeline facilities implement written integrity management programs. Such programs must include a baseline integrity assessment of each of an operator's transmission facilities that must be completed within 10 years of the enactment of the Pipeline Safety Improvement Act. We anticipate that the Pipeline Safety Improvement Act and regulations will impose increased costs associated with the new pipeline inspection and pipeline integrity program requirements, but based on current information we do not expect these costs to have a material adverse effect upon our earnings.

ENVIRONMENTAL MATTERS

     We are subject to extensive federal, state and local statutes, rules and regulations relating to environmental protection, including the National Environmental Policy Act, the Clean Air Act, and the Comprehensive Environmental Response, Compensation and Liability Act. These laws and regulations can result in increased capital, operating, and other costs. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals, and may be enforced by both public officials and private individuals.

     We may be responsible for environmental clean-up and other costs at sites that we formerly or currently own or operate and at third-party waste disposal sites. We cannot predict with certainty the amount and timing of future expenditures related to environmental matters because of the difficulty of estimating clean-up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties. Environmental regulations may also require us to install pollution control equipment at, or perform environmental remediation on, our facilities.

     Historically, with respect to any capital expenditures required to meet applicable standards and regulations, the FERC has granted the requisite rate relief so that, for the most part, such expenditures and a return thereon have been permitted to be recovered. We have no reason to believe the FERC will change that position. Our management believes that compliance with applicable environmental requirements is not likely to have a material adverse effect upon our financial condition.

LEGAL PROCEEDINGS

     In 1998, the U.S. Department of Justice informed Williams that Jack Grynberg, an individual, had filed claims in the U.S. District Court for the District of Colorado under the False Claims Act against Williams and some of its wholly-owned subsidiaries, including us. Mr. Grynberg had also filed claims against approximately 300 other energy companies and alleged that the defendants violated the False Claims Act in connection with the measurement, royalty valuation and purchase of hydrocarbons. The relief sought was an unspecified amount of royalties allegedly not paid to the federal government, treble damages, a civil penalty, attorneys' fees and costs. On April 9, 1999, the Department of Justice announced that it was declining to intervene in any of the Grynberg qui tam cases; including the action filed against Williams entities in the U.S. District Court for the District of Colorado. On October 21, 1999, the Panel on Multi-District Litigation transferred all of the Grynberg qui tam cases, including those filed against Williams to the U.S. District Court for the District of Wyoming for pre-trial purposes. On October 9, 2002, the court granted a motion to dismiss Grynberg's royalty valuation claims. Grynberg's measurement claims remain pending against Williams and the other defendants.

     On June 8, 2001, 14 Williams entities, including us, were named as defendants in a nationwide class action lawsuit which has been pending against other defendants, generally pipeline and gathering companies, for more than one year. The plaintiffs allege that the defendants, including Williams defendants, have engaged in mismeasurement techniques that distort the heating content of natural gas, resulting in an alleged underpayment of royalties to the class of producer plaintiffs. In September 2001, plaintiffs' counsel voluntarily dismissed two of the 14 Williams entities named as defendants in the lawsuit. In November 2001, Williams defendants, along with other coordinating defendants, filed a motion to dismiss on non-jurisdictional grounds. In January 2002, most of the Williams defendants, along with a group of coordinating defendants filed a motion to dismiss for lack of personal jurisdiction. On August 19, 2002, defendants' motion to dismiss on non-jurisdictional grounds was denied. On September 17, 2002, the plaintiffs filed a motion for class certification. The Williams entities joined with other defendants in contesting certification of the plaintiff class and a decision on this issue is pending.

     We believe that the ultimate resolution of the foregoing matters, based on advice of counsel and after consideration of amounts accrued, insurance coverage, potential recovery from customers and other indemnification arrangements, will not have a materially adverse effect upon our future financial position, results of operations and cash flow requirements.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The following is a list of our directors and officers, their ages and their positions as of January 31, 2003.

NAME                                   AGE                        TITLE
----                                   ---                        -----
Steven J. Malcolm....................  54    Director and Chairman of the Board
J. Douglas Whisenant.................  56    Director, President and Chief Executive Officer
Allison G. Bridges...................  43    Director and Vice President, Commercial
                                             Operations
Randall Lee Barnard..................  44    Vice President, Operations
Randall R. Conklin...................  46    Vice President, General Counsel and Assistant
                                             Secretary
P. David Dean........................  51    Vice President, Engineering and Construction
Frank J. Ferazzi.....................  46    Vice President, Commercial Operations
H. Dean Jones II.....................  50    Vice President, Commercial Operations
Ronald M. Mucci......................  45    Vice President, Chief Information Officer
Richard D. Rodekohr..................  44    Vice President, Finance and Accounting and
                                             Treasurer
Nancy W. Schultz.....................  46    Vice President, Operations and Engineering
                                             Services
Jeffrey P. Heinrichs.................  52    Controller and Assistant Treasurer
Brian K. Shore.......................  38    Secretary

     There are no family relationships among our directors or the officers listed. Directors serve one-year terms with elections held at each annual meeting, or until their successors have been elected and qualified. Officers serve a term which extends to and expires at the annual meeting of the Board of Directors or until a successor has been elected and qualified. Each of our officers is also an officer of WGP.

     Steven J. Malcolm has served as a Director and Chairman of the Board of our company since May 2002. He has been a director of Williams since 2001, and was elected Chief Executive Officer of Williams in January 2002. He was elected President and Chief Operating Officer of Williams in September 2001. Prior to that, he was an Executive Vice President of Williams since May 2001, President and Chief Executive Officer of Williams Energy Services, LLC, a subsidiary of Williams, from December 1998 to May 2001, and the Senior Vice President and General Manager of Williams Field Services Company, another subsidiary of Williams, from November 1994 to May 2001.

     J. Douglas Whisenant has served as a Director of our company since October 1992 and as President and Chief Executive Officer since December 2001. From 1992 until December, 2001 he was Senior Vice President and General Manager of our company. Prior to that he was Vice President, Finance and Administration from 1989, and Vice President, Finance from 1983.

     Allison G. Bridges has served as a Director of our company since December 2002 and as Vice President, Commercial Operations since November 2002. Before being named to her current position, she was Vice President, Service Delivery, Gas Management and Control for WGP. In 1981 she joined Transcontinental Gas Pipe Line Corporation, a subsidiary of Williams since 1995.

     Randall Lee Barnard has served as a Vice President, Operations of our company since April 2002. From 2001 until April 2002 he served as President of International Operations for Williams, and he also served as Senior Vice President of Williams Energy Services, LLC, a subsidiary of Williams. From 1997 to 2000 he was the Country Manager and General Manager of Williams' operations in Venezuela. He has been involved in Williams' international business development since 1994.

     Randall R. Conklin has served as Vice President, General Counsel and Assistant Secretary of our company since April 2002. Since 1992 he has served as Vice President and General Counsel of Transcontinen-tal Gas Pipe Line Corporation, a subsidiary of Williams. He began his career in 1981 as an attorney with Transco Energy Company, a subsidiary of Williams since 1995.

     P. David Dean has served as a Vice President, Engineering and Construction of our company since April 2002. Prior to that he was Vice President, Technical Services for WGP from 1998 until April 2002, and from 1995 to 1998 he was the Director of Operations for our company and Kern River Gas Transmission Company, a former subsidiary of Williams.

     Frank J. Ferazzi has served as a Vice President, Commercial Operations of our company since April 2002. Prior to his current position, in 1995, he was elected Vice President, Customer Service for Transcontinental Gas Pipe Line Corporation, a subsidiary of Williams. He is also the Commercial Officer in charge of the development and implementation of WGP's 1Line Service Delivery System and is the Management Representative for Williams' investment in the Gulfstream Natural Gas System, a Williams joint venture with Duke Energy Gas Transmission Corporation.

     H. Dean Jones II has served as a Vice President, Commercial Operations of our company since April 2002, and in November 2002 he was also elected Vice President, Commercial Operations for Texas Gas Transmission Corporation, a subsidiary of Williams. Prior to that he was Vice President, Customer Service for WGP, Eastern Region, and from 2000 until April 2002 he was Vice President, Customer Services and Rates for WGP, South Central. In 1999 to 2000 he was Vice President, Strategic Business Relations for WEM&T.

     Ronald M. Mucci has served as Vice President, Chief Information Officer of our company since April 2002. Prior to his current position he was Senior Vice President, Williams Gas Pipeline Shared Services Unit, a division of WGP. He was Vice President, Business Practices and Systems and Chief Information Officer for WGP from 1997 until 1999, and from 1995 to 1997 he served as Vice President, Marketing of our company. From 1993 to 1994 he was Vice President, Operations and Engineering for Williams Natural Gas Company, and prior to that he was Vice President, Rates and Regulatory Affairs, Information Systems and Business Development of Williams Natural Gas Company.

     Richard D. Rodekohr has served as Vice President, Finance and Accounting and Treasurer of our company since November 2002. Prior to joining WGP he was Vice President of Investor Relations for Williams since 1998, having joined Williams in 1995 through the acquisition by Williams of Transco Energy Company where he was Director of Corporate Planning.

     Nancy W. Schultz has served as a Vice President, Operations and Engineering Services of our company since April 2002. Before being named to her current position she was Senior Vice President and General Manager, Technical Functions for the Gulfstream Natural Gas System, a Williams joint venture with Duke Energy Gas Transmission Corporation. From 1996 to 2000 she served as Director, Engineering and Project Management for WGP. In 1982 she joined Transcontinental Gas Pipe Line Corporation as an engineer, which became a Williams subsidiary in 1995.

     Jeffrey P. Heinrichs has served as Controller and Assistant Treasurer of our company since April 2002. Prior to that he was a Director of Williams Gas Pipeline Shared Services Unit, a division of WGP. Since 1976 he has worked in various financial and accounting positions for Transcontinental Gas Pipe Line Corporation, a subsidiary of Williams since 1995.

     Brian K. Shore has served as the Secretary of our company since November 2002. Prior to election as Corporate Secretary, he was a Senior Attorney in the Williams legal department representing the corporate services group. Over the past 14 years, he has also represented Williams Midstream Gas & Liquids, Williams Exploration & Production, and Williams Telecommunications, Inc., a former affiliate of Williams.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     As a subsidiary of Williams, we engage in transactions with Williams and other Williams subsidiaries typical of group operations. As a participant in Williams' cash management program, we have advances to and from Williams through our parent company, WGP. The advances are represented by demand notes. The interest rate on intercompany demand notes is LIBOR on the first day of the month plus an applicable margin (which was 3.5% at December 31, 2002) based on our current Standard & Poor's Rating. We received interest income from advances to these affiliates of $1.6 million, $3.1 million and $3.4 million during 2002, 2001 and 2000, respectively. Our ability to participate in Williams' cash management program may be limited if the FERC adopts certain proposed rules. See "Business -- Regulatory Matters -- FERC Regulation and Rate Structure."

     Williams' corporate overhead expenses allocated to us were $9.7 million, $6.9 million and $4.5 million for 2002, 2001 and 2000, respectively. Such expenses have been allocated to us by Williams primarily based on the Modified Massachusetts formula, which is a FERC-approved method utilizing a combination of net revenues, gross payroll and gross plant for the allocation base. In addition, Williams or an affiliate has provided executive, data processing, legal, aviation, internal audit and other administrative services to us on a direct charge basis, which totaled $4.6 million, $5.0 million and $4.8 million for 2002, 2001 and 2000, respectively.

     Our operating revenues typically include transportation and exchange transactions with subsidiaries of Williams, including WEM&T. Combined operating revenues for these activities totaled $2.2 million, $1.8 million and $1.2 million for 2002, 2001 and 2000, respectively.

     We have entered into a credit agreement with Williams, Williams' other natural gas pipeline subsidiaries and a syndicate of banks. See "Description of Other Indebtedness -- Our Credit Agreement." We have entered into various other transactions with other related parties, the amounts of which were not significant. These transactions and the above-described transactions are made on the basis of commercial relationships and prevailing market prices or general industry practices.

     From time to time, employees are assigned on a temporary or permanent basis to us from Williams and its other affiliates and from us to other Williams affiliates.

     We have also entered into an interconnect agreement and an operation balance agreement, each in connection with the Georgia Strait Crossing project, with an affiliate of Williams.

                       DESCRIPTION OF OTHER INDEBTEDNESS

OUR CREDIT AGREEMENT

     Williams, its natural gas pipeline subsidiaries, Transcontinental Gas Pipe Line Corporation, Texas Gas Transmission Corporation and our company, are each borrowers under a $700 million credit agreement with a syndicate of banks which as of December 31, 2002 permits total borrowings by Williams of $463 million. Under the credit agreement, the banks have commitments to us of $400 million, to the extent that the funds have not been borrowed by Williams or the other borrowers or otherwise must remain available to Williams. The credit agreement provides that the proceeds of any advance may only be used for general corporate purposes relating to the business of a borrower and its subsidiaries.

     Borrowings under the credit agreement are designated by the applicable borrower at the time of giving notice of such borrowing as either base rate type advances or Eurodollar rate type advances.

     The interest rate for base rate advances with respect to any period is the higher of Citibank, N.A.'s per annum base rate in effect from time to time and 0.50% per annum above the federal funds effective rate, in each case plus an applicable margin. The interest rate for Eurodollar rate advances with respect to any interest period is the London Interbank Offered Rate for U.S. Dollar deposits for a term comparable to the term of such interest period, plus an applicable margin. The applicable margin is determined by reference to the ratings of Williams senior unsecured long-term debt by Standard & Poor's Ratings Group and Moody's Investors Service, Inc. and to the level of utilization of commitments. The range of the base rate applicable margin is from 1.75% to 3.50%, and the range of the Eurodollar rate applicable margin is from 3.00% to 4.75%. The commitment and other fees payable under the terms of the credit agreement are direct obligations of Williams.

     The credit agreement terminates in July 2005. Prior to termination, each borrower has the right to terminate in whole or reduce ratably in part the unused portions of the respective commitments of the banks to such borrower. If all of the commitments of the banks to any borrower are so terminated or reduced, and such borrower is not otherwise in default under the credit agreement, then such borrower may elect to cease to be a borrower for the purposes of the credit agreement. In the event that Williams or its subsidiaries receive cash proceeds from certain asset dispositions or from the sale or issuance of preferred stock or other equity interests, the credit agreement provides for the mandatory application of such cash proceeds, in varying proportions, to the permanent ratable reduction of the respective commitments of the banks to Williams, the reduction of Williams' other indebtedness and the cash collateralization of certain Williams letter of credit commitments. The exact application of such cash proceeds, and therefore the extent to which the commitments of the banks to Williams are to be reduced, depends upon the aggregate amount of the commitments of the banks to Williams prior to such application, as well as the nature of the transaction which gives rise to the cash proceeds. These asset sale provisions apply to sales of our assets and, under the credit agreement, Williams is required to apply 50% of the net cash proceeds from the sale of any of our assets to the reduction of commitments under the credit agreement and to the reduction of certain other indebtedness of Williams and its affiliates, on a ratable basis until commitments under the credit agreement are reduced to $400 million and thereafter with priority to the reduction of certain other indebtedness. As Williams completes certain projected asset sales, the current commitment from participating banks in the credit agreement is anticipated to be reduced, but we will continue to have borrowing capacity up to the lesser of $400 million or the greatest amount that Williams would be able to borrow (but not over $400 million) to the extent the funds available under the credit agreement have not been borrowed by Williams or other participating subsidiaries or otherwise must remain available to Williams. Upon certain change of control events of any of the borrowers, the banks under the credit agreement have the option to terminate their obligations under the credit agreement.

     We do not guaranty the obligations of any other borrower under the credit agreement. The obligations under the credit agreement are secured by liens on assets of certain Williams affiliates, but not our assets. WGP and certain other subsidiaries of Williams are guarantors of borrowings under the credit agreement.

     The credit agreement contains restrictions, which limit, under certain circumstances, prepayment of other debt (including the notes offered hereby), certain sale and lease-back transactions, the attachment of liens on or the disposition of certain assets and any change of ownership, whether by merger, consolidation or otherwise, of any borrower. In the credit agreement, we also agreed not to permit to exist any consensual encumbrance or consensual restriction on our ability to pay dividends or make any other distributions, to pay any obligations owed or to make loans or advances, to Williams or its other subsidiaries, with certain exceptions. Furthermore, we have agreed in the credit agreement not to permit the ratio of (a) the aggregate amount of our consolidated indebtedness, to (b) the sum of our consolidated net worth and the aggregate amount of our consolidated indebtedness, to exceed at any time 0.55 to
1.00. We have also agreed not to permit, for any period of four consecutive quarters, the ratio of (a) the sum of our cash flow plus interest expense to (b) interest expense to be less than 1.50 to 1.00. As of the date of this prospectus, we are in compliance with these covenants after giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom. The credit agreement further requires that, if we make advances to WGP under the Williams cash management program, the obligations to repay those advances must be subordinated to the obligations under the credit agreement.

OUR SENIOR NOTES

     In addition to the credit facility, at December 31, 2002, we also had outstanding three series of senior notes with a total outstanding principal amount of $367.9 million. One of these series of senior notes has a total outstanding principal amount of $250.0 million, pays interest semiannually at a rate of 6.625% and matures on December 1, 2007. Another of these series of senior notes has a total outstanding principal amount of $85.0 million, pays interest semiannually at a rate of 7.125% and matures on December 1, 2025. The third of these series of senior notes has a total outstanding principal amount of $32.9 million, pays interest semiannually at a rate of 9.000% and matures on August 1, 2022. Except with respect to the redemption and sinking fund features, which are summarized below, the material terms of the three series of senior notes are otherwise identical. We have also filed copies of the indentures under which the senior notes were issued with the Securities and Exchange Commission.

     The senior notes are our direct obligations and are not guaranteed or secured. The indentures contain certain events of default and agreements which are customary with respect to investment grade debt securities, including limitations on mergers, consolidations, and sale of substantially all assets by us, and limitations on liens and sale and leaseback transactions by us or our subsidiaries. The indentures do not limit the amount of indebtedness we may incur.

     Under certain circumstances described in the indentures, we may be entitled to discharge or defease our obligations with respect to the senior notes or our obligations pursuant to the restrictive covenants contained in the indentures. Defeasance, or covenant defeasance, with respect to any series of senior notes may be effected only if, among other things, we irrevocably deposit with the relevant trustee funds in an amount sufficient to pay at maturity (or upon redemption) the principal of and interest on all outstanding senior notes of such series, and we deliver to the relevant trustee an opinion of counsel to the effect that the holders of such series of senior notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance.

     The senior notes due on December 1, 2007 and December 1, 2025 do not include redemption or sinking fund features.

     The senior notes due on August 1, 2022 are redeemable at our option from and after August 1, 2002. If redeemed prior to July 31, 2012 the redemption price varies between 104.24% and 100.42% of the principal amount of the notes then outstanding, together with accrued interest to the date fixed for redemption. From and after August 1, 2012 the redemption price is 100.00% of the principal amount of the notes then outstanding, together with accrued interest to the date fixed for redemption. In the event of any redemption of less than all of the outstanding senior notes, the particular notes to be redeemed will be selected by the trustee under the applicable indenture.

     The senior notes due on August 1, 2022 are also entitled to a mandatory sinking fund beginning August 1, 2003 in annual installments of $7.5 million. As a result of the mandatory sinking fund, we anticipate that the senior notes due on August 1, 2022 will be redeemed in their entirety by 2007. At our option, we may make an additional sinking fund payment on or before the due date of any mandatory sinking fund payment in an amount which does not exceed $7.5 million.

                              DESCRIPTION OF NOTES

     The terms of the new notes and the outstanding notes are identical in all material respects, except the new notes:

     - will have been registered under the Securities Act;

     - will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

     - will not contain provisions relating to the payment of liquidated damages to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

     Any outstanding notes that remain outstanding after the exchange offer, together with new notes issued in the exchange offer, will be treated as a single class of securities under the indenture for voting purposes.

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Northwest" refers only to Northwest Pipeline Corporation and not to any of its subsidiaries. As of the date of the indenture, Northwest does not have any active subsidiaries.

     Northwest will issue the notes under an indenture between itself and JPMorgan Chase Bank, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

     The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate the indenture and the registration rights agreement in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available from Northwest. Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the indenture.

     The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND FUTURE GUARANTEES

 The Notes

     The notes:

     - are general unsecured obligations of Northwest;

     - are pari passu in right of payment with any current and future senior Indebtedness of Northwest;

     - are senior in right of payment to any future subordinated Indebtedness of Northwest; and

     - will be fully and unconditionally guaranteed, on a joint and several basis, by all Domestic Restricted Subsidiaries of Northwest.

 Future Guarantees; Unrestricted Subsidiaries

     As of the date of this prospectus, our only subsidiaries are inactive, and will be "Unrestricted Subsidiaries." In addition, under the circumstances described below under the subheading "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our future subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

     As of the date of this prospectus, we have no subsidiaries that are or are required to become guarantors of the notes. If in the future we form or acquire any Domestic Restricted Subsidiary, such Domestic Restricted Subsidiary will be required to execute a guarantee of the notes. Any such guarantee so executed would be:

     - a general unsecured obligation of that Guarantor;

     - pari passu in right of payment to all existing and future senior unsecured Indebtedness of that Guarantor; and

     - senior in right of payment to any future subordinated Indebtedness of that Guarantor.

PRINCIPAL, MATURITY AND INTEREST

     Northwest originally issued the outstanding notes and will issue the new notes with an initial maximum aggregate principal amount of $175 million. Northwest may issue an unlimited amount of additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Northwest will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on March 1, 2010.

     Interest on the notes will accrue at the rate of 8 1/8% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 2003. Northwest will make each interest payment to the Holders of record on the immediately preceding February 15 and August 15.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a Holder has given wire transfer instructions to Northwest, Northwest will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Northwest elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. Northwest may change the paying agent or registrar without prior notice to the Holders of the notes, and Northwest or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Northwest is not required to transfer or exchange any note selected for redemption. Also, Northwest is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

SUBSIDIARY GUARANTEES

     The notes will be guaranteed by each of Northwest's future Domestic Restricted Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. In the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its Subsidiary Guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its Subsidiary Guarantee exceeds the economic benefits it receives from the issuance of the notes.

The obligations of each Guarantor under its Subsidiary Guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although no assurance can be given that a court would give the Holder the benefit of such provision.

     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Northwest or another Guarantor, unless:

     (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

     (2) either:

          (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

          (b) the Net Proceeds of such sale or other disposition (or an amount of cash equal to such Net Proceeds) are applied in accordance with the applicable provisions of the indenture.

     The Subsidiary Guarantee of a Guarantor will be released:

     (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Northwest, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture; or

     (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Northwest, if the sale complies with the "Asset Sale" provisions of the indenture; or

     (3) if Northwest designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

     See "-- Repurchase at the Option of Holders -- Asset Sales."

OPTIONAL REDEMPTION

     At any time and from time to time prior to March 1, 2007, Northwest may, at its option, redeem all or a portion of the notes at the Make-Whole Price plus accrued and unpaid interest to the redemption date.

     At any time and from time to time on or after March 1, 2007, Northwest may, at its option, redeem the notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period beginning on March 1, of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2007........................................................   104.063%
2008........................................................   102.031%
2009 and thereafter.........................................   100.000%

     At any time and from time to time prior to March 1, 2006, Northwest may, at its option, redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds received by Northwest from any Public Equity Offering (excluding any net cash proceeds received from Williams or any of its Affiliates) at a redemption price equal to 108.125% of the principal amount plus accrued and unpaid interest and liquidated damages, if any, to the redemption date; provided that

     (1) in each case the redemption takes place not later than 90 days after the closing of the related Public Equity Offering, and

     (2) at least 65% of the aggregate principal amount of notes remains outstanding immediately after the occurrence of such redemption (excluding notes held by Northwest and its Subsidiaries).

MANDATORY REDEMPTION

     Northwest is not required to make mandatory redemption or sinking fund payments with respect to the notes.

 Termination of Certain Covenants

     From and after the first date after the date of the indenture on which the notes have an Investment Grade Rating from both Rating Agencies and no Default or Event of Default has occurred and is continuing under the indenture (the "Investment Grade Date"), Northwest and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described below under the following captions:

     - " -- Additional Interest,"

     - " -- Repurchase at the Option of Holders -- Asset Sales,"

     - " -- Certain Covenants -- Restricted Payments,"

     - " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock,"

     - " -- Certain Covenants -- Transactions with Affiliates,"

     - " -- Certain Covenants -- Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,"

     - " -- Certain Covenants -- Business Activities"

     provided, however, that the provisions of the indenture described below under the following captions will not be so terminated:

     - " -- Repurchase at the Option of Holders -- Change of Control,"

     - " -- Certain Covenants -- Liens,"

     - " -- Certain Covenants -- Merger, Consolidation or Sale of Assets" (except as set forth in that covenant),

     - " -- Certain Covenants -- Sale and Leaseback Transactions" (except as set forth in that covenant),

     - " -- Certain Covenants -- Additional Future Guarantees" (except as set forth in that covenant),

     - " -- Certain Covenants -- Payments for Consent," and

     - " -- Reports."

     As a result, the notes will be entitled to substantially reduced covenant protection from and after any Investment Grade Date.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

     If a Change of Control occurs, each Holder of notes will have the right to require Northwest to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Northwest will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, Northwest will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Northwest will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Northwest will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

     On the Change of Control Payment Date, Northwest will, to the extent lawful:

     (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

     (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Northwest.

     The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 30 days following a Change of Control, if Northwest or any of its Williams Group Affiliates is subject to any agreement evidencing Indebtedness (or commitments to extend Indebtedness) that prohibits prepayment or repurchase of the notes pursuant to a Change of Control Offer, Northwest will either repay, or cause its Williams Group Affiliates to repay, all such outstanding Indebtedness of Northwest and its Williams Group Affiliates (and terminate all commitments to extend such Indebtedness), or obtain the requisite consents, if any, under all agreements governing such Indebtedness or commitments to permit the repurchase of notes required by this covenant. Northwest shall first comply with the covenant set forth in this paragraph before it shall be required to make a Change of Control Offer or to repurchase notes pursuant to the "Change of Control" covenant. Northwest's failure to comply with the covenant described in this paragraph may (with notice and lapse of time) constitute an Event of Default described in clause (3) but shall not constitute an Event of Default described in clause (2) under "Events of Default" below.

     Northwest will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require Northwest to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable to the transaction giving rise to such requirement. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Northwest repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     Northwest will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Northwest and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

     Various Credit Facilities and other agreements evidencing Indebtedness to which Northwest or its Williams Group Affiliates are parties currently prohibit Northwest from repurchasing any notes. Any future Credit Facilities or other agreements relating to Indebtedness to which any of Northwest or its Williams Group Affiliates becomes a party may contain similar restrictions. In the event a Change of Control occurs at a time when Northwest is prohibited from purchasing notes (either directly or as a result of a covenant binding on one of its Williams Group Affiliates), Northwest could seek the consent of the creditors of Northwest or its Williams Group Affiliates to the purchase of the notes or could attempt to refinance (or have its Williams Group Affiliates attempt to refinance) the Indebtedness that contains such provision. If Northwest or its Williams Group Affiliates do not obtain such a consent or refinance such Indebtedness, Northwest will remain prohibited from purchasing notes. In such case, the failure to obtain such consent or complete such refinancing would constitute a Default under the indenture.

     If a Change of Control Offer is made, there can be no assurance that Northwest will have available funds sufficient to pay the Change of Control Payment for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event that Northwest is required to purchase outstanding notes pursuant to a Change of Control Offer, Northwest expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Northwest would be able to obtain such financing or that the terms of the indenture would permit the occurrence of such financing.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Northwest and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Northwest to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Northwest and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

     Northwest will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) Northwest (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

     (2) the fair market value is determined by (a) an executive officer of Northwest if the value is less than $10 million or (b) Northwest's Board of Directors if the value is $10 million or more, as evidenced by a resolution of such Board of Directors;

     (3) at least 75% of the consideration received in the Asset Sale by Northwest or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

          (a) any liabilities, as shown on Northwest's or such Restricted Subsidiary's most recent balance sheet, of Northwest or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Northwest or such Subsidiary from further liability;

          (b) any securities, notes or other obligations received by Northwest or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Northwest or such Subsidiary into cash, to the extent of the cash received in that conversion; and

          (c) property or assets received as consideration for such Asset Sale that would otherwise constitute a permitted application of Net Proceeds (or other cash in such amount) under clauses (2), (3) or (4) under the next succeeding paragraph below.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Northwest may apply an amount of cash equal to the amount of such Net Proceeds at its option:

     (1) to repay or prepay senior Indebtedness of Northwest and/or the Guarantors under a Credit Facility;

     (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

     (3) to make a capital expenditure; or

     (4) to acquire other long-term assets that are used or useful in a Permitted Business.

     To the extent that Northwest does not apply an amount of cash equal to the amount of such Net Proceeds of any Asset Sale during such period as provided in the preceding paragraph, the amount not so applied (excluding Net Proceeds of any Asset Sale of the Gray's Harbor lateral project and excluding Net Proceeds of any Asset Sale to the extent of the amount of acquisitions or capital expenditures described under clauses (2), (3) or (4) under the immediately preceding paragraph above made during the 365 days preceding the receipt of such Net Proceeds (other than any portion of such amount that was funded with Net Proceeds of any other Asset Sale or that has been allocated to exclude Net Proceeds of any other Asset Sales under this provision)) will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, Northwest will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Northwest may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passuIndebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     Northwest will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Northwest will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

     Prior to making any Asset Sale Offer, but in any event within 30 days following the date on which such Asset Sale Offer would otherwise be required, if Northwest or any of its Williams Group Affiliates is subject to any agreement evidencing Indebtedness (or commitments to extend Indebtedness) that prohibits prepayment or repurchase of the notes pursuant to an Asset Sale Offer, Northwest will either repay, or cause its Williams Group Affiliates to repay, all such outstanding Indebtedness of Northwest and its Williams Group Affiliates (and terminate all commitments to extend such Indebtedness), or obtain the requisite consents, if any, under all agreements governing such Indebtedness or commitments to permit the repurchase of notes required by this covenant. Northwest shall first comply with the covenant set forth in this paragraph before it shall be required to make an Asset Sale Offer or to repurchase notes pursuant to this "Asset Sale" covenant. Northwest's failure to comply with the covenant described in this paragraph may (with notice and lapse of time) constitute an Event of Default in clause (3) but shall not constitute an Event of Default described in clause (2) under "Events of Default" below.

     Various Credit Facilities and other agreements evidencing Indebtedness to which Northwest or its Williams Group Affiliates are parties currently prohibit Northwest from repurchasing any notes. Any future Credit Facilities or other agreements relating to Indebtedness to which Northwest or its Williams Group Affiliates becomes a party may contain similar restrictions. In the event an Asset Sale Offer would be required at a time when Northwest is prohibited from purchasing notes (either directly or as a result of a covenant binding on one of its Williams Group Affiliates), Northwest could seek the consent of the creditors of Northwest or its Williams Group Affiliates to the purchase of the notes or could attempt to refinance (or have its Williams Group Affiliates attempt to refinance) the Indebtedness that contains such prohibition. If Northwest (or its Williams Group Affiliates) do not obtain such a consent or refinance such Indebtedness, Northwest will remain prohibited from purchasing notes. In such case, the failure to obtain such consent or complete such refinancing would constitute a Default under the Indenture.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

     (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

     (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in a principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of the notes called for redemption.

     If less than all of the notes are to be purchased at any time pursuant to an Asset Sale Offer, the trustee will select notes for purchase as set forth above for redemptions. No notes of $1,000 or less can be purchased in part. Asset Sale Offers will be mailed by first class mail at least 30 days before the purchase date to each Holder of Notes at its registered address. In the event of a partial purchase of any Note pursuant to an Asset Sale Offer or a Change of Control Offer, a new note in a principal amount equal to the unpurchased portion of the original note will be issued in the name of the Holder of Notes upon cancellation of the original note.

ADDITIONAL INTEREST

     If, at any time and from time to time after the date of the indenture but prior to the earlier of (1) the Credit Agreement Refinancing Date and (2) the Investment Grade Date, the Fixed Charge Coverage Ratio for Northwest's four most recent fiscal quarters for which internal financial statements are available is less than 1.75 to 1.0, then, from (A) the date of any such determination until
(B) the earliest of (1) the next date (if any) on which the Fixed Charge Coverage Ratio for Northwest's four most recent fiscal quarters then most recently ended for which internal financial statements are available is equal to or greater than 1.75 to 1.0, (2) the Credit Agreement Refinancing Date and (3) the Investment Grade Date, the interest rate otherwise applicable to the notes will be increased by a rate of 1.00% per annum.

CERTAIN COVENANTS

 Restricted Payments

     Northwest will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of Northwest's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Northwest or any of its Restricted Subsidiar-

         ies) or to the direct or indirect holders of Northwest's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Northwest or to Northwest or a Restricted Subsidiary of Northwest);

     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Northwest) any Equity Interests of Northwest or any direct or indirect parent of Northwest;

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

     (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

     (1) if the Fixed Charge Coverage Ratio for Northwest's four most recent fiscal quarters for which internal financial statements are available is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Northwest and its Restricted Subsidiaries after the end of the fiscal year of Northwest then most recently ended for which internal financial statements are available, is less than the sum, without duplication, of:

          (a) Available Cash Flow from Operations for the fiscal year of Northwest then most recently ended for which internal financial statements are available, plus

          (b) 100% of the aggregate net cash proceeds received by Northwest (including the fair market value of any Permitted Business or assets used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests (other than Disqualified Stock) of Northwest) after the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Northwest (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Northwest that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Northwest), plus

          (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment, including without limitation repayment of principal of any Restricted Investment constituting a loan or advance (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

          (d) to the extent that any Unrestricted Subsidiary of Northwest is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of Northwest's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary (the amount determined at any time pursuant to items (b), (c) and (d) being referred to as the "Incremental Funds"); minus

          (e) the aggregate amount of Restricted Payments previously made in reliance on Incremental Funds pursuant to this clause (1) or clause (2) below; or

     (2) if the Fixed Charge Coverage Ratio for Northwest's four most recent fiscal quarters for which internal financial statements are available is less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Northwest and its Restricted Subsidiaries during the period commencing on the date such internal financial statements are available and ending on the date the next quarterly internal financial statements are available (such

         Restricted Payments for purposes of this clause (2) meaning only distributions on Northwest's common stock and loans and advances to Williams and its Subsidiaries), is less than the sum, without duplication, of:

          (a) $50.0 million less the aggregate amount of all Restricted Payments made by Northwest pursuant to this clause (2)(a) during the period ending on the last day immediately preceding the date on which such internal financial statements are available and beginning on the date of the indenture; plus

          (b) the aggregate amount of Incremental Funds at such time minus the aggregate amount of Restricted Payments previously made in reliance on such Incremental Funds pursuant to this clause (2) or clause (1) above.

     Notwithstanding the foregoing, the preceding provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

     (2) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Northwest or any Guarantor or of any Equity Interests of Northwest in exchange for, or out of the net cash proceeds of, the substantially concurrent (a) contribution (other than from a Subsidiary of Northwest) to the equity capital of Northwest or (b) sale (other than to a Subsidiary of Northwest) of, Equity Interests of Northwest (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (1) (b) of the preceding paragraph;

     (3) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Northwest or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     (4) the payment of any distribution or dividend by a Restricted Subsidiary of Northwest or to the holders of such Restricted Subsidiary's Equity Interests on a pro rata basis;

     (5) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, dividends, distributions or advances to Williams Group Affiliates, at times and in amounts equal to amounts expended by Williams for the repurchase, redemption or acquisition or retirement for value of any Equity Interests of Williams held by any member of Northwest's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any twelve-month period and provided further that if the amount so paid in any calendar year is less than $2.0 million, such shortfall may be used to so repurchase, redeem, acquire or retire Equity Interests in either of the next two calendar years in addition to the $2.0 million that may otherwise be paid in each such calendar year; and

     (6) prior to the Credit Agreement Refinancing Date (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its capital stock or pay any Debt or other obligation owed to Williams or any of its Subsidiaries, or (ii) to make loans or advances to Williams or any of its Subsidiaries.

In computing the amount of Restricted Payments previously made for purposes of the immediately preceding paragraph, Restricted Payments made under clause (1) (but only if the declaration or such dividend or other distribution has not been counted in a prior period), clause (4) (but only to the extent of amounts paid to holders other than Northwest or any of its Restricted Subsidiaries), clause
(5) and clause (6) of this paragraph shall be included, and Restricted Payments made under clauses (2), (3) and (4) (except as noted above) shall be excluded.
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     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Northwest or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined, in the case of amounts under $5.0 million, by an officer of Northwest and, in the case of amounts over $5.0 million, by the Board of Directors.

 Incurrence of Indebtedness and Issuance of Preferred Stock

     Northwest will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Northwest will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Northwest and any Guarantor may incur Indebtedness (including Acquired Debt) or Northwest may issue Disqualified Stock, if the Fixed Charge Coverage Ratio for Northwest's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (1) the incurrence by Northwest and any Guarantor of additional Indebtedness and letters of credit under any Credit Facilities to which Northwest is a party in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the undrawn face amount thereof) not to exceed $400 million;

     (2) the incurrence by Northwest and its Restricted Subsidiaries of the Existing Indebtedness;

     (3) the incurrence by Northwest of Indebtedness represented by the notes issued and sold in this offering and any Subsidiary Guarantees issued pursuant to the indenture;

     (4) the incurrence by Northwest and any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Northwest or such Restricted Subsidiary, in an aggregate principal amount not to exceed $5 million at any time outstanding;

     (5) the incurrence by Northwest or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2),
         (3), (4) or (5) of this paragraph;

     (6) the incurrence by Northwest or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Northwest and any of its Restricted Subsidiaries; provided, however, that:

          (a) if Northwest or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Northwest, or the Subsidiary Guarantee, in the case of a Guarantor; and

          (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Northwest or a Restricted Subsidiary of Northwest and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Northwest or a Restricted Subsidiary of Northwest, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Northwest or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
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     (7) the incurrence by Northwest or any of its Subsidiaries of Hedging
         Obligations;

     (8) the guarantee by Northwest or any of the Guarantors of Indebtedness of Northwest or any Guarantor of Northwest that was permitted to be incurred by another provision of this covenant;

     (9) Indebtedness in respect of bankers acceptances, letters of credit and performance or surety bonds issued for the account of Northwest or any of its Restricted Subsidiaries in the ordinary course of business in amounts and for the purposes customary in Northwest's industry, in each case only to the extent that such incurrence does not result in the incurrence of any obligation to repay any borrowed money; and

     (10) the incurrence by Northwest or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $25 million.

     If any Non-Recourse Debt of an Unrestricted Subsidiary shall at any time cease to constitute Non-Recourse Debt or such Unrestricted Subsidiary shall be redesignated a Restricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant:

     (1) in the event that an item of proposed Indebtedness (including Acquired
         Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Northwest will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant;

     (2) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in the computation of Fixed Charges of Northwest as accrued; and

     (3) for the purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

 Liens

     Northwest will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien or, in the case of any obligation so secured that is expressly subordinated to the notes or any Subsidiary Guarantee, as applicable, by a Lien prior to any Liens securing any and all obligations thereby secured for so long as any such obligations shall be so secured.

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 Dividend and Other Payment Restrictions Affecting Subsidiaries

     Northwest will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on its Capital Stock to Northwest or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Northwest or any of its Restricted Subsidiaries;

     (2) make loans or advances to Northwest or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to Northwest or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) agreements governing Existing Indebtedness and the Credit Agreement as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the respective agreements on the date of the indenture, as determined by the Board of Directors of Northwest in their reasonable and good faith judgment;

     (2) the indenture, the notes and the Subsidiary Guarantees;

     (3) applicable law;

     (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Northwest or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

     (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

     (6) Capital Lease Obligations, mortgage financings or purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

     (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

     (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive in any material respect, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption
         "-- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

     (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements; provided

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          that such restrictions apply only to the assets or property subject to such joint venture or similar agreement or to the assets or property being sold, as the case may be; and

     (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Merger, Consolidation or Sale of Assets

     Northwest may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Northwest is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Northwest and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

     (1) either: (a) Northwest is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than Northwest) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

     (2) the Person formed by or surviving any such consolidation or merger (if other than Northwest) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes by supplemental indenture all the obligations of Northwest under the notes, the indenture and the registration rights agreement and delivers to the trustee an opinion of counsel to the effect that the supplemental indenture has been duly authorized, executed and delivered by such Person and constitutes a valid and binding obligation of such Person, enforceable against such Person in accordance with its terms (subject to customary exceptions);

     (3) immediately after such transaction no Default or Event of Default exists; and

     (4) Northwest or the Person formed by or surviving any such consolidation or merger (if other than Northwest), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" provided, however, that this clause (4) shall no longer be applicable from and after any Investment Grade Date.

     In addition, Northwest may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (4) under this "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Northwest and any of its Restricted Subsidiaries. Without limitation of the foregoing, in no event shall Northwest, directly or indirectly, (1) consolidate or merge with or into Williams or any of the Williams Group Affiliates (whether or not Northwest is the surviving Person) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Northwest and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to Williams or any of the Williams Group Affiliates (other than mergers or transactions otherwise permitted by this covenant with (a) Williams Group Affiliates engaged in no businesses other than being principally engaged in owning and operating regulated interstate natural gas pipeline systems and any businesses incidental and reasonably related thereto, including facilities for mainline transmission and gas storage ("Pipeline Business") or (b) a holding company of Northwest engaged in no businesses other than Pipeline Business and having no Subsidiaries other than Subsidiaries engaged in no businesses other than Pipeline Business and in the case of (a) or (b), only if at the time of such merger or transaction, Northwest and such Williams Group Affiliate or holding company each have an Investment Grade Rating from Moody's and S&P and the surviving Person will have an Investment Grade Rating from Moody's and S&P).

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 Transactions with Affiliates

     Northwest will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

     (1) the Affiliate Transaction is on terms that are no less favorable to Northwest or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Northwest or such Restricted Subsidiary with an unrelated Person; and

     (2) Northwest delivers to the trustee:

          (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

          (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, an opinion as to the fairness to Northwest of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     (1) any employment agreement on customary terms entered into by Northwest or any of its Restricted Subsidiaries in the ordinary course of business of Northwest or such Restricted Subsidiary;

     (2) transactions between or among Northwest and/or its Restricted Subsidiaries;

     (3) transactions with a Person that is an Affiliate of Northwest solely because Northwest owns an Equity Interest in, or controls, such Person;

     (4) payment of reasonable directors fees and provision to directors, officers and employees of customary indemnities and customary benefits pursuant to employee benefit plans and similar arrangements;

     (5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Northwest;

     (6) (A) corporate sharing agreements with Northwest's Williams Group Affiliates and their subsidiaries with respect to tax sharing and general overhead and other administrative matters and (B) any other intercompany arrangements disclosed or described in Northwest's report on Form 10-K for the fiscal year ended December 31, 2001 (including the exhibits thereto) or the offering memorandum relating to the sale of the outstanding notes, all as in effect on the date of the indenture, and any amendment or replacement of any of the foregoing so long as such amendment or replacement agreement is not less advantageous to Northwest in any material respect than the agreement so amended or replaced, as such agreement was in effect on the date of the indenture;

     (7) transactions entered into as part of a Permitted Receivables Financing; and

     (8) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "-- Restricted Payments."

 Designation of Restricted and Unrestricted Subsidiaries

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will the businesses currently operated by Northwest be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by

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

Northwest and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-- Restricted Payments" or Permitted Investments, as determined by Northwest. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

 Future Subsidiary Guarantees

     If Northwest or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the date of the indenture, then that newly acquired or created Domestic Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver to the trustee an opinion of counsel to the effect that the supplemental indenture has been duly authorized, executed and delivered by the Domestic Restricted Subsidiary and constitutes a valid and binding obligation of the Domestic Restricted Subsidiary, enforceable against the Domestic Restricted Subsidiary in accordance with its terms (subject to customary exceptions), all within 10 Business Days of the date on which it was acquired or created; provided, however, that the foregoing shall not apply to subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries.

 Sale and Leaseback Transactions

     Northwest will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that Northwest or any Guarantor may enter into a Sale and Leaseback Transaction if:

     (1) Northwest or that Guarantor, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;"

     (2) immediately after giving effect to such Sale and Leaseback Transaction, the aggregate outstanding Attributable Debt with respect to all Sale and Leaseback Transactions by Northwest and the Guarantors does not exceed 10% of the Consolidated Net Tangible Assets of Northwest; and

     (3) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that Sale and Leaseback Transaction;

provided, however, that the foregoing clauses (1) and (2) shall no longer be applicable after any Investment Grade Date.

 Business Activities

     Northwest will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Northwest and its Subsidiaries taken as a whole.

 Payments for Consent

     Northwest will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

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REPORTS

     Whether or not required by the Commission, so long as any notes are outstanding, Northwest will furnish to the trustee, within 15 days after the time periods specified in the Commission's rules and regulations:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Northwest were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" (or, if applicable to Northwest for such filings at such time, or if such filings were required at such time, a "Management's Narrative and Analysis of Results of Operations"), and, with respect to the annual information only, a report on the annual financial statements by Northwest's certified independent accountants; and

     (2) all current reports that would be required to be filed with the Commission on Form 8-K if Northwest were required to file such reports.

     If Northwest has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations (or, as applicable, in Management's Narrative and Analysis of Results of Operations), of the financial condition and results of operations of Northwest and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Northwest.

     In addition, following the consummation of the exchange offer contemplated by this prospectus, whether or not required by the Commission, Northwest will file a copy of all of the information and reports referred to in clauses (1) and
(2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Northwest and the Guarantors have agreed that, for so long as any outstanding notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

     (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

     (2) default in payment when due of the principal of, or premium, if any, on the notes;

     (3) failure by Northwest to purchase notes tendered pursuant to an offer described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of
         Holders -- Asset Sales" in accordance with the terms thereof, or failure of Northwest or any Guarantor to comply with the provisions of "-- Certain Covenants -- Merger, Consolidation or Sale of Assets;"

     (4) failure by Northwest or any of its Restricted Subsidiaries for 60 days after notice, from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes, to comply with any of the other agreements in the indenture;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Northwest or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Northwest or any of its Restricted

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         Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

          (a) is caused by a failure of Northwest or any Subsidiary of Northwest to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

          (b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15 million or more;

     (6) failure by Northwest or any of its Subsidiaries to pay final judgments aggregating in excess of $15 million, which judgments are not paid, discharged or stayed for a period of 60 days;

     (7) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

     (8) certain events of bankruptcy or insolvency described in the indenture with respect to Northwest or any of its Restricted Subsidiaries.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Northwest, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

     The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes. The Holders of a majority in aggregate principal amount of the notes then outstanding also may rescind and cancel a declaration of acceleration and its consequences, if:

     (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by the declaration of acceleration, have been cured or waived, and

     (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Northwest with the intention of avoiding payment of the premium (including, in the case of any such Event of Default prior to March 1, 2007, payment of the Make-Whole Price) that Northwest would have had to pay if Northwest then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium (or, in the case of any such Event of Default prior to March 1, 2007, the relevant Make-Whole Amount that would apply at such time if the notes were optionally redeemed at the Make-Whole Price) will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

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     Northwest is required to deliver to the trustee annually a statement regarding compliance with the indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Northwest or any Guarantor, as such, will have any liability for any obligations of Northwest or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Northwest may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

     (1) the rights of Holders of notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

     (2) Northwest's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee, and Northwest's and the Guarantor's obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the indenture.

     In addition, Northwest may, at its option and at any time, elect to have the obligations of Northwest and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) Northwest must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Northwest must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, Northwest has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Northwest has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

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     (3) in the case of Covenant Defeasance, Northwest has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Northwest or any of its Subsidiaries is a party or by which Northwest or any of its Subsidiaries is bound;

     (6) Northwest must deliver to the trustee an officers' certificate stating that the deposit was not made by Northwest with the intent of preferring the Holders of notes over the other creditors of Northwest with the intent of defeating, hindering, delaying or defrauding creditors of Northwest or others; and

     (7) Northwest must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

     (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions (including without limitation the amount of any premium or the price therefor) with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

     (3) reduce the rate of or change the time for payment of interest on any note;

     (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

     (5) make any note payable in money other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

     (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

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     (8) release any Guarantor from any of its obligations under its Subsidiary
         Guarantee or the indenture, except in accordance with the terms of the indenture; or

     (9) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any Holder of notes, Northwest, the Guarantors and the trustee may amend or supplement the indenture or the notes:

     (1) to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated notes in addition to or in place of certificated notes;

     (3) to provide for the assumption of Northwest's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Northwest's assets;

     (4) to provide for any Guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the indenture;

     (5) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or

     (6) to comply with requirements of the Commission under the Securities Act or the Exchange Act or in order to effect or maintain the qualification of the indenture under the Trust indenture Act.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

     (1) either:

          (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Northwest, have been delivered to the trustee for cancellation; or

          (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Northwest or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non- callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

     (2) Northwest or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

     (3) Northwest has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Northwest must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Northwest or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any
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conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

     You may obtain a copy of the indenture and registration rights agreement without charge by writing to Northwest Pipeline Corporation, 295 Chipeta Way, Salt Lake City, Utah 84108; Attention: Legal Department.

BOOK-ENTRY, DELIVERY AND FORM

     Except as described in the next paragraph, the notes will initially be issued in the form of one or more Global Notes (the "Global Notes"). Upon issuance, the Global Notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder"). See "-- Depository Procedures" below for a description of DTC and its procedures.

     Notes that are issued as described below under "-- Exchange of Global Notes for Certificated Notes" will be issued in the form of Certificated Notes (as defined therein). Upon the transfer of Certificated Notes, Certificated Notes may, unless all Global Notes have previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of notes being transferred, subject to the transfer restrictions set forth in the indenture.

     Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole Holder under the indenture of any notes evidenced by the Global Notes. Beneficial owners of notes evidenced by the Global Notes will not be considered the owners or Holders of the notes under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither Northwest nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

     Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of the Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Northwest and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Northwest, the trustee nor any agent of Northwest or the trustee has or will have any responsibility or liability for:

     (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

     (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised Northwest that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with
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the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Northwest. Neither Northwest nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Northwest and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. Northwest takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

     DTC has advised Northwest that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised Northwest that, pursuant to procedures established by it:

     (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the trustee with portions of the principal amount of the Global Notes; and

     (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between Indirect Participants will be effected in accordance with their respective rules and operating procedures.

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     DTC has advised Northwest that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Northwest nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

     (1) DTC (a) notifies Northwest that it is unwilling or unable to continue as depositary for the Global Notes and Northwest fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

     (2) Northwest, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

     (3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

SAME DAY SETTLEMENT AND PAYMENT

     Northwest will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Northwest will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Northwest expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines your registration rights as Holders of the outstanding notes. Copies of the registration rights agreement may be obtained from Northwest. See "Where You Can Find More Information."

     Northwest and the initial purchasers of the outstanding notes entered into the registration rights agreement on March 4, 2003. Pursuant to the registration rights agreement, Northwest agreed to file with the Commission a registration statement in connection with the Registered Exchange Offer (the "Exchange Offer

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Registration Statement") on the appropriate form under the Securities Act with respect to the an issue of notes of Northwest ("Exchange Notes") with terms substantially identical to the outstanding notes (except that the new notes will not be subject to transfer restrictions or liquidated damages). Upon the effectiveness of the Exchange Offer Registration Statement, Northwest will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

     If:

     (1) Northwest is not

          (a) required to file the Exchange Offer Registration Statement; or

          (b) permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

     (2) any Holder of Transfer Restricted Securities notifies Northwest prior to the 20th day following consummation of the Exchange Offer that:

          (a) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

          (b) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

          (c) it is a broker-dealer and owns notes acquired directly from Northwest or an affiliate of Northwest,

Northwest will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of the notes by the Holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

     Northwest will use its commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

     For purposes of the preceding, "Transfer Restricted Securities" means each outstanding note until:

     (1) the date on which such note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer;

     (2) following the exchange by a broker-dealer in the Exchange Offer of an outstanding note for an Exchange Note, the date on which such Exchange
         Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

     (3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

     (4) the date on which such note is distributed to the public or is saleable pursuant to Rule 144 under the Securities Act.

The registration rights agreement provides that:

     (1) Northwest will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the closing of the offering of the outstanding notes;

     (2) Northwest will use its commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the closing of the offering of the outstanding notes;

     (3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, Northwest will

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          (a) commence the Exchange Offer; and

          (b) use its commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all outstanding notes tendered prior thereto in the Exchange Offer; and

     (4) if obligated to file the Shelf Registration Statement, Northwest will use its commercially reasonable efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises (or, if later, the date by which Northwest is obligated to file an Exchange Offer Registration Statement) and to cause the Shelf Registration to be declared effective by the Commission on or prior to 180 days after such obligation arises (or, if later, the date by which Northwest is obligated to use commercially reasonably efforts to have the Exchange Offer Registration Statement declared effective).

If:

     (1) Northwest fails to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

     (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

     (3) Northwest and the Guarantors fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

     (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (except with respect to permitted suspension periods as provided therein) (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then Northwest and the Guarantors will pay Liquidated Damages to each Holder of notes or, in the case of a Shelf Registration Statement, affected notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such Holder.

     The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of notes.

     All accrued Liquidated Damages will be paid by Northwest on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

     Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of outstanding notes will be required to make certain representations to Northwest (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify Northwest and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of outstanding notes will also be required to suspend their use of the prospectus included

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in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from Northwest.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Northwest and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issuance of Equity Interests in any of Northwest's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

     Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

     (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $2.0 million;

     (2) a transfer of assets between or among Northwest and its Restricted Subsidiaries,

     (3) an issuance of Equity Interests by a Restricted Subsidiary to Northwest or to another Restricted Subsidiary;

     (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

     (5) the sale or other disposition of cash or Cash Equivalents;

     (6) dispositions of accounts receivable and related assets to a Securitization Subsidiary in connection with a Permitted Receivables Financing;

     (7) Sale and Leaseback Transactions; and

     (8) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

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     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "Available Cash Flow from Operations" means for any period of Northwest, Consolidated Cash Flow of Northwest for such period, minus the sum of the following, each determined for such period on a consolidated basis:

     (1) cash taxes for Northwest and its Restricted Subsidiaries, including payments to Northwest's Williams Group Affiliates in respect of taxes pursuant to tax sharing arrangements; plus

     (2) cash interest expense paid by Northwest and its Restricted Subsidiaries whether or not capitalized (including, without limitation, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations); plus

     (3) additions to property, plant and equipment and other capital expenditures of Northwest and its Restricted Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of Northwest and its Restricted Subsidiaries for such period prepared in accordance with generally accepted accounting principles (except to the extent financed by the incurrence of Indebtedness); plus

     (4) the aggregate principal amount of long-term Indebtedness repaid by Northwest and its Restricted Subsidiaries and any short-term Indebtedness that financed capital expenditures referred to in clause
         (3) above, excluding any such repayments (i) under working capital facilities (except to the extent that such Indebtedness so repaid was incurred to finance capital expenditures as described in clause (3) above), (ii) out of Net Cash Proceeds of Asset Sales as provided above in "-- Certain Covenants -- Asset Sales" and (iii) through a refinancing involving the incurrence of new long-term Indebtedness.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "Board of Directors" means:

     (1) with respect to a corporation, the board of directors of the corporation;

     (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

     (3) with respect to any other Person, the board or committee of such Person serving a similar function.

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

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     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

     (1) United States dollars;

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding 365 days and overnight bank deposits and other similar types of investments routinely offered by commercial banks, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank or trust company having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within 270 days after the date of acquisition;

     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

     (7) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (3) above; provided that all such deposits are made in the ordinary course of business, do not remain on deposit for more than 30 consecutive days and do not exceed $10.0 million in the aggregate at any one time.

     "Change of Control" means the occurrence of any of the following:

     (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Northwest and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange
         Act);

     (2) the adoption of a plan relating to the liquidation or dissolution of Northwest;

     (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (A) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than a Williams Group Affiliate, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Northwest, measured by voting power rather than number of shares (B) any "person" or "group" (as defined above) (other than a trustee or other fiduciary holding securities under an employee benefit plan of Williams or any of its Subsidiaries) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Williams, measured by voting power rather than number of shares;

     (4) the first day on which a majority of the members of the Board of Directors of Northwest are not Continuing Directors; or

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     (5) Northwest consolidates with, or merges with or into, any Person, or any
         Person consolidates with, or merges with or into, Northwest, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Northwest or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Northwest outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     "Commission" means the U.S. Securities and Exchange Commission.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication):

     (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

     (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

     (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

     (5) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

     (6) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense to the extent such gains or losses were added or deducted in computing such Consolidated Net Income.

in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

     (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement,

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

         instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

     (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

     (4) the cumulative effect of a change in accounting principles will be excluded.

     "Consolidated Net Tangible Assets" means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person's most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (i) all current liabilities reflected in such balance sheet, and (ii) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

     "Consolidated Subsidiaries" means, with respect to any Person, all other Persons the financial statements of which are consolidated with those of such Person in accordance with generally accepted accounting principals.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Northwest who:

     (1) was a member of such Board of Directors on the date of the indenture;
         or

     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Agreement" means the First Amended and Restated Credit Agreement dated as of October 31, 2002, by and among The Williams Companies, Inc., Northwest, Transcontinental Gas Pipe Line Corporation and Texas Gas Transmission Corporation as Borrowers and the banks named therein as Banks, JPMorgan Chase Bank and Commerzbank AG as Co-Syndication Agents, Credit Lyonnais New York Branch as Documentation Agent and Citicorp USA, Inc. as Agent and Salomon Smith Barney Inc. as Arranger, providing for up to $400 million of revolving credit borrowings to Northwest, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Credit Agreement Refinancing Date" means the first date after the date of the indenture on which Northwest's ability to enter into or suffer to exist restrictions on dividends and advances to its Williams Group Affiliates is no longer restricted pursuant to a credit facility or debt instrument to which any Williams Group Affiliates are parties from time to time, including without limitation pursuant to Section 5.02(d) of the Credit Agreement as in effect on the date of the indenture.

     "Credit Facilities" means, one or more debt facilities (including, without limitation, (1) the Credit Agreement and (2) one or more Permitted Receivables Financings) or commercial paper facilities, in each case with banks or other institutional lenders, or pursuant to intercompany loan or advance arrangements with Williams and/or Williams Gas Pipeline Company, LLC (provided that in the case of such arrangements with Williams and/or Williams Gas Pipeline Company, LLC that such arrangements are on terms consistent with practices in existence on the date of the indenture) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund
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

obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Northwest to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Northwest may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain
Covenants -- Restricted Payments."

     "Domestic Restricted Subsidiary" means any Restricted Subsidiary of Northwest that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Northwest.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Exchange Notes" has the meaning set forth in the second paragraph under "-- Registration Rights; Liquidated Damages."

     "Exchange Offer Registration Statement" has the meaning set forth in the second paragraph under "-- Registration Rights; Liquidated Damages."

     "Existing Indebtedness" means up to $367.9 million in aggregate principal amount of Indebtedness of Northwest and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

     "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

     (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business) and Qualifying Expansion Projects that have been commenced by the specified Person or any of its Restricted Subsidiaries, and including in each case any related financing transactions (including repayment of Indebtedness) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred or (in the case of any Qualifying Expansion Projects) been completed and in service on the first day of the four-quarter reference period, including any Consolidated Cash Flow (including interest income reasonably anticipated by such Person to be received from Cash and Cash Equivalents held by such Person or any of its Restricted Subsidiaries) and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer or chief accounting officer of Northwest (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto), but in the case of Qualifying Expansion Projects, only to the extent of Qualifying Expansion Project Amounts;

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     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) in connection with a Permitted Receivables Financing, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

     (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

     (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

     (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Northwest (other than Disqualified Stock) or to Northwest or a Restricted Subsidiary of Northwest, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Guarantors" means any subsidiary of Northwest that executes a Subsidiary Guarantee in accordance with the provisions of the indenture and its successors and assigns.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

     (2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions designed to protect the person or entity entering into the agreement against
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         fluctuations in interest rates or currency exchanges rates with respect to Indebtedness incurred and not for purposes of speculation;

     (3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and

     (4) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

     "Incremental Funds" has the meaning set forth in the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Indebtedness" means, with respect to any specified Person, any obligation of such Person, whether or not contingent:

     (1) in respect of borrowed money;

     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

     (3) in respect of banker's acceptances;

     (4) representing Capital Lease Obligations;

     (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

     (6) representing any Hedging Obligations, or

     (7) under Permitted Receivables Financings;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations and obligations in respect of Permitted Receivables Financings) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date will be:

     (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

     (2) in the case of any Permitted Receivables Financing, the net unrecovered principal amount of the accounts receivable sold thereunder at such date, or other similar amount representing the principal financing amount thereof;

     (3) in the case of any Hedging Obligation, the net amount payable if such Hedging Obligation is terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off); and

     (4) the principal amount of the Indebtedness in the case of any other Indebtedness.

     "Investment Grade Date" has the meaning set forth above under "-- Termination of Certain Covenants."

     "Investment Grade Rating" means a rating equal to or higher than Baa3 by Moody's and BBB -- by S&P.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees (other than Guarantees of Indebtedness of Northwest or any of its Guarantors to the extent permitted in the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock")),
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advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and excluding trade payables of Northwest and its subsidiaries arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Northwest or any Subsidiary of Northwest sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Northwest such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Northwest, Northwest will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The acquisition by Northwest or any Subsidiary of Northwest of a Person that holds an Investment in a third Person will be deemed to be an Investment by Northwest or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain
Covenants -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Make-Whole Amount" with respect to a note means an amount equal to the excess, if any, of (1) the present value of the remaining interest, premium and principal payments due on such note (excluding any portion of such payments of interest accrued as of the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (2) the outstanding principal amount of such note. "Treasury Rate" is defined as the yield to maturity (calculated on a semi-annual bond-equivalent basis) at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release
H.15 (510), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining maturity of the notes; provided that if the Make-Whole Average Life of such note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such note is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. "Make-Whole Average Life" means the number of years (calculated to the nearest one-twelfth) between the date of redemption and the Stated Maturity of the notes.

     "Make-Whole Price" means the sum of the outstanding principal amount of the notes to be redeemed plus the Make-Whole Amount of those notes.

     "Maturity Date" means, with respect to any note, the date on which any principal of such note becomes due and payable, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such

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         Person or any of its Subsidiaries or the extinguishment of any
         Indebtedness of such Person or any of its Subsidiaries; and

     (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by Northwest or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale (as reasonably estimated by Northwest), in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

     (1) as to which neither Northwest nor any of its Restricted Subsidiaries
         (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

     (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Northwest or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Northwest or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means the lines of business conducted by us and our Restricted Subsidiaries on the date of the indenture and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by our Board of Directors and set forth in an officer's certificate delivered to the trustee.

     "Permitted Investments" means:

     (1) any Investment in Northwest or in a Restricted Subsidiary of Northwest;

     (2)  any Investment in Cash Equivalents;

     (3) any Investment by Northwest or any Subsidiary of Northwest in a Person, if as a result of such Investment:

           (a) such Person becomes a Restricted Subsidiary of Northwest; or

           (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Northwest or a Restricted Subsidiary of Northwest;

     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
          "-- Repurchase at the Option of Holders -- Asset Sales," or any non-cash consideration that was excluded from the definition of "Asset Sale" pursuant to clause (1) or (4) (for the sale or lease of equipment) pursuant to the second paragraph of such definition;

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     (5)  any Investment in any Person solely in exchange for the issuance of
          Equity Interests (other than Disqualified Stock) of Northwest;

     (6) any purchase or other acquisition of senior debt of Northwest or any Guarantor (other than Indebtedness that is subordinated to the notes or the Subsidiary Guarantees);

     (7) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

     (8) Hedging Obligations permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

     (9) Investments in a Securitization Subsidiary that are necessary or desirable to effect any Permitted Receivables Financing; and

     (10) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding not to exceed $10 million.

     "Permitted Liens" means:

     (1) Liens of Northwest and any Guarantor securing any Credit Facility that was permitted by the terms of the indenture to be incurred and all Obligations and Hedging Obligations relating to such Indebtedness (but excluding any Credit Facility with Williams or any Williams Group Affiliate, as lender);

     (2)  Liens in favor of Northwest or the Guarantors;

     (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Northwest or any Restricted Subsidiary of Northwest or renewals or replacement of such Liens in connection with the incurrence of Permitted Refinancing Indebtedness to refinance Indebtedness secured by such Liens; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Northwest or the Restricted Subsidiary;

     (4) Liens on property existing at the time of acquisition of the property by Northwest or any Restricted Subsidiary of Northwest or renewals or replacement of such Liens in connection with the incurrence of Permitted Refinancing Indebtedness to refinance Indebtedness secured by such Liens; provided that such Liens were in existence prior to the contemplation of such acquisition;

     (5) Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

     (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

     (7)  Liens existing on the date of the indenture;

     (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

     (9) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

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     (10) Liens on accounts receivable and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing; and

     (11) Liens with respect to Indebtedness that at the time of incurrence does not exceed 10% of the Consolidated Net Tangible Assets of Northwest.

     "Permitted Receivables Financing" means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of Northwest or any Restricted Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors has concluded are customary and market terms fair to Northwest and its Restricted Subsidiaries.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Northwest or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Northwest or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith) and any premiums paid on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes and any Subsidiary Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes and any Subsidiary Guarantees, as the case may be, on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) such Indebtedness is incurred either by Northwest or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Public Equity Offering" means an underwritten primary public offering, after the date of the indenture, of Capital Stock (other than Disqualified Stock) of Northwest pursuant to an effective registration statement under the Securities Act other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees.

     "Qualifying Expansion Project" means any capital expansion project that has increased or will increase the physical capacity of the pipeline system of Northwest and the Guarantors; provided that such project has been completed and the assets are in service at, or Northwest reasonably believes that the in-service date of the project will be within twelve months after, the Calculation Date.

     "Qualifying Expansion Project Amounts" means with respect to any calculation of pro forma amounts under the Fixed Charge Coverage Ratio additional revenues (if any) and related expenses for any Qualifying Expansion Project for the portion of the four-quarter period prior to the in-service date of such Qualifying Expansion Project (the "Estimation Period"); provided that revenues and related expenses anticipated from any Qualifying Expansion Project during any Estimation Period shall be included in such calculation only to the extent (1) of the portion of the capacity of such Qualifying Expansion Project that is committed under a long-term firm transportation contract on customary terms (as determined in good faith by Northwest) with a

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counterparty that has an Investment Grade Rating of its long-term debt from at least one of S&P and Moody's and (2) the aggregate amount of Qualifying Expansion Project Amounts for all Qualifying Expansion Projects included in any such calculation does not exceed 25% of the aggregate revenues of Northwest and its Restricted Subsidiaries for such period, determined for this purpose on a pro forma basis but before inclusion of any Qualifying Expansion Project Amounts.

     "Rating Agency" means each of S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Northwest (as evidenced by a resolution of the Board of Directors), which shall be substituted for S&P or Moody's, or both, as the case may be.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "S&P" means Standard and Poor's, a division of The McGraw-Hill Companies, Inc., and its successors.

     "Sale and Leaseback Transaction" means any arrangement with any Person (other than Northwest or a Subsidiary), or to which any such Person is a party, providing for the leasing, pursuant to a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP, to Northwest or a Restricted Subsidiary of any property or asset which has been or is to be sold or transferred by Northwest or such Restricted Subsidiary to such Person or to any other Person (other than Northwest or a Subsidiary), to which funds have been or are to be advanced by such Person.

     "Securitization Subsidiary" means a Subsidiary of Northwest

     (1) that is designated a "Securitization Subsidiary" by the Board of Directors,

     (2) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

     (3) no portion of the Debt or any other obligation, contingent or otherwise, of which

          (A) is Guaranteed by Northwest or any Restricted Subsidiary of Northwest,

          (B) is recourse to or obligates Northwest or any Restricted Subsidiary of Northwest in any way, or

          (C) subjects any property or asset of Northwest or any Restricted Subsidiary of Northwest, directly or indirectly, contingently or otherwise, to the satisfaction thereof,

     (4) with respect to which neither Northwest nor any Restricted Subsidiary of Northwest (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve such its financial condition or cause it to achieve certain levels of operating results other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

     "Shelf Registration Statement" has the meaning set forth in the second paragraph under "-- Registration Rights; Liquidated Damages."

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

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     "Subsidiary" means, with respect to any specified Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "Subsidiary Guarantee" means each Guarantee of the notes issued by a Guarantor pursuant to the indenture.

     "Unrestricted Subsidiary" means (1) any Securitization Subsidiary, (2) NWP Enterprises, LLC, (3) NWP Enterprises, Inc., or (4) any Subsidiary of Northwest that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

     (1) has no Indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with Northwest or any Restricted Subsidiary of Northwest unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Northwest or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Northwest;

     (3) is a Person with respect to which neither Northwest nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Northwest or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Northwest as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Northwest as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," Northwest will be in default of such covenant. The Board of Directors of Northwest may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Northwest of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

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     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

     (2) the then outstanding principal amount of such Indebtedness.

     "Williams" means The Williams Companies, Inc.

     "Williams Group Affiliates" means Williams and its Subsidiaries other than Northwest and its Subsidiaries.

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                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material U.S. federal tax consequences of the exchange of outstanding notes for new notes and of the beneficial ownership and disposition of new notes.

     This summary is based on the Internal Revenue Code of 1986, referred to herein as the "Code," regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date of this prospectus, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described in this prospectus. This summary addresses only the tax consequences to investors that own the outstanding notes and will own the new notes as capital assets and not as part of a "straddle" or "conversion transaction" for federal income tax purposes, or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as insurance companies, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, securities dealers, expatriates or persons whose functional currency for tax purposes is not the U.S. dollar). We will not seek a ruling from the Internal Revenue Service, referred to herein as the "IRS," with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. When we use the term "holder" in this section, we are referring to a beneficial owner of the notes and not the record holder. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE EXCHANGE OFFER AND OF THE BENEFICIAL OWNERSHIP AND DISPOSITION OF THE NEW NOTES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

     The following is a general discussion of the material U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the notes by a holder that is a United States person, referred to herein as a "U.S. Holder." For purposes of this discussion, a United States person means:

     - a citizen or resident of the United States (as defined for federal income tax purposes);

     - a corporation, partnership or other business entity created or organized in or under the laws of the United States or any State or political subdivision thereof or therein (including the District of Columbia);

     - an estate whose income is subject to U.S. federal income taxation regardless of its source; or

     - a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996, and were treated as domestic trusts on that date.

  The Exchange Offer

     The exchange of outstanding notes for new notes pursuant to this exchange offer will not be treated as an "exchange" for United States federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, any new notes received by you should be treated as a continuation of your investment in the outstanding notes. As a result, there should be no United States federal income tax consequences to you resulting from the exchange offer. In addition, you should have the same adjusted issue price, adjusted basis, and holding period in the new notes as you had in the outstanding notes immediately prior to the exchange.

  Treatment of Interest

     Stated interest on the notes will be taxable to a U.S. Holder as ordinary income at the time it is accrued or received (in accordance with the U.S. Holder's method of tax accounting).

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  Treatment of Liquidated Damages and Additional Interest

     The outstanding notes provided for the payment of Liquidated Damages and the notes provide for the payment of additional amounts of interest, under certain circumstances described above under "Description of Notes -- Registration Rights; Liquidated Damages" and "Description of
Notes -- Additional Interest" and therefore are subject to Treasury regulations that apply to debt instruments providing for one or more contingent payments. For purposes of determining whether the notes were issued with "original issue discount" for federal income tax purposes, we intend to take the position that, as of the issue date, the notes do not represent contingent payment debt instruments because (i) the likelihood of our paying Liquidated Damages as a result of a Registration Default is remote and (ii) the payment schedule without payments of additional interest resulting from our Fixed Charge Coverage Ratio falling below 1.75 to 1.0 is significantly more likely than not to occur as compared to the alternative payment schedules that would result if our Fixed Charge Coverage Ratio were to fall below 1.75 to 1.0; and therefore, we intend to take the position that the notes will not be considered to be issued with original issue discount.

     If, contrary to our expectations, the IRS were to assert successfully that the likelihood of making contingent payments was sufficient to cause original issue discount, then a U.S. Holder may be required to include in gross income interest in excess of the coupon amount of interest received periodically over the term of the notes as it accrues, regardless of the holder's method of tax accounting, which may result in the recognition of interest income before the receipt in cash of such interest income; and any gain on the sale, exchange, redemption or retirement of a note may be recharacterized as ordinary income. If we become obligated to pay Liquidated Damages or additional interest, we intend to take the position that such amounts are includible in a U.S. Holder's gross income in accordance with such U.S. Holder's method of tax accounting. U.S. Holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments.

  Market Discount

     If a U.S. Holder purchases a new note (or purchased an outstanding note and exchanges it for a new note) for an amount that is less than the stated principal amount of the note, the amount of such difference is treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than 1/4 of one percent of the stated principal amount multiplied by the remaining number of complete years to maturity from the date of the acquisition.

     A U.S. Holder holding a note with market discount generally will be required to treat any full or partial principal payment, or any gain upon the sale, exchange or retirement (including redemption or repurchase) of the note, as ordinary income to the extent of the accrued market discount on the note that such holder has not previously included in income. A U.S. Holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry a note with market discount.

     In general, any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the holder elects to accrue the market discount under a constant yield method. A U.S. Holder may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield method), rather than on disposition of the note, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in gross income on an accrual basis, once made, applies to all market discount obligations acquired by the holder on or after the first day of the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. The holder's tax basis in the notes will be increased by the amount of any market discount included in gross income under such an election.

  Amortizable Bond Premium

     In general, if a U.S. Holder purchases a new note (or purchased an outstanding note and exchanges it for a new note) for an amount in excess of the sum of all amounts payable on the note (other than stated interest payments), such excess will be considered to have purchased the note with "amortizable bond premium." A
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U.S. Holder generally may elect to amortize the bond premium over the remaining term of the note on a constant yield method as an offset to interest. A special rule applies to determine the amount of amortizable bond premium on debt instruments (such as the notes) that may be redeemed prior to maturity at the issuer's option. Under these rules, a U.S. Holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if the use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If a U.S. holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss such holder would otherwise recognize on disposition of the note.

     If a U.S. Holder elects to amortize bond premium, its tax basis in the note will be reduced by the amount of allowable amortization. The election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made, and is irrevocable without the consent of the IRS.

     The rules regarding market discount and amortizable bond premium are complex, and you should consult your own tax advisors regarding these rules.

  Treatment of Dispositions of Notes

     Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts representing accrued and unpaid interest not previously included in income) and the U.S. Holder's tax basis in the note. A U.S. Holder's tax basis in a note will be, in general, the cost of the note to the U.S. Holder. Subject to the market discount rules discussed above, gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the note has been held for more than one year. Net long-term capital gain recognized by a non-corporate U.S. Holder is generally subject to U.S. federal income tax at a preferential rate.

FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a general discussion of the U.S. federal income and estate tax consequences of the exchange offer, and of the beneficial ownership and disposition of new notes by a holder that is not a United States person, referred to herein as a "Non-U.S. Holder." For purposes of the following discussion, any interest income and any gain realized on the sale, exchange or other disposition of a note will be considered "U.S. trade or business income" if such interest income or gain is (i) effectively connected with the conduct of a trade or business in the United States, or (ii) in the case of a treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

  The Exchange Offer

     The exchange of outstanding notes for new notes pursuant to this exchange offer will not be a taxable sale or exchange for United States federal income tax purposes.

  Treatment of Interest

     A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest income on a note if each of the following requirements is satisfied:

     - The interest is not U.S. trade or business income (as defined above).

     - The Non-U.S. Holder provides to us or our paying agent an appropriate statement on IRS Form W-8BEN (or suitable substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person. If a note is held through a securities clearing organization, bank or another financial institution that holds customers' securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the Non-U.S. Holder provides such a form to the organization or institution, and (ii) the organization or institution, under penalties of perjury, certifies to us that it has received such a form from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy.

     - The Non-U.S. Holder does not actually or constructively own 10% or more of the voting power of our stock.

     - The Non-U.S. Holder is not a "controlled foreign corporation" (as defined for federal income tax purposes) that is actually or constructively related to us.

     To the extent these conditions are not met, a 30% U.S. withholding tax will apply to interest income on the notes, unless one of the following two exceptions is satisfied. The first exception is that an applicable income tax treaty reduces or eliminates such tax, and a Non-U.S. Holder claiming the benefit of that treaty provides to us or our paying agent a properly executed IRS Form W-8BEN (or substitute form). The second exception is that the interest is U.S. trade or business income (as defined above) and the Non-U.S. Holder provides an appropriate statement to that effect on IRS Form W-8ECI (or substitute form). In the case of the second exception, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the notes on a net income basis in the same manner as a U.S. Holder, as described above. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such income. Special procedures contained in Treasury regulations may apply to partnerships, trusts and intermediaries. We urge Non-U.S. Holders to consult their own tax advisors for information on the impact of these withholding regulations.

  Treatment of Dispositions of Notes

     Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement or other disposition of a note unless:

     - such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met, or

     - the gain is U.S. trade or business income (as defined above).

  Treatment of Notes for U.S. Federal Estate Tax Purposes

     A note held, or treated as held, by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock and payments of interest on such notes would not have been considered U.S. trade or business income (as defined above).

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     When required, we will report to the holders of the notes and the IRS amounts paid on or with respect to the notes and the amount of any tax withheld from such payments.

     Certain non-corporate U.S. Holders may be subject to backup withholding at a rate equal to the fourth lowest marginal rate of income tax applicable to unmarried individuals on payments made on or with respect to the notes and on payment of the proceeds from the disposition of a note. This rate is currently 30%. In general, backup withholding will apply to a U.S. Holder only if the U.S.
Holder:

     - fails to furnish its Taxpayer Identification Number, or TIN, which for an individual is his or her Social Security Number;

     - furnishes an incorrect TIN;

     - is notified by the IRS that it has failed properly to report payments of interest and dividends; or

     - under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

     A U.S. Holder will be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 (or substitute form) to us or our paying agent.

     A Non-U.S. Holder that provides an IRS Form W-8BEN (or substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a United States person, will not be subject to IRS information reporting requirements and U.S. backup withholding provided that neither we nor our paying agent has actual knowledge that the holder is a United States person or otherwise does not satisfy the requirements of an exemption.

     Information reporting and backup withholding requirements with respect to the payment of proceeds from the disposition of a note by a Non-U.S. Holder are as follows:

     - If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to information reporting and backup withholding as described above. However, no such reporting and withholding will be required if: (i) the holder either certifies as to its status as a Non-U.S. Holder under penalties of perjury on IRS Form W-8BEN (or substitute form) or otherwise establishes an exemption, and (ii) the broker does not have actual knowledge to the contrary.

     - If the proceeds are paid to or through a foreign office of a broker that is not a United States person or a "U.S. related person," as defined below, they will not be subject to information reporting or backup withholding.

     - If the proceeds are paid to or through a foreign office of a broker that is either a United States person or a "U.S. related person," they generally will be subject to information reporting. However, no such reporting will be required if (i) the holder certifies as to its status as a Non-U.S. Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the Non-U.S. Holder's foreign status, and (ii) the broker has no actual knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a United States person or U.S. related person, absent actual knowledge that the payee is a United States person.

     For these purposes, a "U.S. related person" is:

     - a "controlled foreign corporation," as defined for U.S. federal income tax purposes;

     - a foreign person 50% or more of whose gross income during a specified three-year period was effectively connected with the conduct of a trade or business within the United States; or

     - a foreign partnership if, at any time during its tax year, one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the partnership is engaged in the conduct of a trade or business in the United States.

     Backup withholding is not an additional tax and may be refunded or credited against the holder's U.S. federal income tax liability, provided that certain required information is furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting interest and withholding may be made available to the tax authorities in foreign countries under the provisions of a tax treaty or agreement.

     THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE BENEFICIAL OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents as set forth in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain matters with respect to the issuance and sale of the notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP.

                                    EXPERTS

     The financial statements of Northwest Pipeline Corporation at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, appearing in this prospectus and registration statement and appearing in Northwest Pipeline Corporation's Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing and incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and file reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC's public reference room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     We have filed the following document with the SEC which is incorporated by reference:

     - our Annual Report on Form 10-K for the year ended December 31, 2002.

     You may request a copy of this filing at no cost, by writing or telephoning us at the following address:

    Northwest Pipeline Corporation
     Attention: Cheryl Blycker
     295 Chipeta Way
     Salt Lake City, Utah 84108
    (801) 583-8800

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and be a part of it from the dates of filing of these documents.

                                    GLOSSARY

     All volumes of natural gas stated in this prospectus are stated at a pressure base of 14.73 pounds per square inch absolute at 60 degrees Fahrenheit.

"Bcf".........................   one billion cubic feet

"Contract demand".............   the maximum amount of natural gas deliverable
                                 to a customer on a given day

"Dekatherm"...................   the standard quantity for nominations,
                                 confirmations and scheduling is dekatherms per gas day. One dekatherm is equal to one MMBtu

"Displacement"................   utilizing the same physical pipeline facilities
                                 to, in effect, provide simultaneous gas
                                 transportation service in both directions

"Dth".........................   one dekatherm

"Incremental rate"............   a separately stated rate designed to recover
                                 all costs associated with new facilities

"Looping".....................   the installation of a redundant pipeline,
                                 generally a second line, parallel or adjacent to an existing line, creating an integrated system which increases the physical carrying capacity and adds to the reliability of that part of the pipeline system

"Mcf".........................   one thousand cubic feet

"MDth"........................   one thousand dekatherms

"MMBtu".......................   one million British Thermal Units

"MMcf"........................   one million cubic feet

"MMDth".......................   one million dekatherms

"TBtu"........................   one trillion British Thermal Units

"Tcf".........................   one trillion cubic feet

"Working gas".................   gas stored pending further transportation and
                                 delivery to customers

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2
Statement of income.........................................  F-3
Balance sheet...............................................  F-4
Statement of cash flows.....................................  F-5
Statement of common stockholder's equity....................  F-6
Notes to financial statements...............................  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Northwest Pipeline Corporation

     We have audited the accompanying balance sheet of Northwest Pipeline Corporation as of December 31, 2002 and 2001, and the related statements of income, cash flows, and common stockholder's equity for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northwest Pipeline Corporation at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Houston, Texas
February 21, 2003

                         NORTHWEST PIPELINE CORPORATION

                              STATEMENT OF INCOME

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                  (THOUSANDS OF DOLLARS)
Operating Revenues..........................................  $297,591   $285,171   $296,361
Operating Expenses:
  General and administrative................................    49,338     40,657     39,912
  Operation and maintenance.................................    32,279     37,000     36,666
  Depreciation..............................................    58,988     58,654     56,558
  Taxes, other than income taxes............................    12,352     13,441     13,363
                                                              --------   --------   --------
                                                               152,957    149,752    146,499
                                                              --------   --------   --------
     Operating income.......................................   144,634    135,419    149,862
                                                              --------   --------   --------
Other Income -- net.........................................    10,374      2,278     10,656
                                                              --------   --------   --------
Interest Charges:
  Interest on long-term debt................................    25,577     25,670     25,914
  Other interest............................................     2,688      5,302      6,273
  Allowance for borrowed funds used during construction.....    (2,638)      (448)      (273)
                                                              --------   --------   --------
                                                                25,627     30,524     31,914
                                                              --------   --------   --------
Income Before Income Taxes..................................   129,381    107,173    128,604
Provision for Income Taxes..................................    48,750     40,132     48,862
                                                              --------   --------   --------
Net Income..................................................  $ 80,631   $ 67,041   $ 79,742
Cash Dividends on Common Stock..............................  $     --   $ 20,000   $ 80,000
                                                              ========   ========   ========

                            See accompanying notes.

                         NORTHWEST PIPELINE CORPORATION

                                 BALANCE SHEET

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (THOUSANDS OF DOLLARS)
                                       ASSETS
Current Assets:
  Cash and cash equivalents.................................  $      207   $      443
  Advances to affiliates....................................      17,282       72,073
  Accounts receivable --
     Trade, less reserves of $486 for 2002 and $138 for
      2001..................................................      30,031       12,497
     Affiliated companies...................................         775        5,407
  Materials and supplies....................................      10,510       11,009
  Exchange gas due from others..............................       1,995        2,236
  Deferred income taxes.....................................       2,768        3,810
  Excess system gas.........................................      14,016       13,000
  Prepayments and other.....................................       1,334        1,697
                                                              ----------   ----------
     Total current assets...................................      78,918      122,172
                                                              ----------   ----------
Property, Plant and Equipment, at cost......................   1,937,096    1,775,222
  Less -- Accumulated depreciation..........................     842,355      807,579
                                                              ----------   ----------
     Total property, plant and equipment....................   1,094,741      967,643
                                                              ----------   ----------
Other Assets:
  Deferred charges..........................................      49,190       53,929
                                                              ----------   ----------
     Total assets...........................................  $1,222,849   $1,143,744
                                                              ==========   ==========
                        LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable --
     Trade..................................................  $   20,502   $   15,624
     Affiliated companies...................................       7,547       30,396
  Accrued liabilities --
     Income taxes due to affiliate..........................      12,138        9,094
     Taxes, other than income taxes.........................       2,932        2,509
     Interest...............................................       3,117        3,123
     Employee costs.........................................       8,075        8,549
     Exchange gas due to others.............................      16,010       15,236
     Other..................................................         877          933
     Current maturities of long-term debt...................       7,500           --
                                                              ----------   ----------
       Total current liabilities............................      78,698       85,464
                                                              ----------   ----------
Long-term debt, less current maturities.....................     360,023      367,503
Deferred Income Taxes.......................................     164,818      153,801
Deferred Credits and Other Noncurrent Liabilities...........      25,471       20,554
Contingent Liabilities and Commitments
Common Stockholder's Equity:
  Common stock, par value $1 per share; authorized and
     outstanding, 1,000 shares..............................           1            1
  Additional paid-in capital................................     262,844      262,844
  Retained earnings.........................................     334,208      253,577
  Accumulated other comprehensive loss......................      (3,214)          --
                                                              ----------   ----------
       Total common stockholder's equity....................     593,839      516,422
                                                              ----------   ----------
       Total liabilities and stockholder's equity...........  $1,222,849   $1,143,744
                                                              ==========   ==========

                            See accompanying notes.

                         NORTHWEST PIPELINE CORPORATION

                            STATEMENT OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2002        2001       2000
                                                              ---------   --------   --------
                                                                  (THOUSANDS OF DOLLARS)
Operating Activities:
  Net Income................................................  $  80,631   $ 67,041   $ 79,742
  Adjustments to reconcile to net cash provided by operating activities --
     Depreciation...........................................     58,988     58,654     56,558
     Provision for deferred income taxes....................     15,956      3,163     23,050
     Amortization of deferred charges and credits...........        139      1,871      1,111
     Allowance for equity funds used during construction....     (5,496)      (826)      (496)
     Reserve for doubtful accounts..........................        348        138         --
     Changes in:
       Accounts receivable and exchange gas due from
          others............................................    (12,639)    23,469    (17,635)
       Materials and supplies...............................        499       (211)       (64)
       Other current assets.................................       (653)    (5,459)    (6,513)
       Deferred charges.....................................       (920)     7,705     (4,124)
       Accounts payable, income taxes due to affiliate and
          exchange gas due to others........................     (2,940)   (19,234)    27,242
       Other accrued liabilities............................      2,931    (29,609)    (3,086)
       Other deferred credits...............................       (359)      (653)      (213)
     Other..................................................          2       (143)        --
                                                              ---------   --------   --------
  Net cash provided by operating activities.................    136,487    105,906    155,572
                                                              ---------   --------   --------
Investing Activities:
  Property, plant and equipment --
     Capital expenditures...................................   (181,843)   (94,923)   (47,933)
     Proceeds from sales....................................      4,586      3,155        988
     Changes in accounts payable............................    (14,257)    25,935     (2,372)
  Repayments from (Advances to) affiliates..................     54,791    (18,191)   (23,040)
                                                              ---------   --------   --------
  Net cash used by investing activities.....................   (136,723)   (84,024)   (72,357)
                                                              ---------   --------   --------
Financing Activities:
  Principal payments on long-term debt......................         --     (3,329)    (1,667)
  Dividends paid............................................         --    (20,000)   (80,000)
                                                              ---------   --------   --------
  Net cash used by financing activities.....................         --    (23,329)   (81,667)
                                                              ---------   --------   --------
Net Increase (Decrease) in Cash and Cash Equivalents........       (236)    (1,447)     1,548
Cash and Cash Equivalents at Beginning of Year..............        443      1,890        342
                                                              ---------   --------   --------
Cash and Cash Equivalents at End of Year....................  $     207   $    443   $  1,890
                                                              =========   ========   ========

                            See accompanying notes.

                         NORTHWEST PIPELINE CORPORATION

                    STATEMENT OF COMMON STOCKHOLDER'S EQUITY

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                  (THOUSANDS OF DOLLARS)
Common stock, par value $1 per share, authorized and
  outstanding, 1,000 shares.................................  $      1   $      1   $      1
                                                              --------   --------   --------
Additional paid-in capital --
  Balance at beginning and end of period....................   262,844    262,844    262,844
                                                              --------   --------   --------
Retained earnings --
  Balance at beginning of period............................   253,577    206,536    206,794
  Net income................................................    80,631     67,041     79,742
  Cash dividends............................................        --    (20,000)   (80,000)
                                                              --------   --------   --------
  Balance at end of period..................................   334,208    253,577    206,536
                                                              --------   --------   --------
Accumulated other comprehensive income --
  Balance at beginning of period............................        --         --         --
  Minimum pension liability adjustment......................    (3,214)        --         --
                                                              --------   --------   --------
  Balance at end of period..................................    (3,214)        --         --
                                                              --------   --------   --------
Total common stockholder's equity...........................  $593,839   $516,422   $469,381
                                                              ========   ========   ========

                            See accompanying notes.

                         NORTHWEST PIPELINE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CORPORATE STRUCTURE AND CONTROL

     Northwest Pipeline Corporation ("Pipeline") is a wholly-owned subsidiary of Williams Gas Pipeline Company LLC ("WGP"). WGP is a wholly-owned subsidiary of The Williams Companies, Inc. ("Williams").

  NATURE OF OPERATIONS

     Pipeline owns and operates a pipeline system for the mainline transmission of natural gas. This system extends from the San Juan Basin in northwestern New Mexico and southwestern Colorado through Colorado, Utah, Wyoming, Idaho, Oregon and Washington to a point on the Canadian border near Sumas, Washington.

  REGULATORY ACCOUNTING

     Pipeline is regulated by the Federal Energy Regulatory Commission ("FERC"). Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation," provides that rate-regulated public utilities account for and report regulatory assets and liabilities consistent with the economic effect of the way in which regulators establish rates if the rates established are designed to recover the costs of providing the regulated service and if the competitive environment makes it reasonable to assume that such rates can be charged and collected. Accounting for businesses that are regulated and apply the provisions of SFAS No. 71 can differ from the accounting requirements for non-regulated businesses. Transactions that are recorded differently as a result of regulatory accounting requirements include the capitalization of an equity return component on regulated capital projects, employee related benefits, and other costs and taxes included in, or expected to be included in, future rates. As a rate-regulated entity, Pipeline management has determined that it is appropriate to apply the accounting prescribed by SFAS No. 71 and, accordingly, the accompanying financial statements include the effects of the types of transactions described above that result from regulatory accounting requirements.

  BASIS OF PRESENTATION

     Pipeline's 1983 acquisition by Williams has been accounted for using the purchase method of accounting. Accordingly, an allocation of the purchase price was assigned to the assets and liabilities of Pipeline, based on their estimated fair values at the time of the acquisition. Williams has not pushed down the purchase price allocation (amounts in excess of original cost) of $89.2 million, as of December 31, 2002, to Pipeline as current FERC policy does not permit Pipeline to recover through its rates amounts in excess of original cost. The accompanying financial statements reflect Pipeline's original basis in its assets and liabilities.

  ACCOUNTING ESTIMATES

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities. On an ongoing basis, Pipeline evaluates its estimates, including those related to revenues subject to refund, bad debts, materials and supplies obsolescence, property, plant and equipment and other long-lived assets, income taxes, pensions and other postretirement benefits and contingent liabilities. Pipeline bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from such estimates.

                         NORTHWEST PIPELINE CORPORATION

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment ("plant"), consisting principally of natural gas transmission facilities, is recorded at original cost. Pipeline accounts for repair and maintenance costs under the guidance of FERC regulations. The FERC identifies installation, construction and replacement costs that are to be capitalized. Routine maintenance, repairs and renewal costs are charged to income as incurred. Gains or losses from the ordinary sale or retirement of plant are charged or credited to accumulated depreciation.

     Depreciation is provided by the straight-line method for plant. The annual weighted average composite depreciation rate recorded for transmission and storage plant was 3.08 percent, 3.09 percent and 3.16 percent for 2002, 2001 and 2000, respectively, including an allowance for negative salvage.

  ALLOWANCE FOR BORROWED AND EQUITY FUNDS USED DURING CONSTRUCTION

     Allowance for funds used during construction ("AFUDC") represents the estimated cost of borrowed and equity funds applicable to utility plant in process of construction and are included as a cost of property, plant and equipment because it constitutes an actual cost of construction under established regulatory practices. The FERC has prescribed a formula to be used in computing separate allowances for borrowed and equity AFUDC.

     The composite rate used to capitalize AFUDC was approximately 10.0 percent in 2002 and 9.9 percent in each of the years 2001 and 2000. Equity AFUDC of $5.5 million, $0.8 million and $0.5 million for 2002, 2001 and 2000, respectively, is reflected in other income.

  ADVANCES TO AFFILIATES

     As a participant in Williams' cash management program, Pipeline makes advances to and receives advances from Williams through WGP. The advances are represented by demand notes. Advances are stated at the historical carrying amounts. Interest income is recognized when chargeable and collectibility is reasonably assured.

  ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL RECEIVABLES

     Accounts receivable are stated at the historical carrying amount net of reserves or write-offs. Due to its customer base, Pipeline has not historically experienced recurring credit losses in connection with its receivables. As a result, receivables determined to be uncollectible are reserved or written off in the period of such determination.

  IMPAIRMENT OF LONG-LIVED ASSETS

     Pipeline evaluates long-lived assets for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. When such a determination has been made, management's estimate of undiscounted future cash flows attributable to the assets is compared to the carrying value of the assets to determine whether an impairment has occurred. If an impairment of the carrying value has occurred, the amount of the impairment recognized in the financial statements is determined by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value.

  INCOME TAXES

     Pipeline is included in Williams' consolidated federal income tax return. Pipeline's federal income tax provisions are computed as though separate tax returns are filed. Deferred income taxes are computed using the liability method and are provided on all temporary differences between the financial basis and the tax basis of Pipeline's assets and liabilities.

                         NORTHWEST PIPELINE CORPORATION

  DEFERRED CHARGES

     Pipeline amortizes deferred charges over varying periods consistent with the FERC approved accounting treatment for such deferred items. Unamortized debt expense, debt discount and losses on reacquired long-term debt are amortized by the bonds outstanding method over the related debt repayment periods.

  CASH AND CASH EQUIVALENTS

     Cash equivalents are stated at cost plus accrued interest, which approximates fair value. Cash equivalents are highly liquid investments with an original maturity of three months or less.

  EXCHANGE GAS IMBALANCES

     In the course of providing transportation services to customers, Pipeline may receive different quantities of gas from shippers than the quantities delivered on behalf of those shippers. These transactions result in imbalances, which are typically settled through the receipt or delivery of gas in the future. Customer imbalances to be repaid or recovered in-kind are recorded as exchange gas due from others or due to others in the accompanying balance sheets. These imbalances are valued at the average of the spot market rates at the Canadian border and the Rocky Mountain market as published in "Inside FERC's Gas Market Report." Settlement of imbalances requires agreement between the pipelines and shippers as to allocations of volumes to specific transportation contracts and timing of delivery of gas based on operational conditions.

  EXCESS SYSTEM GAS

     Pipeline's excess system gas is valued at the average of the spot market rates of the Canadian border and the Rocky Mountain market as published in "Inside FERC's Gas Market Report".

  REVENUE RECOGNITION

     Revenues from the transportation of gas are recognized based on contractual terms and the related transported volumes. Pipeline is subject to FERC regulations and, accordingly, certain revenues collected may be subject to possible refunds upon final orders in pending rate cases. Pipeline records rate refund liabilities considering Pipeline and other third party regulatory proceedings, advice of counsel and estimated total exposure, as discounted and risk weighted, as well as collection and other risks.

  ENVIRONMENTAL MATTERS

     Pipeline is subject to Federal, state, and local environmental laws and regulations. Environmental expenditures are expensed or capitalized depending on their future economic benefit and potential for rate recovery. Pipeline believes that, with respect to any expenditures required to meet applicable standards and regulations, the FERC would grant the requisite rate relief so that, for the most part, such expenditures would be permitted to be recovered. Pipeline believes that compliance with applicable environmental requirements is not likely to have a material effect upon Pipeline's financial position.

  INTEREST PAYMENTS

     Cash payments for interest were $22.9 million, $39.9 million and $25.7 million, net of $2.6 million, $0.4 million and $0.3 million of interest capitalized (allowance for borrowed funds used during construction) in 2002, 2001 and 2000, respectively.

  EMPLOYEE STOCK BASED AWARDS

     Williams' employee stock-based awards are accounted for under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Williams' fixed plan

                         NORTHWEST PIPELINE CORPORATION
common stock options generally do not result in compensation expense, because the exercise price of the stock options equals the market price of the underlying stock on the date of grant. The plans are described more fully in
Note 4. The following table illustrates the effect on net income if Pipeline had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation.

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2002      2001      2000
                                                          -------   -------   -------
                                                            (THOUSANDS OF DOLLARS)
Net income, as reported.................................  $80,631   $67,041   $79,742
Deduct: Total stock-based employee compensation expense
  determined under fair value based method for all
  awards, net of tax....................................      365       401     1,320
                                                          -------   -------   -------
Pro forma net income....................................  $80,266   $66,640   $78,422
                                                          =======   =======   =======

     Pro forma amounts for 2002 include compensation expense from Williams awards made in 2002 and 2001 and compensation expense from certain Williams awards made in 1999.

     Pro forma amounts for 2001 include compensation expense from certain Williams awards made in 1999 and compensation expense from Williams awards made in 2001.

     Pro forma amounts for 2000 include compensation expense from certain Williams awards made in 1999 and the total compensation expense from Williams awards made in 2000, as these awards fully vested in 2000 as a result of accelerated vesting provisions.

     The pro forma net income effects of applying SFAS 123 recognition of compensation expense provided for the periods shown above may not be representative of the effects on reported net income for future years.

     The fair value of each award was estimated using the Black-Scholes options pricing model. See Note 4 for the assumptions used in the calculation of fair value.

 NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. The Statement requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. Pipeline will adopt the new rules on asset retirement obligations on January 1, 2003. The impact of adoption is to be reported as a cumulative effect of change in accounting principle. Retirement obligations have not been estimated for assets with currently indeterminable lives including pipeline transmission assets and gas gathering systems accordingly, the impact of adopting the statement is not expected to have a material effect on Pipeline's financial position or results of operations.

     The FASB issued SFAS 144, "Accounting for Impairment or Disposal of Long-Lived Assets." SFAS 144 supersedes SFAS 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of APB 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 retains the accounting and reporting provisions of SFAS 121 for recognition and measurement of long-lived asset impairment and for the measurement of long-lived assets to be disposed of by sale and the accounting and reporting provisions of APB 30. In addition to these fundamental provisions, SFAS 144 provides guidance for determining whether long-lived assets should be tested for impairment and specific criteria for classifying assets to be disposed of as held for sale. The statement is effective for fiscal years beginning after December 15, 2001. Pipeline adopted the statement

                         NORTHWEST PIPELINE CORPORATION
as of January 1, 2002. The adoption of this statement had no material effect on Pipeline's financial position or results of operations.

     In the second quarter of 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections." The rescission of SFAS No. 4 "Reporting Gains and Losses from Extinguishment of Debt," and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements, "requires that gains and losses from extinguishment of debt only be classified as extraordinary items in the event that they meet the criteria of APB Opinion No. 30. SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers," established accounting requirements for the effects of transition to the Motor Carriers Act of 1980 and is no longer required now that the transitions have been completed. Finally, the amendments to SFAS No. 13, "Accounting for Leases," require certain lease modifications that have economic effects, which are similar to sale-leaseback transactions, be accounted for as sale-leaseback transactions. The provisions of this Statement related to the rescission of SFAS No. 4 to be applied in fiscal years beginning after May 15, 2002, while the provisions related to SFAS No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of the Statement are effective for financial statements issued on or after May 15, 2002. There was no initial impact of SFAS No. 145 on Pipeline's results of operations and financial position.

     The FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Under this Statement, a liability for a cost associated with an exit or disposal activity is recognized at fair value when the liability is incurred rather than at the date of an entity's commitment to an exit plan. The provisions of the Statement are effective for exit or disposal activities that are initiated after December 31, 2002; hence, initial adoption of this Statement on January 1, 2003, did not have any impact on Pipeline's results of operations or financial position.

     The FASB issued SFAS 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," which is effective for fiscal years ending after December 15, 2002. SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation," to permit two additional transition methods for a voluntary change to the fair value based method of accounting for stock-based employee compensation from the intrinsic method under APB 25, "Accounting for Stock Issued to Employees." The prospective method of transition under SFAS 123 is an option to the entities that adopt the recognition provisions under this statement in a fiscal year beginning before December 15, 2003. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements concerning the method of accounting used for stock-based employee compensation and the effects of that method on reported results of operations. Under SFAS 148, pro forma disclosures will be required in a specific tabular format in the "Summary of Significant Accounting Policies". Pipeline has adopted the disclosure requirements of this statement effective December 31, 2002. The adoption had no effect on Pipeline's consolidated financial position or results of operations. Pipeline continues to account for its stock-based compensation plans under APB
25. See "Employee Stock Based Awards".

     The FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others." This Interpretation requires the initial recognition at fair value of guarantees issued or modified after December 31, 2002, and expands the disclosure requirements for guarantees. Initial adoption of this Interpretation did not have any impact on Pipeline's results of operations or financial position. The expanded disclosure requirements have been incorporated in this annual report.

     The FASB issued FIN 46, "Consolidation of Variable Interest Entities." FIN 46 requires companies with a variable interest in a variable interest entity to apply this guidance to that entity as of the beginning of the

                         NORTHWEST PIPELINE CORPORATION
first interim period beginning after June 15, 2003 for existing interests and immediately for new interests. The application of the guidance could result in the consolidation of a variable interest entity. As of December 31, 2002, Pipeline has no variable interest entities as defined by FIN 46.

 RECLASSIFICATIONS

     Certain reclassifications have been made in the 2001 and 2000 financial statements to conform to the 2002 presentation.

2.  CONTINGENT LIABILITIES AND COMMITMENTS

 RATE AND REGULATORY MATTERS

     GENERAL RATE CASE (DOCKET NO. RP93-5) On April 1, 1993, Pipeline began collecting new rates, subject to refund, under its rate case filed October 1, 1992 ("1993 Rate Case"). Pipeline made refunds to customers in June 1998 totaling $27 million, including interest, reflecting the FERC's resolution of all disputed matters in this case. Pipeline and other parties sought judicial review of the FERC's decision concerning rate of return on equity. One party sought judicial review of the inclusion of unpaid accruals in rate base. In July 1998, the FERC issued orders concerning its rate of return on equity policy in rate proceedings of other pipelines adopting a formula that gives less weight to the long-term growth component. In April 1999, the Court of Appeals for the D.C. Circuit remanded the 1993 Rate Case to the FERC for application of its revised rate of return on equity policy. On July 14, 1999, the FERC issued an order requiring Pipeline to: (a) submit a surcharge plan to the FERC, (b) recalculate rates consistent with the new weighting formula favoring short term growth, and
(c) address in a remand hearing the appropriate source for Gross Domestic Product ("GDP") growth data. The new weighting formula generally results in a higher authorized rate of return on equity. Pipeline and its customers resolved by settlement those issues relating to long term GDP growth. In February 2000, the FERC approved the long-term growth settlement and issued an order related to return on equity issues requiring Pipeline to incorporate the effects of the settlement and to calculate its allowed rate of return on equity consistent with the recently announced policy changes in other proceedings. As a part of this recalculation of allowed return on equity, the FERC provided that Pipeline must use the median instead of the midpoint of the various results of Discounted Cash Flow ("DCF") analysis for a proxy group. This resulted in a 13.67 percent return on equity for Pipeline. On April 3, 2000, Pipeline made the necessary compliance filings to implement the FERC's decision including the establishment of surcharges in order to recollect moneys that shippers owe Pipeline for these corrective actions. On July 14, 2000, the FERC issued an order denying customer rehearing requests and approving Pipeline's compliance filing. The order reaffirmed Pipeline's right to use the median result from the DCF proxy group analysis. Some of Pipeline's customers sought judicial review concerning the FERC's orders with respect to return on equity issues. On July 13, 2001, the D.C. Circuit issued its decision affirming the FERC's earlier rulings on various rate base, accounting, and risk issues, but remanding the case to the FERC to allow the FERC to set forth more clearly its rationale for allowing Pipeline to utilize the median result of the DCF proxy group analysis. On June 12, 2002, the FERC issued an Order on Remand reaffirming its decision to utilize the median of the proxy companies in setting Pipeline's return on equity. No requests for rehearing were filed in response to the June 12, 2002 order. This decision effectively brought the 1993 Rate Case to its conclusion.

     GENERAL RATE CASE (DOCKET NO. RP95-409) On February 1, 1996, Pipeline began collecting new rates, subject to refund, under the provisions of its rate case filed August 1, 1995 ("1995 Rate Case"). During the first quarter of 1998, the Administrative Law Judge ("ALJ") issued an Initial Decision. The ALJ found that the facts of this case continue to support Pipeline's capital structure of 55 percent equity and 45 percent debt. The ALJ also determined that Pipeline fits within the average risk range for determining pipeline return on equity and allowed a return on equity of 11.2 percent. On June 1, 1999, the FERC issued its order affirming many aspects of the ALJ's initial decision, but finding that the return on equity issue should be resolved by using the FERC's new policy concerning rate of return determinations. This resulted in an allowed return on

                         NORTHWEST PIPELINE CORPORATION
equity of 12.22 percent. On September 29, 2000, the FERC issued its Order on Rehearing, which, for the most part, reaffirmed the FERC's earlier June 1, 1999 decision. Pipeline made a compliance filing on October 16, 2000. On July 11, 2001, the FERC issued an Order accepting Pipeline's compliance filings, subject to Pipeline making some minor rate related changes relating to billing determinants and cost of service recovery for facilities subject to reimbursement agreements. On August 31, 2001, Pipeline made refunds to customers totaling $43.1 million, including interest. Some shippers filed petitions for review concerning return on equity issues. On October 25, 2002, the United States Court of Appeals for the D.C. Circuit affirmed the FERC's decision in its treatment of return on equity issues. This decision effectively brought the 1995 Rate Case to its conclusion.

     NOTICE OF PROPOSED RULEMAKING (DOCKET NO. RM01-10-000) On September 27, 2001, the FERC issued a Notice of Proposed Rulemaking ("NOPR") proposing to adopt uniform standards of conduct for transmission providers. The proposed rules define transmission providers as interstate natural gas pipelines and public utilities that own, operate or control electric transmission facilities. The proposed standards would regulate the conduct of transmission providers with their energy affiliates. The FERC proposed to define energy affiliates broadly to include any transmission provider affiliate that engages in or is involved in transmission (gas or electric) transactions, or manages or controls transmission capacity, or buys, sells, trades or administers natural gas or electric energy or engages in financial transactions relating to the sale or transmission of natural gas or electricity. Current rules regulate the conduct of Pipeline and its gas marketing affiliates. The FERC's staff analysis of the proposed rulemaking proposed redefining energy affiliates to exclude affiliated transmission providers. If the proposed rules are adopted as proposed, these new standards would require new compliance measures by Pipeline.

     NOTICE OF INQUIRY (DOCKET NO. PL02-6-000) On July 17, 2002, the FERC issued a Notice of Inquiry to seek comments on its negotiated rate policies and practices. The FERC states that it is undertaking a review of the recourse rate as a viable alternative and safeguard against the exercise of market power of interstate gas pipelines, as well as the entire spectrum of issues related to its negotiated rate program. Pipeline has negotiated certain rates under the FERC's existing negotiated rate program, and participated in comments filed in this proceeding by Williams in support of the FERC's existing negotiated rate program.

     NOTICE OF PROPOSED RULEMAKING (DOCKET NO. RM02-14-000) On August 1, 2002, the FERC issued a NOPR that proposes restrictions on various types of cash management programs employed by companies in the energy industry such as Williams and its subsidiaries, including Pipeline. In addition to stricter guidelines regarding the accounting for and documentation of cash management or cash pooling programs, the FERC proposal, if made final, would preclude public utilities, natural gas companies and oil pipeline companies from participating in such programs unless the parent company and its FERC-regulated affiliate maintain investment-grade credit ratings and the FERC-regulated affiliate maintains stockholder's equity of at least 30 percent of total capitalization. Williams' and Pipeline's current credit ratings are not investment grade. Pipeline participated in comments filed in this proceeding on August 28, 2002 by the Interstate Natural Gas Association of America. On September 25, 2002, the FERC convened a technical conference to discuss issues raised in the comments filed by parties in this proceeding.

 LEGAL PROCEEDINGS

     In 1998, the United States Department of Justice ("DOJ") informed Williams that Jack Grynberg, an individual, had filed claims in the United States District Court for the District of Colorado under the False Claims Act against Williams and certain of its wholly-owned subsidiaries including Pipeline. Mr. Grynberg had also filed claims against approximately 300 other energy companies and alleged that the defendants violated the False Claims Act in connection with the measurement, royalty valuation and purchase of hydrocarbons. The relief sought was an unspecified amount of royalties allegedly not paid to the federal government, treble damages, a civil penalty, attorneys' fees and costs. On April 9, 1999, the DOJ announced that it was declining to intervene in any of the Grynberg qui tam cases; including the action filed against the

                         NORTHWEST PIPELINE CORPORATION

Williams entities in the United States District Court for the District of Colorado. On October 21, 1999, the Panel on Multi-District Litigation transferred all of the Grynberg qui tam cases, including those filed against Williams to the United States District Court for the District of Wyoming for pre-trial purposes. On October 9, 2002, the court granted a motion to dismiss Grynberg's royalty valuation claims. Grynberg's measurement claims remain pending against Williams and the other defendants.

     On June 8, 2001, fourteen Williams entities, including Pipeline, were named as defendants in a nationwide class action lawsuit which has been pending against other defendants, generally pipeline and gathering companies, for more than one year. The plaintiffs allege that the defendants, including the Williams defendants, have engaged in mismeasurement techniques that distort the heating content of natural gas, resulting in an alleged underpayment of royalties to the class of producer plaintiffs. In September 2001, plaintiffs' counsel voluntarily dismissed two of the fourteen Williams entities named as defendants in the lawsuit. In November 2001, The Williams defendants, along with other coordinating defendants, filed a motion to dismiss on non-jurisdictional grounds. In January 2002, most of the Williams defendants, along with a group of coordinating defendants filed a motion to dismiss for lack of personal jurisdiction. On August 19, 2002, defendants' motion to dismiss on non-jurisdictional grounds was denied. On September 17, 2002, the plaintiffs filed a motion for class certification. The Williams entities joined with other defendants in contesting certification of the plaintiff class and this issue, along with the personal jurisdiction motion, remains pending.

 OTHER LEGAL AND REGULATORY MATTERS

     In addition to the foregoing, various other proceedings are pending against Pipeline incidental to its operations.

 SUMMARY

     While no assurances may be given, Pipeline does not believe that the ultimate resolution of the foregoing matters, taken as a whole and after consideration of amounts accrued, recovery from customers, insurance coverage or other indemnification arrangements, will have a materially adverse effect upon Pipeline's financial position, results of operations, or cash flow requirements.

 OTHER COMMITMENTS

     Commitments for construction and acquisition of property, plant and equipment are approximately $354.8 million at December 31, 2002.

3.  DEBT, FINANCING ARRANGEMENTS AND LEASES

 DEBT COVENANTS

     The terms of Pipeline's debt indentures restrict the issuance of mortgage bonds. The indentures contain provisions for the acceleration of repayment or the reset of interest rates under certain conditions. Pipeline's debt indentures also contain restrictions, which, under certain circumstances, limit the issuance of additional debt and restrict the disposal of a major portion of its natural gas pipeline system.

 ADJUSTABLE INTEREST RATE NOTES

     On May 15, 2001, under the terms of the note agreement, Pipeline prepaid, without penalty, the outstanding $1.7 million balance of its adjustable rate notes with accrued interest. Prepayment was made from Pipeline's operations and available cash.

                         NORTHWEST PIPELINE CORPORATION

 LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (THOUSANDS OF DOLLARS)
6.625%, payable 2007........................................   $250,000     $250,000
7.125%, payable 2025........................................     84,740       84,729
9.000%, payable 2003 through 2007...........................     32,783       32,774
                                                               --------     --------
  Total long-term debt......................................    367,523      367,503
Less current maturities.....................................      7,500           --
                                                               --------     --------
  Total long-term debt, less current maturities.............   $360,023     $367,503
                                                               ========     ========

     As of December 31, 2002, cumulative sinking fund requirements and other maturities of long-term debt (at face value) for each of the next five years are as follows:

                                                              (THOUSANDS OF DOLLARS)
                                                              ----------------------
2003........................................................         $  7,500
2004........................................................            7,500
2005........................................................            7,500
2006........................................................            7,500
2007........................................................          252,867
Thereafter..................................................           85,000
                                                                     --------
  Total.....................................................         $367,867
                                                                     ========

 LINE-OF-CREDIT ARRANGEMENTS

     Williams and certain of its subsidiaries, including Pipeline, are parties to a $700 million credit agreement (Credit Agreement), under which Pipeline can borrow up to $400 million to the extent the funds available under the Credit Agreement have not been borrowed by Williams or other subsidiaries. The Credit Agreement expires in July 2005. Interest rates vary with current market conditions based on the base rate of Citibank N.A., federal funds rate or the London Interbank Offered Rate. The Credit Agreement contains restrictions, which limit, under certain circumstances, the issuance of additional debt, the attachment of liens on any assets and any change of ownership of Pipeline. As Williams completes certain asset sales, the commitments from participating banks in the Credit Agreement will be reduced to $400 million, and with further asset sales could be reduced below that amount, but Pipeline will continue to have borrowing capacity up to the lesser of $400 million or the amount that Williams would be able to borrow to the extent the funds available under the Credit Agreement have not been borrowed by Williams or other participating subsidiaries or that otherwise would be required to remain available to Williams. At December 31, 2002, the commitment from participating banks had been reduced to $463 million, the borrowing capacity available to Pipeline was $400 million, and Pipeline had no outstanding borrowings under this agreement. Pipeline's assets have not been pledged to secure any indebtedness of Williams or its other affiliates, either under the Credit Agreement or pursuant to any other credit facility of Williams and its other affiliates.

 LEASES

     Pipeline's leasing arrangements include mostly premise and equipment leases that are classified as operating leases.

                         NORTHWEST PIPELINE CORPORATION

     The major operating lease is a leveraged lease, which became effective during 1982 for Pipeline's headquarters building. The agreement has an initial term of approximately 27 years, with options for consecutive renewal terms of approximately 9 years and 10 years. The major component of the lease payment is set through the initial and first renewal terms of the lease. Various purchase options exist under the building lease, including options involving adverse regulatory developments.

     Pipeline subleases portions of its headquarters building to third parties under agreements with varying terms. Following are the estimated future minimum yearly rental payments required under operating leases, which have initial or remaining noncancelable lease terms in excess of one year:

                                                              (THOUSANDS OF DOLLARS)
                                                              ----------------------
2003........................................................         $ 8,806
2004........................................................           8,806
2005........................................................           8,807
2006........................................................           6,354
2007........................................................           6,355
Thereafter..................................................          14,120
                                                                     -------
                                                                     $53,248
Less: noncancelable subleases...............................          11,689
                                                                     -------
  Total.....................................................         $41,559
                                                                     =======

     Operating lease rental expense amounted to $5.4 million, $6.1 million and $8.8 million for 2002, 2001 and 2000, respectively.

4.  EMPLOYEE BENEFIT PLANS

 PENSION AND POSTRETIREMENT MEDICAL PLANS

     Pipeline's employees are covered by Williams' non-contributory defined-benefit pension plan and Williams' health care plan that provides postretirement medical benefits to certain retired employees. Contributions for pension and postretirement medical benefits related to Pipeline's participation in these plans were $5.9 million, $2.3 million and $2.8 million in 2002, 2001 and 2000, respectively. These amounts are currently recoverable in Pipeline's rates.

     At December 31, 2002, Pipeline recorded a minimum pension liability of $3.2 million, net of $2.0 million tax, which is included as a component of Pipeline's other comprehensive loss for the year 2002.

  DEFINED CONTRIBUTION PLAN

     Pipeline's employees are also covered by various Williams' defined contribution plans. Pipeline's costs related to these plans totaled $2.3 million, $2.1 million and $1.8 million in 2002, 2001 and 2000, respectively.

  STOCK-BASED COMPENSATION

     Williams has several plans providing for common-stock-based awards to its employees and employees of its subsidiaries. The plans permit the granting of various types of awards including, but not limited to, stock options, stock appreciation rights, restricted stock and deferred stock. Awards may be granted for no consideration other than prior and future services or based on certain financial performance targets being achieved. The purchase price per share for stock options and the grant price for stock appreciation rights may not be less than the market price of the underlying stock on the date of grant. Stock options generally become exercisable in one-third increments each year from the anniversary of the grant or after three or five years,

                         NORTHWEST PIPELINE CORPORATION
subject to accelerated vesting if certain future stock prices or if specific financial performance targets are achieved. Stock options expire 10 years after grant.

     The following summary reflects stock option activity for Williams common stock attributable to Pipeline and related information for 2002, 2001 and 2000 (options in thousands):

                                        2002                 2001                 2000
                                 ------------------   ------------------   ------------------
                                           WEIGHTED             WEIGHTED             WEIGHTED
                                           AVERAGE              AVERAGE              AVERAGE
                                           EXERCISE             EXERCISE             EXERCISE
                                 OPTIONS    PRICE     OPTIONS    PRICE     OPTIONS    PRICE
                                 -------   --------   -------   --------   -------   --------
Outstanding -- beginning of
  year.........................   1,291     $24.38     1,200     $24.02     1,183     $20.64
Granted........................     527     $ 7.27       159     $38.00       136     $46.04
Exercised......................     (26)    $ 9.59      (112)    $11.82      (131)    $15.01
Forfeited/expired..............    (484)    $24.59       (21)    $32.81        (7)    $38.66
Adjustment for WCG
  spinoff(1)...................      --         --       111         --        --         --
Employee transfers, in.........     594     $25.46        99     $20.50       235     $22.90
Employee transfers, out........    (391)    $22.70      (145)    $23.32      (216)    $23.06
                                  -----                -----                -----
Outstanding -- end of year.....   1,511     $19.40     1,291     $24.38     1,200     $24.02
                                  =====                =====                =====
Exercisable at year end........   1,040     $24.45     1,102     $22.58     1,169     $23.66
                                  =====                =====                =====

---------------

(1) Effective with the spinoff of Williams Communications Group ("WCG") on April 23, 2001, by Williams, the number of unexercised Williams stock options and the exercise price were adjusted to preserve the intrinsic value of the stock options that existed prior to the spinoff.

     The following summary provides information about stock options granted to employees of Pipeline that are outstanding and exercisable at December 31, 2002 (options in thousands):

                         STOCK OPTIONS OUTSTANDING
                   --------------------------------------
                                               WEIGHTED     STOCK OPTIONS EXERCISABLE
                                                AVERAGE     --------------------------
                                WEIGHTED       REMAINING                  WEIGHTED
RANGE OF EXERCISE               AVERAGE       CONTRACTUAL                  AVERAGE
PRICES             OPTIONS   EXERCISE PRICE   LIFE (YRS)    OPTIONS    EXERCISE PRICE
-----------------  -------   --------------   -----------   --------   ---------------
$2.27 to $2.58        340        $ 2.58          9.89           --         $ 0.00
$6.71 to $15.32       320        $12.38          2.59          320         $12.38
$15.71 to $42.29      851        $28.76          5.54          720         $29.81
                    -----                                    -----
                    1,511        $19.40          5.33        1,040         $24.45
                    =====                                    =====

                         NORTHWEST PIPELINE CORPORATION

     The estimated fair value at the date of grant of options for Williams common stock granted in 2002, 2001 and 2000, using the Black-Scholes option-pricing model is as follows:

                                                              2002     2001     2000
                                                              -----   ------   ------
Weighted-average grant date fair value of options for
  Williams common stock granted during the year............   $2.77   $10.93   $15.44
                                                              =====   ======   ======
Assumptions
  Dividend yield...........................................     1.0%     1.9%     1.5%
  Volatility...............................................      56%      35%      31%
  Risk-free interest rate..................................     3.6%     4.8%     6.5%
  Expected life (years)....................................     5.0      5.0      5.0

5.  INCOME TAXES

     Significant components of the deferred tax liabilities and assets are as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (THOUSANDS OF DOLLARS)
Property, plant and equipment...............................   $155,927     $141,637
Regulatory assets...........................................      6,223        5,243
Loss on reacquired debt.....................................      6,482        7,214
Other -- net................................................        799          648
                                                               --------     --------
Deferred tax liabilities....................................    169,431      154,742
                                                               --------     --------
Regulatory liabilities......................................        500          917
Accrued liabilities.........................................      6,881        3,834
                                                               --------     --------
Deferred tax assets.........................................      7,381        4,751
                                                               --------     --------
Net deferred tax liabilities................................   $162,050     $149,991
                                                               ========     ========
Reflected as:
  Deferred income taxes -- current asset....................   $  2,768     $  3,810
  Deferred income taxes -- noncurrent liability.............    164,818      153,801
                                                               --------     --------
                                                               $162,050     $149,991
                                                               ========     ========

                         NORTHWEST PIPELINE CORPORATION

     The provision for income taxes includes:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2002      2001      2000
                                                          -------   -------   -------
                                                            (THOUSANDS OF DOLLARS)
Current:
  Federal...............................................  $29,305   $33,036   $23,150
  State.................................................    3,489     3,933     2,662
                                                          -------   -------   -------
                                                           32,794    36,969    25,812
                                                          -------   -------   -------
Deferred:
  Federal...............................................   14,461     2,827    20,598
  State.................................................    1,495       336     2,452
                                                          -------   -------   -------
                                                           15,956     3,163    23,050
                                                          -------   -------   -------
Total provision.........................................  $48,750   $40,132   $48,862
                                                          =======   =======   =======

     A reconciliation of the statutory Federal income tax rate to the provision for income taxes is as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               2002      2001      2000
                                                              -------   -------   -------
                                                                (THOUSANDS OF DOLLARS)
Provision at statutory Federal income tax rate of 35
  percent...................................................  $45,283   $37,511   $45,011
Increase (decrease) in tax provision resulting from --
  State income taxes net of Federal tax benefit.............    3,240     2,775     3,324
  Other -- net..............................................      227      (154)      527
                                                              -------   -------   -------
     Provision for income taxes.............................  $48,750   $40,132   $48,862
                                                              =======   =======   =======
Effective tax rate..........................................    37.68%    37.45%    37.99%
                                                              =======   =======   =======

     Net cash payments made to Williams for income taxes were $29.7 million, $35.9 million and $26.3 million in 2002, 2001 and 2000, respectively.

6.  FINANCIAL INSTRUMENTS

  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash, cash equivalents and advances to affiliate -- The carrying amounts of these items approximates their fair value.

     Long-term debt -- The fair value of Pipeline's publicly traded long-term debt is valued using year-end traded market prices. Private debt is valued based on the prices of similar securities with similar terms and credit ratings. Pipeline used the expertise of an outside investment-banking firm to estimate the fair value of long-term debt. The carrying amount and estimated fair value of Pipeline's long term debt, including current maturities, were $368 million and $328 million, respectively, at December 31, 2002, and $368 million and $369 million, respectively, at December 31, 2001.

                         NORTHWEST PIPELINE CORPORATION

7.  TRANSACTIONS WITH MAJOR CUSTOMERS AND AFFILIATES

  CONCENTRATION OF OFF-BALANCE-SHEET AND OTHER CREDIT RISK

     During the periods presented, more than 10 percent of Pipeline's operating revenues were generated from each of the following customers:

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               2002      2001      2000
                                                              -------   -------   -------
                                                                (THOUSANDS OF DOLLARS)
Puget Sound Energy, Inc.....................................  $42,116   $43,919   $43,368
Northwest Natural Gas Co....................................   37,815    39,203    40,376

     Pipeline's major customers are located in the Pacific Northwest. As a general policy, collateral is not required for receivables, but customers' financial condition and credit worthiness are regularly evaluated and historical collection losses have been minimal.

     Pipeline, through a wholly-owned bankruptcy remote subsidiary, sold certain trade accounts receivable to a special-purpose entity ("SPE") in a securitization structure requiring annual renewal. Pipeline acted as the servicing agent for the sold receivables. The sale of receivables program expired on July 25, 2002, and on July 26, 2002, Pipeline completed the repurchase of $15 million of trade accounts receivable previously sold. For 2002, cash inflows from the SPE were approximately $112 million. The sales of these receivables resulted in a net charge to results of operations of approximately $0.2 million and $0.7 million in 2002 and 2001, respectively.

  RELATED PARTY TRANSACTIONS

     As a subsidiary of Williams, Pipeline engages in transactions with Williams and other Williams subsidiaries characteristic of group operations. As a participant in Williams' cash management program, Pipeline makes advances to and receives advances from Williams through Pipeline's parent company, WGP. The advances are represented by demand notes. The interest rate on intercompany demand notes is LIBOR on the first day of the month plus an applicable margin based on Pipeline's current credit ratings as determined by Moody's Investors Service and Standard and Poor's. Pipeline received interest income from advances to these affiliates of $1.6 million, $3.1 million, and $3.4 million during 2002, 2001 and 2000, respectively.

     Williams' corporate overhead expenses allocated to Pipeline were $9.7 million, $6.9 million and $4.5 million for 2002, 2001 and 2000, respectively. Such expenses have been allocated to Pipeline by Williams primarily based on the Modified Massachusetts formula, which is a FERC approved method utilizing a combination of net revenues, gross payroll and gross plant for the allocation base. In addition, Williams or an affiliate has provided executive, data processing, legal, aviation, accounting, internal audit and other administrative services to Pipeline on a direct charge basis, which totaled $4.6 million, $5.0 million and $4.8 million for 2002, 2001 and 2000, respectively.

     During the periods presented, Pipeline's revenues include transportation and exchange transactions with subsidiaries of Williams. Combined revenues for these activities totaled $2.2 million, $1.8 million and $1.2 million for 2002, 2001 and 2000, respectively.

     Pipeline has entered into various other transactions with certain related parties, the amounts of which were not significant. These transactions and the above-described transactions are made on the basis of commercial relationships and prevailing market prices or general industry practices.

     Pipeline has also entered into an interconnect agreement and an operation balance agreement, each in connection with the Georgia Strait Crossing project, with an affiliate of Williams.

                         NORTHWEST PIPELINE CORPORATION

8.  QUARTERLY INFORMATION (UNAUDITED)

     The following is a summary of unaudited quarterly financial data for 2002 and 2001:

                                                                    QUARTER OF 2002
                                                         -------------------------------------
                                                          FIRST    SECOND     THIRD    FOURTH
                                                         -------   -------   -------   -------
                                                                (THOUSANDS OF DOLLARS)
Operating revenues.....................................  $71,617   $73,228   $73,042   $79,704
Operating income.......................................   34,034    31,645    37,987    40,968
Net income.............................................   18,377    16,683    22,211    23,360

                                                                    QUARTER OF 2001
                                                         -------------------------------------
                                                          FIRST    SECOND     THIRD    FOURTH
                                                         -------   -------   -------   -------
                                                                (THOUSANDS OF DOLLARS)
Operating revenues.....................................  $71,198   $71,881   $69,624   $72,468
Operating income.......................................   34,437    35,532    33,824    31,626
Net income.............................................   17,532    18,135    15,584    15,790

9.  SUBSEQUENT EVENT (UNAUDITED)

     On March 4, 2003, Pipeline sold $175 million of senior notes due 2010 to certain institutional investors in an offering exempt from the registration requirements of the Securities Act of 1933. Pipeline intends to use the proceeds for general corporate purposes, including the funding of capital expenditures.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                         NORTHWEST PIPELINE CORPORATION

                         EXCHANGE OFFER FOR OUTSTANDING
                     8 1/8% SENIOR NOTES DUE MARCH 1, 2010
                              IN EXCHANGE FOR NEW
                     8 1/8% SENIOR NOTES DUE MARCH 1, 2010

                                           , 2003

                                    PART II

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Northwest Pipeline Corporation, a Delaware corporation (the "Company"), is empowered by Section 145 of the General Corporation Law of the State of Delaware, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made party by reason of his being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The By-laws of the Company provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, Williams has entered into indemnity agreements with certain directors and certain officers of the Company providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent insurance is maintained, for the continued coverage of such individuals.

     Policies of insurance are maintained by Williams under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                                 EXHIBIT INDEX

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
  2.1    Merger Agreement, dated as of September 20, 1983, between
         Williams and Northwest Energy Company ("Energy")
         (incorporated herein by reference to Exhibit 18 to Energy
         schedule 14D-9 (Amendment No. 3) dated September 22, 1983).
  2.2    The Plan of Merger, dated as of November 7, 1983, between
         Energy and a subsidiary of Williams (incorporated herein by reference to Exhibit 2(b) to the Registrant's report on Form
         10-K, No. 1-7414, filed March 22, 1984).
  3.1    Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3a to Amendment No. 1 to
         Registration Statement on Form S-1, No. 2-55-273, filed
         January 13, 1976).
  3.2    By-laws, as amended (incorporated herein by reference to
         Exhibit 3c to Registration Statement on Form S-1, No.
         2-55273, filed December 30, 1975).
  4.1    Senior Indenture, dated as of August 1, 1992, between the
         Registrant and Continental Bank, N.A., relating to the
         Registrant's 9% Debentures, due 2022 (incorporated herein by reference to Exhibit 4.1 to Registration Statement on Form
         S-3, No. 33-49150, filed July 2, 1992).
  4.2    Senior Indenture, dated as of November 30, 1995 between the
         Registrant and Chemical Bank, relating to the Registrant's
         7.125% Debentures, due 2025 (incorporated herein by
         reference to Exhibit 4.1 to Registration Statement on Form
         S-3, No. 33-62639, filed September 14, 1995).
  4.3    Senior Indenture, dated as of December 8, 1997 between the
         Registrant and The Chase Manhattan Bank, relating to the
         Registrant's 6.625% Debentures, due 2007 (incorporated
         herein by reference to Exhibit 4.1 to Registration Statement on Form S-3, No. 333-35101, filed September 8, 1997).
  4.4    First Amended and Restated Credit Agreement dated as of
         October 31, 2002, among the Registrant, Williams and certain affiliated companies, as borrowers, and the banks named
         therein, JPMorgan Chase Bank and Commerzbank AG, as
         co-syndication agents, Credit Lyonnais New York Branch, as documentation agent, and Citicorp USA, Inc., as agent, and
         Salomon Smith Barney Inc., as arranger. (incorporated herein by reference to Exhibit 10.2 to Williams Form 10-Q for the quarter ended September 30, 2002, Commission File Number
         1-4174).
  4.5    Senior Indenture, dated as of March 4, 2003, between the
         Registrant and JPMorgan Chase Bank, relating to the
         Registrant's 8 1/8% Senior Notes due 2010.
  4.6    Registration Rights Agreement, dated as of March 4, 2003, by and among the Registrant and the parties listed therein.
  4.7    Form of 8 1/8% Senior Note due 2010 (included in Exhibit
         4.5).
  5.1    Opinion of Gibson, Dunn & Crutcher LLP.
 10.1    Form of Transfer Agreement, dated July 1, 1991, between the
         Registrant and Gas Processing (incorporated herein by
         reference to Exhibit 10(c)(8) to the Registrant's Annual
         Report on Form 10-K, No. 1-7414, filed March 26, 1992).
 10.2    Form of Operating Agreement, dated July 1, 1991, between the
         Registrant and Williams Field Services Company (incorporated herein by reference to Exhibit 10(c)(9) to the Registrant's
         Annual Report on Form 10-K, No. 1-7414, filed March 26,
         1992).
 10.3    Purchase Agreement dated as of February 27, 2003 by and
         among the Registrant and the parties listed therein.
 12.1    Computation of ratio of earnings to fixed charges.
 21.1    Subsidiaries.
 23.1    Consent of Ernst & Young LLP.
 23.2    Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
         5.1).
 24.1    Powers of Attorney (included as part of signature pages to this registration statement).
 25.1    Form T-1 Statement of Eligibility of JPMorgan Chase Bank to
         act as Trustee under the Indenture.

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
 99.1    Form of Letter of Transmittal.
 99.2    Form of Notice of Guaranteed Delivery.
 99.3    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
         Companies and Other Nominees.
 99.4    Form of Letter to Clients for Use by Brokers, Dealers,
         Commercial Banks, Trust Companies and Other Nominees.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, Northwest Pipeline Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on April 11, 2003.

                                          NORTHWEST PIPELINE CORPORATION

                                          By:   /s/ JEFFREY P. HEINRICHS
                                            ------------------------------------
                                            NAME: JEFFREY P. HEINRICHS
                                            Title: Controller and Assistant
                                              Treasurer

     Each of the undersigned, being a director or officer of Northwest Pipeline Corporation, a Delaware corporation (the "Company"), hereby constitutes and appoints Richard Carson and Richard Rodekhor, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement or Registration Statements shall comply with the Securities Act of 1933, as amended, and the applicable Rules and Regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                       TITLE                       DATE
                    ---------                                       -----                       ----

              /s/ STEVEN J. MALCOLM                         Chairman of the Board          April 11, 2003
 ------------------------------------------------
                Steven J. Malcolm

             /s/ J. DOUGLAS WHISENANT                   Director, President and Chief      April 11, 2003
 ------------------------------------------------       Executive Officer (Principal
               J. Douglas Whisenant                          Executive Officer)

              /s/ ALLISON G. BRIDGES                     Director and Vice President       April 11, 2003
 ------------------------------------------------
                Allison G. Bridges

             /s/ RICHARD D. RODEKHOR                     Vice President, Finance and       April 11, 2003
 ------------------------------------------------         Accounting and Treasurer
               Richard D. Rodekhor                      (Principal Financial Officer)

             /s/ JEFFREY P. HEINRICHS                Controller and Assistant Treasurer    April 11, 2003
 ------------------------------------------------      (Principal Accounting Officer)
               Jeffrey P. Heinrichs

                                 EXHIBIT INDEX

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
  2.1    Merger Agreement, dated as of September 20, 1983, between
         Williams and Northwest Energy Company ("Energy")
         (incorporated herein by reference to Exhibit 18 to Energy
         schedule 14D-9 (Amendment No. 3) dated September 22, 1983).
  2.2    The Plan of Merger, dated as of November 7, 1983, between
         Energy and a subsidiary of Williams (incorporated herein by reference to Exhibit 2(b) to the Registrant's report on Form
         10-K, No. 1-7414, filed March 22, 1984).
  3.1    Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3a to Amendment No. 1 to
         Registration Statement on Form S-1, No. 2-55-273, filed
         January 13, 1976).
  3.2    By-laws, as amended (incorporated herein by reference to
         Exhibit 3c to Registration Statement on Form S-1, No.
         2-55273, filed December 30, 1975).
  4.1    Senior Indenture, dated as of August 1, 1992, between the
         Registrant and Continental Bank, N.A., relating to the
         Registrant's 9% Debentures, due 2022 (incorporated herein by reference to Exhibit 4.1 to Registration Statement on Form
         S-3, No. 33-49150, filed July 2, 1992).
  4.2    Senior Indenture, dated as of November 30, 1995 between the
         Registrant and Chemical Bank, relating to the Registrant's
         7.125% Debentures, due 2025 (incorporated herein by
         reference to Exhibit 4.1 to Registration Statement on Form
         S-3, No. 33-62639, filed September 14, 1995).
  4.3    Senior Indenture, dated as of December 8, 1997 between the
         Registrant and The Chase Manhattan Bank, relating to the
         Registrant's 6.625% Debentures, due 2007 (incorporated
         herein by reference to Exhibit 4.1 to Registration Statement on Form S-3, No. 333-35101, filed September 8, 1997).
  4.4    First Amended and Restated Credit Agreement dated as of
         October 31, 2002, among the Registrant, Williams and certain affiliated companies, as borrowers, and the banks named
         therein, JPMorgan Chase Bank and Commerzbank AG, as
         co-syndication agents, Credit Lyonnais New York Branch, as documentation agent, and Citicorp USA, Inc., as agent, and
         Salomon Smith Barney Inc., as arranger. (incorporated herein by reference to Exhibit 10.2 to Williams Form 10-Q for the quarter ended September 30, 2002, Commission File Number
         1-4174).
  4.5    Senior Indenture, dated as of March 4, 2003, between the
         Registrant and JPMorgan Chase Bank, relating to the
         Registrant's 8 1/8% Senior Notes due 2010.
  4.6    Registration Rights Agreement, dated as of March 4, 2003, by and among the Registrant and the parties listed therein.
  4.7    Form of 8 1/8% Senior Note due 2010 (included in Exhibit
         4.5).
  5.1    Opinion of Gibson, Dunn & Crutcher LLP.
 10.1    Form of Transfer Agreement, dated July 1, 1991, between the
         Registrant and Gas Processing (incorporated herein by
         reference to Exhibit 10(c)(8) to the Registrant's Annual
         Report on Form 10-K, No. 1-7414, filed March 26, 1992).
 10.2    Form of Operating Agreement, dated July 1, 1991, between the
         Registrant and Williams Field Services Company (incorporated herein by reference to Exhibit 10(c)(9) to the Registrant's
         Annual Report on Form 10-K, No. 1-7414, filed March 26,
         1992).
 10.3    Purchase Agreement dated as of February 27, 2003 by and
         among the Registrant and the parties listed therein.
 12.1    Computation of ratio of earnings to fixed charges.
 21.1    Subsidiaries.
 23.1    Consent of Ernst & Young LLP.
 23.2    Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
         5.1).
 24.1    Powers of Attorney (included as part of signature pages to this registration statement).
 25.1    Form T-1 Statement of Eligibility of JPMorgan Chase Bank to
         act as Trustee under the Indenture.
 99.1    Form of Letter of Transmittal.
 99.2    Form of Notice of Guaranteed Delivery.
 99.3    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
         Companies and Other Nominees.
 99.4    Form of Letter to Clients for Use by Brokers, Dealers,
         Commercial Banks, Trust Companies and Other Nominees.